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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 2

                                       TO

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES

                     PURSUANT TO SECTION 12(B) OR 12(G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

                         NEWPORT NEWS SHIPBUILDING INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                               74-1541566
    (STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR REORGANIZATION)

         4101 WASHINGTON AVENUE                          23607
         NEWPORT NEWS, VIRGINIA                        (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
                OFFICES)

                                 (757) 380-2000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                               ----------------

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                                       NAMES OF EACH EXCHANGE
                                                                 ON
                   TITLE OF CLASS TO                    WHICH CLASS IS TO BE
                   BE SO REGISTERED                          REGISTERED
                   -----------------                   -----------------------
             Common Stock ($.01 Par Value)
    (and associated Preferred Stock Purchase Rights)   New York Stock Exchange
             (Regular Way and When Issued)

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      NONE

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                         NEWPORT NEWS SHIPBUILDING INC.

              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

 ITEM
 NO.          ITEM CAPTION                LOCATION IN INFORMATION STATEMENT
 ----         ------------                ---------------------------------
  1.  Business....................   Summary of Certain Information; Risk
                                     Factors; Management's Discussion and
                                     Analysis of Financial Condition and Results
                                     of Operations; Defense Industry Overview;
                                     and Business.
  2.  Financial Information.......   Summary of Certain Information; Unaudited
                                     Pro Forma Combined Financial Statements;
                                     Combined Selected Financial Data;
                                     Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations; Business; and Exhibits.
  3.  Properties..................   Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations; and Business.
  4.  Security Ownership of
       Certain Beneficial Owners     Management--Stock Ownership of Management;
       and Management.............   and Management--Change-in-Control
                                     Arrangements.
  5.  Directors and Executive        Management.
       Officers...................
  6.  Executive Compensation......   Management.
  7.  Certain Relationships and      Summary of Certain Information; The
       Related Transactions.......   Shipbuilding Distribution; and Management.
  8.  Legal Proceedings...........   Business--Investigations and Legal
                                     Proceedings.
  9.  Market Price of and
       Dividends on the
       Registrant's Common Equity    Summary of Certain Information; The
       and Related Stockholder       Shipbuilding Distribution; Financing; and
       Matters....................   Description of Capital Stock.
 10.  Recent Sales of Unregistered   Not Applicable.
       Securities.................
 11.  Description of Registrant's
       Securities to be              Summary of Certain Information; and
       Registered.................   Description of Capital Stock.
 12.  Indemnification of Directors   Liability and Indemnification of Directors
       and Officers...............   and Officers.
 13.  Financial Statements and       Summary of Certain Information; Unaudited
       Supplementary Data.........   Pro Forma Combined Financial Statements;
                                     Combined Selected Financial Data;
                                     Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations; and Combined Financial
                                     Statements and Schedule.
 14.  Changes in and Disagreements
       with Accountants and          Not Applicable.
       Accounting and Financial
       Disclosure.................
 15.  Financial Statements and       Combined Financial Statements and Schedule;
       Exhibits...................   and Exhibits.

                             INFORMATION STATEMENT

                        NEWPORT NEWS SHIPBUILDING INC.
                                 COMMON STOCK
LOGO                      (PAR VALUE $.01 PER SHARE)
[LOGO OF NEWPORT NEWS SHIPBUILDING APPEARS HERE]


  This Information Statement is being furnished to stockholders of Tenneco Inc., a Delaware corporation ("Tenneco"), in connection with the distribution (the "Shipbuilding Distribution") by Tenneco to holders of its Common Stock, par value $5.00 per share ("Tenneco Common Stock"), of all the outstanding shares of Common Stock, $.01 par value per share ("NNS Common Stock"), of its wholly owned subsidiary, Newport News Shipbuilding Inc., a Delaware corporation. Concurrently with the Shipbuilding Distribution, Tenneco will also distribute to holders of Tenneco Common Stock (individually, the "Industrial Distribution" and together with the Shipbuilding Distribution, the "Distributions") all of the outstanding shares of Common Stock, $.01 par value per share ("New Tenneco Common Stock"), of New Tenneco Inc., a Delaware corporation ("New Tenneco"). The Distributions will occur immediately prior to the effective time (the "Merger Effective Time") of the proposed merger (the "Merger"), pursuant to an Agreement and Plan of Merger dated as of June 19, 1996, as amended (the "Merger Agreement"), of a wholly-owned subsidiary of El Paso Natural Gas Company, a Delaware corporation ("El Paso"), with and into Tenneco (which will be renamed El Paso Tennessee Pipeline Co.). Pursuant to the Merger, holders of Tenneco Common Stock will receive Common Stock, $3.00 par value per share, of El Paso ("El Paso Common Stock") and, under certain circumstances, depositary shares each representing a 1/25th fractional interest in a share of Preferred Stock of El Paso (the "El Paso Preferred Depositary Shares"). The Distributions, the Merger and the other transactions contemplated thereby are collectively referred to herein as the "Transaction."

  Unless the context otherwise requires, as used herein the term "Company" refers: (i) for periods prior to the Shipbuilding Distribution, to Newport News Shipbuilding and Dry Dock Company ("Newport News") and the other consolidated subsidiaries through which Tenneco conducted its shipbuilding business (the "Shipbuilding Business") during such periods, and (ii) for periods after the Shipbuilding Distribution, to Newport News Shipbuilding Inc. ("NNS," formerly known as Tenneco InterAmerica Inc.) and its consolidated subsidiaries, including Newport News.

  The consummation of the Transaction is conditioned upon, among other things, approval thereof by Tenneco stockholders. The consummation of the Distributions is subject to the satisfaction or waiver of a number of other conditions as described under "The Shipbuilding Distribution--Conditions to Consummation of the Shipbuilding Distribution" in this Information Statement.

  It is expected that the Shipbuilding Distribution will be made on or about December 11, 1996, to holders of record of Tenneco Common Stock on such date on the basis of one share of NNS Common Stock, for every five shares of Tenneco Common Stock held of record. In addition, the Board of Directors of NNS (the "NNS Board") will adopt a stockholder rights plan and cause to be issued, with each share of NNS Common Stock to be distributed in the Shipbuilding Distribution, one Right (as defined herein), entitling the holder thereof to, among other things, purchase under certain circumstances, and as described more fully herein, one one-hundredth of a share of NNS Junior Preferred Stock (as defined herein). No consideration will be required to be paid by holders of Tenneco Common Stock for the shares of NNS Common Stock to be distributed in the Shipbuilding Distribution or the Rights associated therewith, nor will holders of Tenneco Common Stock be required to surrender or exchange their shares of Tenneco Common Stock in order to receive such shares of NNS Common Stock and the Rights associated therewith.

  There is no current public market for NNS Common Stock, although a "when issued" market is expected to develop prior to the effective date of the Shipbuilding Distribution (the "Distribution Date"). The New York Stock Exchange (the "NYSE") has approved the listing of the NNS Common Stock upon notice of issuance.

  RECIPIENTS OF NNS COMMON STOCK SHOULD NOTE THE FACTORS DISCUSSED IN "RISK FACTORS" BEGINNING ON PAGE 28.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION OR BY  ANY STATE SECURITIES  COMMISSION, NOR HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS INFORMATION STATEMENT.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE DATE OF THIS INFORMATION STATEMENT IS NOVEMBER 6, 1996.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................    1
SUMMARY OF CERTAIN INFORMATION............................................    2
INTRODUCTION..............................................................   14
THE SHIPBUILDING DISTRIBUTION.............................................   15
  Manner of Distribution..................................................   15
  Corporate Restructuring Transactions....................................   15
  Debt and Cash Realignment...............................................   17
  Relationships Among the Company, Tenneco and New Tenneco after the
   Distributions..........................................................   17
  Reasons for the Distributions...........................................   22
  Conditions to Consummation of the Shipbuilding Distribution.............   22
  Amendment or Termination of the Distributions...........................   23
  Trading of NNS Common Stock.............................................   23
  Certain Federal Income Tax Aspects of the Shipbuilding Distribution.....   23
  Reasons for Furnishing the Information Statement........................   27
RISK FACTORS..............................................................   28
  Reliance on Major Customer and Uncertainty of Future Work...............   28
  Profit Recognition; Government Contracting..............................   29
  Competition and Regulation..............................................   31
  Substantial Leverage....................................................   32
  Potential Liabilities Due to Fraudulent Transfer Considerations and
   Legal Dividend Requirements............................................   33
  Government Claims and Investigations....................................   34
  Potential Federal Income Tax Liabilities................................   34
  No Current Public Market for NNS Common Stock...........................   35
  Uncertainty Regarding Trading Prices of Stock Following the Transaction.   35
  Uncertainty Regarding Future Dividends..................................   35
  Collective Bargaining Agreements........................................   36
  Environmental Matters...................................................   36
  Certain Antitakeover Features...........................................   36
FINANCING.................................................................   37
CAPITALIZATION............................................................   38
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.........................   39
COMBINED SELECTED FINANCIAL DATA..........................................   43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   45
  Business Overview.......................................................   45
  Results of Operations--Overview.........................................   46
  Results of Operations for the Six Months Ended June 30, 1996 and 1995...   46
  Results of Operations for the Years Ended December 31, 1995, 1994, and
   1993...................................................................   47
  Liquidity and Capital Resources.........................................   49
  Debt and Interest Allocation............................................   51
  Income Taxes............................................................   51
  Changes in Accounting Principles........................................   52
  Backlog.................................................................   52
  Business Outlook........................................................   53
  Other...................................................................   55

                                                                           PAGE
                                                                           ----
DEFENSE INDUSTRY OVERVIEW.................................................  57
BUSINESS..................................................................  60
  Company Overview........................................................  60
  Business Strategy.......................................................  61
  General.................................................................  62
  Construction............................................................  62
  Repair and Overhauls....................................................  65
  Engineering and Design..................................................  66
  Other...................................................................  66
  Materials and Supplies..................................................  66
  Health, Safety and Environmental........................................  67
  Properties..............................................................  67
  Investigations and Legal Proceedings....................................  68
MANAGEMENT................................................................  70
  Board of Directors......................................................  70
  Executive Officers......................................................  71
  Stock Ownership of Management...........................................  72
  Committees of the Board of Directors....................................  73
  Executive Compensation..................................................  74
  Change-in-Control Arrangements..........................................  78
  Compensation of Directors...............................................  78
  Benefit Plans Following the Shipbuilding Distribution...................  79
DESCRIPTION OF CAPITAL STOCK..............................................  80
  Authorized Capital Stock................................................  80
  NNS Common Stock........................................................  80
  NNS Preferred Stock.....................................................  81
ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS................................  81
  Classified Board of Directors...........................................  81
  Number of Directors; Removal; Filling Vacancies.........................  82
  Special Meetings........................................................  82
  Advance Notice Provisions for Stockholder Nominations and Stockholder
   Proposals..............................................................  82
  Record Date Procedure for Stockholder Action by Written Consent.........  83
  Stockholder Meetings....................................................  84
  NNS Preferred Stock.....................................................  84
  Rights..................................................................  84
  Antitakeover Legislation................................................  87
  Comparison with Rights of Holders of Tenneco Common Stock...............  87
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS...................  92
  Elimination of Liability of Directors...................................  92
  Indemnification of Directors and Officers...............................  92
INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE....................... F-1
INDEX TO EXHIBITS......................................................... E-1

                             AVAILABLE INFORMATION

  Tenneco is (and, following the Shipbuilding Distribution, the Company will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and the Company will file) reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Tenneco (and to be filed by the Company) with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission"s Regional Offices, including the following: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Street, N.W., Washington, D.C. 20549 or accessed electronically on the Commission's Web Site at (http:/www.sec.gov).

  The Company intends to furnish holders of NNS Common Stock with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent public accounting firm, as well as quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  The Company has filed with the Commission a Registration Statement on Form 10 (as amended, the "Registration Statement") under the Exchange Act covering NNS Common Stock and the associated Rights.

  This Information Statement does not contain all of the information in the Registration Statement and the related exhibits and schedules. Statements in this Information Statement as to the contents of any contract, agreement or other document are summaries only and are not necessarily complete. For complete information as to these matters, refer to the applicable exhibit or schedule to the Registration Statement. The Registration Statement and the related exhibits filed by the Company with the Commission may be inspected at the public reference facilities of the Commission listed above.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR TENNECO. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT NOR CONSUMMATION OF THE SHIPBUILDING DISTRIBUTION CONTEMPLATED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR TENNECO SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

  The Company's principal executive offices are located at 4101 Washington Avenue, Newport News, Virginia 23607; telephone: (757) 380-2000.

                         SUMMARY OF CERTAIN INFORMATION

  This Summary is qualified by the more detailed and other information and financial statements set forth elsewhere in this Information Statement, which should be read in its entirety. Capitalized terms used but not defined in this Summary are defined elsewhere in this Information Statement. Unless the context otherwise requires, the term "Company" refers (i) for periods prior to the Shipbuilding Distribution, to Newport News Shipbuilding and Dry Dock Company ("Newport News") and the other consolidated subsidiaries through which Tenneco conducted its Shipbuilding Business during such periods, and (ii) for periods after the Shipbuilding Distribution, to Newport News Shipbuilding Inc. ("NNS") and its consolidated subsidiaries, including Newport News.

                                  THE COMPANY

  The Company is the largest non-government-owned shipyard in the United States. Its primary business is the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the United States Navy. The Company believes it currently is: (i) the only shipyard capable of building the Navy's nuclear-powered aircraft carriers, (ii) the only non-government-owned shipyard capable of refueling and overhauling the Navy's nuclear-powered aircraft carriers, and (iii) one of only two shipyards capable of building nuclear-powered submarines. Since its inception in 1886, the Company has developed a preeminent reputation through the construction of 264 naval ships and 542 commercial vessels. For the year ended December 31, 1995 and the six months ended June 30, 1996, the Company had net sales of $1,756 million and $915 million, respectively, and EBITDA (as defined) of $227 million and $113 million, respectively. In addition, at June 30, 1996 the Company had $4.1 billion of estimated backlog.

  Aircraft carrier and submarine construction contracts with the U.S. Navy have generated the majority of the Company's net sales. Newport News has built nine of the 12 active aircraft carriers in the U.S. fleet, including all eight nuclear-powered aircraft carriers. For the last 35 years, Newport News has been the sole designer and builder of the U.S. Navy's aircraft carriers. Newport News currently holds contracts to build two Nimitz-class nuclear-powered carriers, each representing approximately $2-3 billion in initial contract revenue: the Harry S Truman, scheduled for delivery in 1998, and the Ronald Reagan, scheduled for delivery in 2002. Based on current U.S. Navy projections, the Company anticipates the award in or before 2002 of a contract for the construction of the last Nimitz-class aircraft carrier for delivery in 2009. Under contract to the Navy, Newport News is currently performing design concept studies for the next generation of aircraft carriers. In addition, Newport News, as one of only two manufacturers of nuclear-powered submarines, has constructed 53 nuclear-powered submarines comprised of seven different classes. Newport News has recently been designated by legislation to build two of the first four of the next generation of the Navy's new nuclear attack submarines ("NSSNs") commencing in late 1998.

  As Newport News has built all the active Nimitz-class aircraft carriers and believes it currently is the only non-government-owned shipyard capable of refueling and overhauling nuclear-powered aircraft carriers, the Company has had the leading share of the refueling and overhaul market for aircraft carriers. A Nimitz-class aircraft carrier must be refueled at approximately the midpoint of its estimated 50-year life. The Navy often commissions a major overhaul of each carrier to coincide with a refueling. It normally takes two years to complete a refueling and overhauling. Currently the Company is overhauling the USS Dwight D. Eisenhower (an approximate $400 million contract), and it holds planning contracts to overhaul the USS Theodore Roosevelt in 1997 and to refuel and overhaul the USS Nimitz beginning in 1998. The Company believes that, if awarded, the contracts for the Roosevelt and the Nimitz will be for approximately $230 million and approximately $1 billion, respectively. In addition, the Navy has announced its schedule to begin the refueling of the Eisenhower in 2001, the USS Carl Vinson in 2006 and the Roosevelt in 2009 at an estimated cost of approximately $1 billion each. Supported by its new Carrier Refueling Complex, the Company believes it is well-positioned to be awarded future refueling contracts.

  Newport News' management is highly regarded in the defense and shipbuilding industry and has been successful in creating a motivated and experienced management team and enhancing its position as the premier U.S. shipyard. Led by William P. Fricks, the Chief Executive Officer of Newport News, who has 30 years of experience, the Company's senior executives average 10 years of shipbuilding experience. Newport News is a separate operating entity with its own corporate headquarters, management team and separate financial reporting systems. Management, therefore, expects an orderly transition to an independent, publicly-traded company.

                               BUSINESS STRATEGY

  To broaden and strengthen its competitive position, the Company has developed strategies with the following key elements: (i) maintain a leadership position in its core business, (ii) further reduce its cost structure, (iii) continue to reduce cycle time; and (iv) broaden and expand products and markets.

  MAINTAIN A LEADERSHIP POSITION IN ITS CORE BUSINESS. Aircraft carriers and submarines remain vital components of the Navy's strategy for protecting U.S. global interests. The Navy has stated that it needs to maintain a minimum of 12 aircraft carriers to respond quickly to overseas crises and command a credible presence around the world. As the aircraft carrier and submarine fleets continue to age, the Company believes there will be a steady long-term demand for new construction and for refueling and overhauling services, which it intends to aggressively pursue.

  FURTHER REDUCE ITS COST STRUCTURE. In 1991, the Company embarked on a program to reduce its cost structure and increase productivity in order to remain a market leader in its core business as well as to facilitate entry into related commercial markets. Management initiatives to reduce the overall cost structure of the Company have included workforce reductions of 38% (from approximately 29,000 employees in 1991 to approximately 18,000 employees in 1996), overhead and other cost reductions, the successful negotiation of a long-term labor agreement that stabilizes wages through April 1999, and the closing of certain facilities. As a second step in its cost reduction program, Newport News has begun outsourcing low value-added production activities and has been investing in programs to upgrade and automate its operations. Since 1993, the Company has spent $177 million on a variety of discretionary capital programs designed to lower costs and improve efficiency. Recent and ongoing expenditures include new computing technology ($85 million), an automated steel factory ($71 million), the extension of a dry dock to accommodate multi-ship construction ($30 million), and the construction of the Carrier Refueling Complex ($19 million).

  CONTINUE TO REDUCE CYCLE TIME. The Company plans to continue to reduce the cycle times for product development and ship delivery by re-engineering key production processes including design, production planning, materials management, steel fabrication and outfitting. Process innovation teams have been assigned to each key production process to implement this strategy. In connection with these initiatives, the Company delivered the USS John C. Stennis in November 1995, 7.5 months ahead of schedule and at a savings of over 1,000,000 man-hours compared to the previously delivered aircraft carrier.

  BROADEN AND EXPAND PRODUCTS AND MARKETS. The Company has begun to seek to leverage its existing expertise by expanding its commercial and other shipbuilding projects. The Company believes that this expansion effort should create additional growth opportunities. In addition, by allowing for increased economies of scale, the Company believes its expansion initiatives should help it reduce per ship costs and thereby make it more competitive in its core U.S. Navy business, which currently accounts for over 90% of the Company's net sales. As part of this expansion effort, the Company secured long-term, fixed price contracts with two purchasers for a total of nine "Double Eagle" product tankers. The initial ships under contract are being built at a loss, for which the Company has created a reserve. This new line of double-hulled product tankers is designed to meet all of the stringent domestic and international shipping specifications. Additionally, drawing on its nearly four decades of safe fuel handling and reactor services for the U.S. Navy, the Company won a contract from the Department of Energy in 1995 to construct a facility to store damaged fuel from Three Mile Island. The Company is pursuing bids on additional projects from the Department of Energy.

  In order to further strengthen its position as a leading U.S. Navy contractor, the Company is attempting to broaden its naval portfolio to include non-nuclear ships by bidding with others in an alliance on the design and construction of the LPD-17 non-nuclear amphibious assault ship. The Company has also joined an alliance to develop design concepts for the Navy's new "Arsenal Ship," a floating missile platform that utilizes a commercially available double-hulled design, and pursue awards in the construction of such ships. International military sales are also a key growth opportunity. The Company is pursuing orders for several versions of its international frigate, the FF-21, from foreign navies and is currently focusing on naval modernization programs presently underway in the United Arab Emirates, the Philippines, Norway and Kuwait.

    SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA OF THE COMPANY

  The summary combined financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of the Company. The summary combined financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The summary combined financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of the Company. In the opinion of the Company's management, the summary combined financial data of the Company as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.

  The summary pro forma combined financial data as of and for the six months ended June 30, 1996 and for the year ended December 31, 1995, have been prepared to reflect the Transaction, including: (i) the issuance of $400 million aggregate principal amount of Notes (as defined herein); (ii) borrowings of $214 million under the Senior Credit Facility (as defined herein); (iii) the cash dividend of $600 million to be paid by the Company to Tenneco or one or more of its subsidiaries pursuant to the Debt Realignment (as defined herein); (iv) the payment of $14 million of certain fees and expenses incurred in connection with the Notes and the Senior Credit Facility; and (v) the issuance of the NNS Common Stock pursuant to the Shipbuilding Distribution. The unaudited pro forma combined Statements of Earnings Data have been prepared as if the various components of the Transaction occurred on January 1, 1995; the unaudited pro forma combined Balance Sheet Data have been prepared as if the various components of the Transaction occurred on June 30, 1996. The summary pro forma combined financial data are not necessarily indicative of the results of operations of the Company had the transactions reflected therein actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period.

  This information should be read in conjunction with the "Unaudited Pro Forma Combined Financial Statements," "Combined Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

                                      SIX MONTHS ENDED JUNE 30,              YEARS ENDED DECEMBER 31,
                                      --------------------------  ------------------------------------------------------------
                                      PRO FORMA                   PRO FORMA
                                        1996    1996(A)  1995(A)    1995    1995(A)  1994(A)     1993(A)      1992       1991
                                      --------- -------  -------  --------- -------  -------     -------     ------     ------
(MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF EARNINGS DATA:
 Net sales..........................   $  915   $  915   $  845    $1,756   $1,756   $1,753      $1,861      $2,265     $2,216
                                       ======   ======   ======    ======   ======   ======      ======      ======     ======
 Operating earnings.................   $   80   $   81   $   90    $  155   $  157   $  201      $  210      $  249     $  224
                                       ======   ======   ======    ======   ======   ======      ======      ======     ======
 Earnings before cumulative effect
  of changes in accounting
  principles........................   $   29   $   37   $   41    $   54   $   73   $   95      $  111 (b)  $  143     $  135
 Cumulative effect of changes in
  accounting principles, net of
  tax...............................      --       --       --        --       --        (4)(c)     --          (93)(c)    --
                                       ------   ------   ------    ------   ------   ------      ------      ------     ------
 Net earnings.......................   $   29   $   37   $   41    $   54   $   73   $   91      $  111      $   50     $  135
                                       ======   ======   ======    ======   ======   ======      ======      ======     ======
 Earnings per share.................   $  .85                      $ 1.55
                                       ======                      ======
BALANCE SHEET DATA:
 Working capital....................   $  185   $   41   $    4       N/A   $  (19)  $  (75)     $ (121)     $  (89)    $ (470)
 Total assets.......................    1,461    1,452    1,337       N/A    1,380    1,263       1,235       1,450      1,412
 Short-term debt(d).................       28       95       54       N/A       68       30          34          83         36
 Long-term debt(d)..................      586      282      326       N/A      292      287         423         761        364
 Combined equity....................      194      349      236       N/A      272      199         105        (173)       (30)
STATEMENT OF CASH FLOWS DATA:
 Net cash provided (used) by operat-
  ing
  activities........................      N/A   $   (1)  $  (18)      N/A   $   63   $  182      $  215      $ (174)    $  352
 Net cash provided (used) by invest-
  ing
  activities........................      N/A      (45)     (29)      N/A      (87)     (29)         21           6        (99)
 Net cash provided (used) by financ-
  ing
  activities........................      N/A       45       47       N/A       25     (154)       (241)        181       (246)
OTHER DATA:
 EBITDA (e).........................   $  113   $  113   $  123    $  227   $  227   $  270      $  297      $  323     $  298

                                                        (continued on next page)

(continued from previous page)
--------
(a) For a discussion of significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Information Statement.
(b) Includes a gain of $15 million related to the sale of Sperry Marine businesses.
(c) In 1994, the Company adopted Statement of Financial Accounting Standards ("FAS") No. 112, "Employers' Accounting for Postemployment Benefits." In 1992, the Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."
(d) Historical amounts represent debt allocated to the Company from Tenneco based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco's consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment, nor debt and interest that may be incurred by the Company as a separate public entity. See the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.
(e) EBITDA represents earnings before cumulative effect of changes in accounting principles, income taxes, interest expense and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"); however, the amounts included in the EBITDA calculation are derived from amounts included in the combined historical or pro forma Statements of Earnings. In addition, EBITDA shall not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity.

                         THE SHIPBUILDING DISTRIBUTION

Distributing Company........  Tenneco Inc. (which will be renamed El Paso
                              Tennessee Pipeline Co. upon consummation of the Merger).

Distributed Company.........  Newport News Shipbuilding Inc. ("NNS," a wholly-
                              owned subsidiary of Tenneco and formerly known as Tenneco InterAmerica Inc.) which will, upon consummation of the Shipbuilding Distribution, directly and indirectly through its consolidated subsidiaries (including Newport News), own and operate substantially all of the Shipbuilding Business. Immediately following consummation of the Shipbuilding Distribution, Tenneco will not have an ownership interest in the Company.

Distribution Ratio..........  One share of NNS Common Stock for every five shares of Tenneco Common Stock held of record on the Distribution Record Date (as defined herein).

Securities to be              Based on 170,755,576 shares of Tenneco Common
 Distributed................  Stock outstanding on September 30, 1996, approximately 34,151,115 shares of NNS Common
                              Stock (and Rights associated therewith) will be distributed. NNS Common Stock to be distributed in the Shipbuilding Distribution will constitute all of the outstanding NNS Common Stock immediately following the Shipbuilding
                              Distribution. See "Description of Capital Stock--
                              NNS Common Stock" and "Antitakeover Effects of
                              Certain Provisions--Rights."

Fractional Share Interests..  Fractional shares of NNS Common Stock will not be distributed. Fractional shares of NNS Common
                              Stock will be aggregated and sold in the public market by the Distribution Agent (as defined herein) and the aggregate net cash proceeds (without interest) will be distributed ratably to those stockholders entitled to fractional interests. See "The Shipbuilding Distribution-- Manner of Distribution."

Distribution Record Date....  December 11, 1996.

Distribution Date...........  December 11, 1996.

Distribution Agent and
 Transfer Agent for the
 Shares.....................  First Chicago Trust Company of New York (the
                              "Distribution Agent").

Mailing Date................  Certificates representing the shares of NNS
                              Common Stock to be distributed pursuant to the Shipbuilding Distribution will be delivered to the Distribution Agent on the Distribution Date. The Distribution Agent will mail certificates representing the shares of NNS Common Stock to holders of Tenneco Common Stock as soon as practicable thereafter. Holders of Tenneco Common Stock should not send stock certificates to Tenneco, the Company or the Distribution Agent in connection with the Shipbuilding Distribution (however, holders of Tenneco Common Stock will receive instructions from the Distribution Agent with respect to the disposition of their certificates in connection with the Merger). See "The Shipbuilding Distribution--Manner of Distribution."

Conditions to the
 Shipbuilding Distribution..
                              The Transaction (and accordingly, the
                              Shipbuilding Distribution) is conditioned upon, among other things, declaration of the special distributions by the Board of Directors of Tenneco (the "Tenneco Board") authorizing the Distributions and approval by the stockholders of Tenneco of the Transaction. The Transaction is also conditioned upon receipt of a private letter ruling (the "IRS Ruling Letter") from the Internal Revenue Service (the "IRS") in form and substance satisfactory to the Tenneco Board (see "The Shipbuilding Distribution--Certain Federal Income Tax Aspects of the Shipbuilding Distribution"), which IRS Ruling Letter was issued on October 30, 1996. The Distributions and the Merger are part of a unified transaction and will not be effected separately (although Tenneco may elect subsequently to proceed with one or more of the transactions included in the Transaction which do not require stockholder approval if the Transaction is not approved by Tenneco stockholders). See "Introduction," "The Shipbuilding Distribution--Conditions to
                              Consummation of the Shipbuilding Distribution" and "The Shipbuilding Distribution--Amendment or Termination of the Distributions."

Reasons for the
 Distributions..............  The Distributions and the Merger are designed to separate three types of businesses, namely the Shipbuilding Business, the Industrial Business (as defined below) and the Energy Business (as defined below), which have distinct financial, investment and operating characteristics, so that each can adopt strategies and pursue objectives appropriate to its specific needs. The Distributions will (i) enable the management of each company to concentrate its attention and financial resources on the core businesses of such company, (ii) permit investors to make more focused investment decisions based on the specific attributes of each of the three businesses, (iii) facilitate employee compensation programs custom-tailored to the operations of each business, including stock-based and other incentive programs, which will more directly reward employees of each business based on the success of that business and (iv) tailor the assets of Tenneco to facilitate acquisition of the Energy Business by El Paso. Upon consummation of the Shipbuilding Distribution, NNS will, primarily through its consolidated subsidiaries (including Newport
                              News), own and operate substantially all of the Shipbuilding Business. New Tenneco will, primarily through its consolidated subsidiaries, own and operate the Tenneco Automotive, Tenneco Packaging and Tenneco Business Services businesses of Tenneco (collectively, the "Industrial Business"). Immediately following consummation of the Distributions, a subsidiary of El Paso will be merged with and into Tenneco, and thereafter the energy and other remaining businesses and operations of Tenneco, including liabilities and assets relating to discontinued Tenneco operations not related to the Shipbuilding Business and the Industrial Business (collectively, the "Energy Business"), will be owned and operated by El Paso. See "The Shipbuilding Distribution--Reasons for the Distributions."

Federal Income Tax            The Tenneco Board has conditioned the
 Consequences...............  Shipbuilding Distribution on receipt of the IRS
                              Ruling Letter substantially to the effect, among other things, that the Shipbuilding Distribution and the receipt of shares of NNS Common Stock by holders of Tenneco Common Stock will be tax-free to Tenneco and its stockholders (except with respect to cash received for fractional shares as discussed above), respectively, for federal income tax purposes. The IRS Ruling Letter received on October 30, 1996 satisfies the foregoing condition. Tenneco also requested a ruling from the IRS as to the tax-free treatment of certain transactions to be effected as part of the Corporate Restructuring Transactions (as defined herein) and the Merger which was received as part of the IRS Ruling Letter. See "The
                              Shipbuilding Distribution--Certain Federal Income
                              Tax Aspects of the Shipbuilding Distribution," and "Risk Factors--Potential Federal Income Tax
                              Liabilities."

Trading Market..............  There is currently no public market for NNS
                              Common Stock, although a "when issued" market is expected to develop prior to the Distribution Date. The NYSE has approved the listing of NNS Common Stock upon notice of issuance. Holders of Tenneco Common Stock should be aware that there can be no assurance that the combined market value/trading prices of (i) El Paso Common Stock and, under certain circumstances, El Paso Preferred Depositary Shares, (ii) New Tenneco Common Stock and (iii) NNS Common Stock (plus any cash received in lieu of fractional shares or any fractional El Paso Preferred Depositary Shares) received in respect of their shares of Tenneco Common Stock pursuant to the Transaction will be equal to or greater than the market value/trading prices of their shares of Tenneco Common Stock immediately prior to the Transaction. See "The Shipbuilding Distribution--Trading of NNS Common Stock" and "Risk Factors--No Current Public Market for NNS Common Stock."

Dividends...................  NNS' dividend policy will be established by the
                              NNS Board from time to time based on the results of operations and financial condition of the Company and such other business considerations as the NNS Board considers relevant. In addition, the Senior Credit Facility and the indentures for the Notes place restrictions, subject to certain exceptions, upon the right of NNS to declare and pay dividends. There can be no assurance that the combined annual dividends on (i) El Paso Common Stock and, if issued in connection with the Merger, El Paso Preferred Depositary Shares, (ii) New Tenneco Common Stock and (iii) NNS Common Stock after the Transaction will be equal to the annual dividends on Tenneco Common Stock prior to the Transaction (and it is unlikely that the dividends would be greater than the annual dividends on Tenneco Common Stock prior to the Transaction). See "Risk Factors--Uncertainty Regarding Future Dividends," "Description of Capital Stock--NNS Common Stock" and "Financing."

Antitakeover Provisions.....  The Restated Certificate of Incorporation and the
                              Amended and Restated By-laws of the Company (both of which will be adopted prior to the Distribution Date), as well as the Company's stockholder rights plan (which will expire on June 10, 1998 unless extended with stockholder approval) and Delaware statutory law, contain provisions that may have the effect of discouraging an acquisition of control of the Company in a transaction not approved by the NNS Board. These provisions should better enable the

                              Company to develop its business and foster its long-term growth without the disruptions that can be caused by the threat of certain types of takeovers not deemed by the NNS Board to be in the best interests of the Company and its stockholders. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions could further have the effect of making it more difficult for third parties to cause the immediate removal and replacement of the members of the then current NNS Board or the then current management of the Company without the concurrence of the NNS Board. See "Risk Factors--Certain Antitakeover Features,"
                              "Description of Capital Stock," and "Antitakeover Effects of Certain Provisions."

Risk Factors................  Stockholders of Tenneco should be aware that the
                              Shipbuilding Distribution and ownership of NNS Common Stock involve certain risk factors including those described under "Risk Factors," and elsewhere in this Information Statement. Such matters include, among others, the Company's reliance on the U.S. Navy for over 90% of its net sales; the uncertainty of securing future work; the Company's competitive environment; the Company's substantial leverage after the Shipbuilding Distribution; the lack of a current public market for the NNS Common Stock; the absence of assurance that the combined market value/trading prices of and dividends on El Paso Common Stock and any El Paso Depositary Shares, NNS Common Stock and New Tenneco Common Stock held by stockholders after the Transaction will be equal to or greater than the market value/trading price of or dividends on Tenneco Common Stock prior to the Transaction; the risk that the Transaction may not qualify as a tax-free distribution under Section 355 of the Code (as defined herein); certain antitakeover effects of certain provisions of the Company's Restated Certificate of Incorporation, its Amended and Restated By-laws, its stockholder rights plan and the Delaware statutory law; the fact that the Transaction is subject to review under federal and state fraudulent conveyance laws; and other matters. See "Risk Factors."

Corporate Restructuring       Prior to the consummation of the Shipbuilding
 Transactions...............  Distribution, Tenneco and its subsidiaries will undertake various intercompany transfers and distributions designed to restructure Tenneco's existing businesses, assets and liabilities so that substantially all of the assets, liabilities and operations of (i) the Shipbuilding Business will be directly and indirectly owned and operated by the Company, (ii) the Industrial
                              Business will be directly and indirectly owned and operated by New Tenneco and (iii) the Energy
                              Business will be directly and indirectly owned by Tenneco which will, upon consummation of the Merger, be a subsidiary of El Paso and be renamed
                              El Paso Tennessee Pipeline Co. (the "Corporate
                              Restructuring Transactions"). See "The
                              Shipbuilding Distribution--Corporate
                              Restructuring Transactions." In connection with the Transaction, Newport News Industrial
                              Corporation, a Virginia corporation and
                              subsidiary of Newport News, will transfer all of its assets and trade accounts payable to NNS.
                              Newport News Shipbuilding Inc. will acquire all of the assets and liabilities of Newport News
                              Industrial Corporation as part of the Corporate
                              Restructuring Transactions.

Debt and Cash Realignment;
 Credit/Financing...........
                              The Merger Agreement, the Distribution Agreement to be entered into pursuant to the Merger Agreement (the "Distribution Agreement") and certain of the other agreements and documents attached as exhibits to the Merger Agreement or the Distribution Agreement (the "Ancillary Agreements") provide for (i) the restructuring (through debt tender and exchange offers, defeasances, prepayments, refinancings and the like), immediately prior to the Distributions, of the outstanding indebtedness for money borrowed (the "Tenneco Consolidated Debt") of Tenneco and certain of its consolidated subsidiaries (the "Debt Realignment") and (ii) the allocation of cash and cash equivalents of Tenneco and its consolidated subsidiaries (the "Cash Realignment"). See "The Shipbuilding Distribution--Debt and Cash Realignment."

                              In connection with the Transaction and to provide for working capital needs, NNS intends to issue (the "Offering") $200 million of Senior Notes due 2006 (the "Senior Notes") and $200 million of Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes," and together with the Senior Notes, the "Notes") and enter into a $415 million senior secured credit facility (the "Senior Credit Facility") comprised of a $200 million six-year amortizing term loan (the "Term Loan") and a $215 million six-year revolving credit facility (the "Revolving Credit Facility"), of which $125 million may be used for advances and letters of credit and $90 million may be used for standby letters of credit. The Company expects to utilize the proceeds of the Notes and Term Loan and borrowings of $14 million under the Revolving Credit Facility to distribute (i) $600 million as a dividend to Tenneco or one or more of its subsidiaries for use in retiring certain Tenneco Consolidated Debt and (ii) $14 million in payment of certain fees and expenses incurred in connection with the Notes and the Senior Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources", "Risk Factors--Substantial Leverage" and "The Shipbuilding Distribution--Debt and Cash Realignment."

                              Pursuant to the Cash Realignment, the Company will be allocated $5 million of cash and cash equivalents, Tenneco will be allocated $25 million (subject to certain adjustments) of cash and cash equivalents and New Tenneco will be allocated all remaining cash and cash equivalents on hand as of the Merger Effective Time which would total approximately $200 million if the Transaction had been consummated as of June 30, 1996. A post-Distribution audit will be conducted and following such audit, New Tenneco will be required to pay to each of the Company or Tenneco, as the case may be, the amount by which such company's total cash and cash equivalents on hand as of the Merger Effective Time is less than its above-described allocation to such company. Likewise, Tenneco and the Company will each be required to pay to New Tenneco the amount of any excess as of the Merger Effective Time from the above-described allocation. See "The Shipbuilding Distribution--Debt and Cash Realignment."

Relationships with Tenneco
 and New Tenneco after the
 Shipbuilding Distribution..
                              Tenneco will have no stock ownership in the Company upon consummation of the Shipbuilding Distribution. The Company, New Tenneco and Tenneco will enter into the Distribution Agreement prior to the Shipbuilding Distribution, for the purposes of governing certain ongoing relationships among the Company, New Tenneco and Tenneco after the Shipbuilding Distribution and to provide for an orderly transition in the disaffiliation of the Shipbuilding Business, the Energy Business and the Industrial Business. The Distribution Agreement provides for, among other things, the Distributions and the allocation among the Company, Tenneco and New Tenneco of assets and liabilities. The parties will also enter into the Ancillary Agreements, including:
                              (i) the Benefits Agreement (defined herein), providing for allocations of responsibilities with respect to employee compensation, benefit and labor matters; (ii) the Tax Sharing Agreement (defined herein) pursuant to which the Company, New Tenneco and Tenneco will allocate liabilities for taxes arising prior to, as a result of, and subsequent to the Distribution Date; (iii) the Debt Realignment plan pursuant to which the Tenneco Consolidated Debt will be restructured, paid and/or refinanced by the Company, New Tenneco and Tenneco; (iv) the Debt and Cash Allocation Agreement (defined herein) providing for, among other things, the allocation of cash among, and the restructuring and refinancing of certain of the debt of Tenneco existing prior to the Distributions by (or with funds provided by), the Company, New Tenneco and Tenneco; (v) the TBS Services Agreement (defined herein) pursuant to which Tenneco Business Services Inc. ("TBS"), a wholly-owned subsidiary of New Tenneco, will continue to provide certain administrative and other services to the Company until December 31, 1998; (vi) the Shipbuilding Trademark Transition License Agreement (defined herein) allowing the Company to use the trademarks and tradenames of New Tenneco for certain specified periods of time for certain purposes; and (vii) the Insurance Agreement (defined herein), providing for, among other things, coverage arrangements for Tenneco, the Company and New Tenneco in respect of various insurance policies.

                              In addition, the Company and New Tenneco will share one common director, Dana G. Mead. The Company and New Tenneco will adopt policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Mr. Mead in situations that could give rise to potential conflicts of interest, including requesting him to abstain from voting as a director of either the Company or New Tenneco on certain matters which present a conflict of interest between the two companies. The Company believes that such conflict situations will be minimal.

                              See "The Shipbuilding Distribution--Debt and Cash Realignment" and "The Shipbuilding Distribution-- Relationships Among Tenneco, the Company, and New Tenneco after the Distributions."

                              RECENT DEVELOPMENTS

  On October 22, 1996, Tenneco announced consolidated earnings for the nine months ended September 30, 1996. The Company's earnings for the nine months ended September 30, 1996 and 1995 are summarized below (amounts in millions).

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                                                                 (UNAUDITED)
Net Sales.................................................... $  1,437 $  1,290
                                                              ======== ========
Operating earnings........................................... $    117 $    125
Interest expense.............................................       25       26
Provision for income taxes...................................       40       41
                                                              -------- --------
Net earnings................................................. $     52 $     58
                                                              ======== ========

  The Company's net sales increase in 1996 was due primarily to higher carrier construction activity and activity on the Eisenhower overhaul, which offset revenue declines from the August completion of the Los Angeles-class submarine construction program and lower activity on conversion work. Operating earnings for the Company were down due to $57 million of contract losses on commercial product tankers (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Outlook," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Other--Significant Estimates," "Business--Construction--Commercial" and Note 13 to the Combined Financial Statements of the Company) and lower margins on conversion work, offset by productivity improvements and higher activity on the Eisenhower overhaul.

                                 INTRODUCTION

  This Information Statement is being furnished to stockholders of Tenneco in connection with the Shipbuilding Distribution, pursuant to which Tenneco intends to distribute to holders of Tenneco Common Stock all the outstanding shares of Common Stock, $.01 par value per share ("NNS Common Stock"), of the Company. Concurrently with the Shipbuilding Distribution, Tenneco will also distribute to holders of Tenneco Common Stock (individually, the "Industrial Distribution" and together with the Shipbuilding Distribution, the "Distributions") all of the outstanding shares of Common Stock, $.01 par value per share ("New Tenneco Common Stock"), of New Tenneco. The Distributions will occur prior to the effective time of the proposed merger (the "Merger") of a subsidiary of El Paso Natural Gas Company, a Delaware corporation ("El Paso"), with and into Tenneco (which will, upon consummation of the Merger, be renamed El Paso Tennessee Pipeline Co.) whereby Tenneco will become a subsidiary of El Paso. Pursuant to the Merger, holders of Tenneco Common Stock will receive El Paso Common Stock and, under certain circumstances, El Paso Preferred Depositary Shares. The Distributions, the Merger and the other transactions contemplated thereby are collectively referred to herein as the "Transaction."

  It is expected that the Shipbuilding Distribution will be made on or about December 11, 1996 (the "Distribution Date"), to holders of record of Tenneco Common Stock on December 11, 1996 (the "Distribution Record Date"), on the basis of one share of NNS Common Stock for every five shares of Tenneco Common Stock. In addition, the NNS Board will adopt a stockholder rights plan and cause to be issued, with each share of NNS Common Stock to be distributed in the Shipbuilding Distribution, one Right, entitling the holder thereof to, among other things, purchase under certain circumstances, and as described more fully herein, one one-hundredth of a share of NNS Junior Preferred Stock. No consideration will be required to be paid by holders of Tenneco Common Stock for the shares of NNS Common Stock to be distributed in the Shipbuilding Distribution or the Rights associated therewith, nor will holders of Tenneco Common Stock be required to surrender or exchange their shares of Tenneco Common Stock in order to receive such shares of NNS Common Stock and the Rights associated therewith.

  Upon consummation of the Distributions and the Merger (i) holders of Tenneco Common Stock as of the Distribution Record Date and Merger Effective Time will receive the securities of three publicly held companies--the Company, New Tenneco and El Paso and (ii) holders of Tenneco Preferred Stock (as defined herein) as of the Merger Effective Time will receive El Paso Common Stock. Immediately thereafter, the Company will own and operate substantially all of the Shipbuilding Business, New Tenneco will own and operate the Industrial Business, and El Paso will own and operate the Energy Business.

  The Shipbuilding Distribution, the Industrial Distribution and the Merger are separate components of the Transaction. The Shipbuilding Distribution, the Industrial Distribution and the Merger, however, as described herein will not be consummated unless the Transaction as a whole is approved at a special meeting of the Tenneco stockholders (although Tenneco may elect subsequently to proceed with one or more of the transactions included in the Transaction which do not require stockholder approval if the Transaction is not approved by Tenneco stockholders). Furthermore, the Shipbuilding Distribution will not be consummated until all other conditions to the Merger have been satisfied (or can be contemporaneously satisfied) other than the filing of a Certificate of Merger with the Secretary of State of Delaware. See "The Shipbuilding Distribution--Conditions to Consummation at the Shipbuilding Distribution" and "The Shipbuilding Distribution--Amendment or Termination of the Distributions."

  Stockholders of Tenneco with inquiries relating to the Shipbuilding Distribution or the other components of the Transaction should contact the Distribution Agent at (800) 446-2617, or Tenneco Inc., Shareholders Services, 1275 King Street, Greenwich, Connecticut 06831, telephone number (203) 863-1170. After the Distribution Date, stockholders of the Company with inquiries relating to their investment in NNS should contact Newport News Shipbuilding Inc., Shareholder Services, 4101 Washington Avenue, Newport News, Virginia 23607; telephone: (757) 380-2000.

                         THE SHIPBUILDING DISTRIBUTION

  The following descriptions of certain provisions of the Distribution Agreement and certain of the Ancillary Agreements are only summaries and do not purport to be complete. These descriptions are qualified in their entirety by reference to the complete text of the Distribution Agreement and the Ancillary Agreements. A copy of the Distribution Agreement and each of the Ancillary Agreements as currently agreed to is included as an exhibit to the Company's Registration Statement on Form 10 under the Exchange Act, relating to NNS Common Stock, and the following discussion with respect to such agreements is qualified in its entirety by reference to the subject agreement as filed.

MANNER OF DISTRIBUTION

  Pursuant to the Distribution Agreement, the Tenneco Board will declare the special distribution necessary to effect the Shipbuilding Distribution and will set the Distribution Record Date and the Distribution Date (which will be prior to the Merger Effective Time). Subject to the conditions summarized below, on the Distribution Date Tenneco will distribute pro rata to all holders of record of Tenneco Common Stock as of the Distribution Record Date, one share of NNS Common Stock (including the Rights associated therewith) for every five shares of Tenneco Common Stock so held. Pursuant to the Distribution Agreement, as soon as practicable on or after the Distribution Date, Tenneco will deliver to the Distribution Agent, as agent for holders of Tenneco Common Stock as of the Distribution Record Date, certificates representing such shares of NNS Common Stock as are required for the Shipbuilding Distribution.

  Beneficial holders of Tenneco Common Stock who would be entitled to receive fractional shares of NNS Common Stock will receive cash (without interest) in the Shipbuilding Distribution, in lieu of such fractional shares. To accomplish this, the Distribution Agreement requires that the Distribution Agent determine the number of whole and fractional shares of NNS Common Stock to which each beneficial holder of Tenneco Common Stock as of the Distribution Record Date is entitled immediately following the Shipbuilding Distribution. Next, the Distribution Agent will aggregate these fractional share interests and sell them on the open market at then-prevailing prices. The Distribution Agent will distribute to each holder of Tenneco Common Stock its ratable share of such proceeds (without interest) after deducting appropriate amounts for federal income tax withholding purposes and any applicable transfer taxes. All brokers' fees and commissions incurred in connection with such sales shall be paid by Tenneco.

  If any shares of NNS Common Stock are returned to the Distribution Agent as unclaimed or cannot be distributed by the Distribution Agent, any post-Distribution dividends or distributions thereon will be paid to the Distribution Agent (or set aside and retained by the Company). On the 180th day following the Distribution Date, the Distribution Agent will return to Tenneco all unclaimed shares of NNS Common Stock, cash in lieu of fractional shares and dividends or other distributions with respect thereto. Thereafter, holders of Tenneco Common Stock as of the Distribution Date will be entitled to look only to Tenneco for such amounts to which they are entitled, subject to applicable escheat or other abandoned property laws.

  NO HOLDER OF TENNECO COMMON STOCK WILL BE REQUIRED TO PAY CASH OR OTHER CONSIDERATION FOR THE SHARES OF NNS COMMON STOCK (OR THE CASH IN LIEU OF FRACTIONAL SHARES) TO BE RECEIVED IN THE SHIPBUILDING DISTRIBUTION, OR TO SURRENDER OR EXCHANGE SHARES OF TENNECO COMMON STOCK IN ORDER TO RECEIVE NNS COMMON STOCK (OR THE CASH IN LIEU OF FRACTIONAL SHARES).

CORPORATE RESTRUCTURING TRANSACTIONS

  Prior to consummation of the Distributions (and pursuant to the Distribution Agreement), Tenneco will effect the Corporate Restructuring Transactions. Upon completion of the Corporate Restructuring Transactions, Tenneco's existing businesses and assets will be restructured so that, in general, substantially all of the assets, liabilities and operations of (i) the Shipbuilding Business will be owned and operated, directly and indirectly, by the Company and (ii) the Industrial Business will be owned and operated, directly and indirectly, by New Tenneco. The remaining assets, liabilities and operations of Tenneco and its remaining subsidiaries will then consist solely of those related to the Energy Business, which includes liabilities and limited assets relating to discontinued Tenneco operations not related to the Industrial Business or the Shipbuilding Business. In connection with the Transaction, NNS will transfer its interest (the "HVO Interest") in certain entities affiliated with Van Ommeren International BV to New Tenneco. As of September 30, 1996, NNS had invested $11.8 million in the HVO Interest, which was funded by Tenneco. A further $7.9 million is scheduled to be invested, of which $4 million is due in November, 1996 and $3.9 million is due in March, 1997. Entities affiliated with Van Ommeren International BV have agreed to purchase five of the Company's Double Eagle product tankers (the Company has contracts for a total of nine Double Eagle product tankers).

  The assets which will be owned by the Company upon consummation of the Corporate Restructuring Transactions (the "Shipbuilding Assets") are generally those related to the conduct of the past and current Shipbuilding Business, as reflected on the Unaudited Pro Forma Combined Balance Sheet of the Company as of June 30, 1996 included herein under "Unaudited Pro Forma Combined Financial Statements" which is also attached as an exhibit to the Distribution Agreement (the "Pro Forma Balance Sheet"), to the extent still held on the Distribution Date (plus any subsequently acquired asset which is of a nature or type that would have resulted in such asset being included on the Pro Forma Balance Sheet had it been acquired prior to the date thereof), plus all rights expressly allocated to the Company and its subsidiaries under the Distribution Agreement or any of the Ancillary Agreements. The assets which will be owned by New Tenneco upon consummation of the Corporate Restructuring Transactions (the "Industrial Assets") are generally those related to the conduct of the past and current Industrial Business, as reflected on the New Tenneco pro forma balance sheet, to the extent still held on the Distribution Date (plus any subsequently acquired asset which is of a nature or type that would have resulted in such asset being included on the New Tenneco pro forma balance sheet had it been acquired prior to the date thereof), plus all rights expressly allocated to New Tenneco and its subsidiaries under the Distribution Agreement or any Ancillary Agreement. As part of the Corporate Restructuring Transactions, New Tenneco will acquire various corporate assets of Tenneco such as the "Tenneco" trademark and associated rights. The remaining assets (the "Energy Assets") will continue to be owned and operated by Tenneco (as a subsidiary of El Paso) following the Corporate Restructuring Transactions and the Distributions.

  The liabilities to be assumed by the Company and for which the Company will be responsible pursuant to the Distribution Agreement (the "Shipbuilding Liabilities") generally include (i) those liabilities related to the Shipbuilding Assets and the current and past conduct of the Shipbuilding Business, including liabilities reflected on the Pro Forma Balance Sheet which remain outstanding as of the Distribution Date (plus liabilities that were subsequently incurred or accrued, determined on a basis consistent with the determination of liabilities thereon), (ii) certain liabilities for any violations or alleged violations of securities or other laws arising out of documents relating to, or filed by or on behalf of, the Company in connection with the Transaction or the Company's financing arrangements, and (iii) those liabilities expressly allocated to the Company or its subsidiaries under the Distribution Agreement or any Ancillary Agreement.

  The liabilities to be assumed by New Tenneco and for which New Tenneco will be responsible pursuant to the Distribution Agreement (the "Industrial Liabilities") generally include (i) those liabilities related to the Industrial Assets and the current and past conduct of the Industrial Business, including liabilities reflected on the New Tenneco pro forma balance sheet which remain outstanding as of the Distribution Date (plus liabilities that were subsequently incurred or accrued, determined on a basis consistent with the determination of liabilities thereon) (ii) certain liabilities for any violations or alleged violations of securities or other laws arising out of documents relating to, or filed by or on behalf of, New Tenneco in connection with the Transaction, and (iii) those liabilities expressly allocated to New Tenneco or its subsidiaries under the Distribution Agreement or any Ancillary Agreement.

  The liabilities to be retained or assumed by Tenneco and for which Tenneco will be responsible pursuant to the Distribution Agreement (the "Energy Liabilities") generally include (i) those liabilities related to the Energy Assets and the current and past conduct of the Energy Business, including liabilities reflected on the Tenneco pro forma balance sheet attached as an exhibit to the Distribution Agreement which remain outstanding as of the Distribution Date (plus subsequently incurred or accrued liabilities determined on a basis consistent with the determination of liabilities thereon), (ii) those liabilities expressly allocated to Tenneco or its subsidiaries under the Distribution Agreement or any Ancillary Agreement, and
(iii) all other liabilities of Tenneco or any other member of the Energy Group which do not constitute Industrial Liabilities or Shipbuilding Liabilities.

  For a description of certain liabilities that will be expressly allocated among Tenneco, the Company and New Tenneco by the Distribution Agreement and Ancillary Agreements, including liability for the Tenneco Consolidated Debt, taxes and certain employee benefits, see "--Debt and Cash Realignment" and "-- Relationships Among Tenneco, the Company and New Tenneco After the Distributions."

DEBT AND CASH REALIGNMENT

  From and after the Distributions, each of the Company, Tenneco and New Tenneco will, in general, be responsible for the debts, liabilities and obligations related to the business or businesses that its owns and operates following consummation of the Corporate Restructuring Transactions. See "-- Corporate Restructuring Transactions." Tenneco's historical practice, however, has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Accordingly, the Distribution Agreement, the Merger Agreement and the Ancillary Agreements provide for (i) the pre-Distribution restructuring of the Tenneco Consolidated Debt pursuant to the Debt Realignment, (ii) the allocation among each of Tenneco, the Company and New Tenneco of the total amount of cash and cash equivalents on hand as of the Merger Effective Time pursuant to the Cash Realignment and (iii) settlement payments with respect to certain capital expenditures related to the Energy Business, all as described below.

  The Merger Agreement contemplates that Tenneco, in its discretion, will, or will cause its relevant subsidiaries to, tender for, defease, mature, redeem, exchange or prepay the Tenneco Consolidated Debt prior to the Distributions (the "Tenneco Debt Tender Offers"). As of June 30, 1996, there was outstanding approximately $4,443 million of Tenneco Consolidated Debt.

  In connection with the Transaction and to provide for working capital needs, NNS intends to issue the Notes, comprised of $200 million of the Senior Notes due 2006 and $200 million of the Senior Subordinated Notes due 2006, and enter into a $415 million secured Senior Credit Facility, comprised of the $200 million six-year amortizing Term Loan and the $215 million six-year Revolving Credit Facility, of which $125 million may be used for advances and letters of credit and $90 million may be used for standby letters of credit. The Company expects to utilize the proceeds of the Notes and Term Loan and borrowings of $14 million under the Revolving Credit Facility to distribute (i) $600 million as a dividend to Tenneco or one or more of its subsidiaries for use in retiring certain Tenneco Consolidated Debt and (ii) $14 million in payment of certain fees and expenses incurred in connection with the Notes and the Senior Credit Facility. See "Risk Factors--Substantial Leverage" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  Pursuant to the Cash Realignment, as of the Merger Effective Time the Company will be allocated $5 million of cash and cash equivalents. Tenneco will be allocated $25 million (subject to certain adjustments) of cash and cash equivalents and New Tenneco will be allocated all remaining cash and cash equivalents on hand (which would total approximately $200 million if the Transaction had been consummated as of June 30, 1996). A post-Distribution audit will be conducted and following the post-Distribution audit, New Tenneco will be required to pay to each of Tenneco or the Company, as the case may be, the amount by which such company's total cash and cash equivalents on hand as of the Merger Effective Time is less than the above-described allocation. Likewise, Tenneco and the Company will each be required to pay to New Tenneco any excess cash and cash equivalents as of the Merger Effective Time from the above-described allocation determined pursuant to such audit.

RELATIONSHIPS AMONG THE COMPANY, TENNECO AND NEW TENNECO AFTER THE
DISTRIBUTIONS

  The Shipbuilding Business to be owned and operated by the Company has historically been included in Tenneco's consolidated financial results. After the Transaction, neither Tenneco nor New Tenneco will have an ownership interest in the Shipbuilding Business owned and operated by the Company and the Company will not have an ownership interest in either the Energy Business or the Industrial Business. The Company and New Tenneco will be independent, publicly-held companies, and Tenneco will become a subsidiary of El Paso.

  The Company, Tenneco and New Tenneco have entered into the Distribution Agreement which governs certain aspects of their relationships both prior to and following the Distributions. In addition, Tenneco and/or New Tenneco

(and their appropriate subsidiaries) have entered into, or will prior to the Distributions enter into, the Ancillary Agreements which are intended to further effect the disaffiliation of the Shipbuilding Business, the Energy Business and the Industrial Business and to govern certain additional aspects of their ongoing relationships.

Terms of the Distribution Agreement

  In addition to providing for the terms of the Distributions and the various actions to be taken prior to the Distributions, the Distribution Agreement contains other provisions governing the relationship among the Company, Tenneco and New Tenneco prior to and following the Distributions.

  The Distribution Agreement provides that from and after the Distribution
Date: (i) Tenneco will, and will cause its affiliates engaged in the Energy Business (collectively with Tenneco, the "Energy Group") to, assume, pay, perform and discharge all Energy Liabilities, (ii) the Company will assume, pay, perform and discharge all Shipbuilding Liabilities except as described below, and (iii) New Tenneco will, and will cause its affiliates engaged in the Industrial Business (collectively with New Tenneco, the "Industrial Group") to assume, pay, perform and discharge all Industrial Liabilities. See "The Shipbuilding Distribution--Corporate Restructuring Transactions."

  In addition, the Distribution Agreement provides for cross-indemnities under which (i) Tenneco must indemnify the Company and New Tenneco (and their respective subsidiaries, directors, officers, employees and agents, and certain other related parties) against all losses arising out of or in connection with the Energy Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by Tenneco, (ii) the Company must indemnify Tenneco and New Tenneco (and their respective subsidiaries, their directors, officers, employees and agents, and certain other related parties) against all losses except as described below arising out of or in connection with the Shipbuilding Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by the Company, and (iii) New Tenneco must indemnify Tenneco and the Company (and their respective subsidiaries, their directors, officers, employees and agents, and certain other related parties) against all losses arising out of or in connection with the Industrial Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by New Tenneco, and for contribution in certain circumstances. Additionally, Tenneco and the Company have received letters from the Defense Contract Audit Agency (the "DCAA"), inquiring about certain aspects of the Distributions, including the disposition of the Tenneco Inc. Retirement Plan (the "TRP"), which covers salaried employees of the Company and other Tenneco divisions. The Company and New Tenneco have agreed to certain indemnities regarding such inquiries. See "Business--Investigations and Legal Proceedings--Retirement Plan."

  Pursuant to the Distribution Agreement, each of the parties has agreed to use all reasonable efforts to take or cause to be taken all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by, and carry out the purposes of, the Distribution Agreement. As such, the Distribution Agreement provides that if any contemplated pre-Distribution transfers and assignments have not been effected on or prior to the Distribution Date, the parties will cooperate to effect such transfers as quickly thereafter as practicable. The entity retaining any asset or liability which should have been transferred prior to the Distribution Date will continue to hold that asset for the benefit of the party entitled thereto or that liability for the account of the party required to assume it, and must take such other action as may be reasonably requested by the party to whom such asset was to be transferred or by whom such liability was to be assumed in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred or assumed as contemplated by the Distribution Agreement.

  The Distribution Agreement provides for the transfer of books and records among Tenneco, the Company and New Tenneco and their respective subsidiaries and grants to each party access to certain information in the possession of the others (subject to certain confidentiality requirements). In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each party to obtain the consent of the others prior to waiving any shared privilege.

Terms of the Ancillary Agreements

  Below are descriptions of the principal Ancillary Agreements which have been, or prior to the Distributions will be, entered into by Tenneco, the Company, New Tenneco and/or El Paso (and, in certain circumstances, their appropriate subsidiaries). The Ancillary Agreements are intended to further effectuate the disaffiliation of the Shipbuilding Business and the Industrial Business from the Energy Business and to facilitate the operation of each of the Company and New Tenneco as a separate entity.

  Benefits Agreement. The Benefits Agreement to be entered into by and among the Company, Tenneco and New Tenneco (the "Benefits Agreement") will define certain labor, employment, compensation and benefit matters in connection with the Distributions and the transactions contemplated thereby. Pursuant to the Benefits Agreement, from and after the Distribution Date, each of the Company, Tenneco and New Tenneco will continue employment of each of their respective retained employees (subject to their rights to terminate said employees) with the same compensation as prior to the Distribution Date, continue to honor all related existing collective bargaining agreements, recognize related incumbent labor organizations and continue sponsorship of hourly employee benefit plans. New Tenneco will become the sole sponsor of the TRP and of the Tenneco Inc. Thrift Plan (the "Tenneco Thrift Plan") from and after the Distribution Date, and the Company and Tenneco will establish defined contribution plans for the benefit of each of their respective employees to which the account balances of retained and former employees of the Company and Tenneco in the Tenneco Thrift Plan will be transferred. The benefits accrued by the Company and Tenneco employees in the TRP will be frozen as of the last day of the calendar month including the Distribution Date, and New Tenneco will amend the TRP to provide that all benefits accrued through that day by Company and Tenneco employees are fully vested and non-forfeitable. Tenneco will retain and assume employment contracts with certain individuals. All liabilities under the Tenneco Inc. Benefit Equalization Plan and the Tenneco Inc. Supplemental Executive Retirement Plan will be assumed by New Tenneco pursuant to the Benefits Agreement; however, New Tenneco is entitled to reimbursement for certain payments thereunder from the Company and Tenneco. Generally, each of the Company, Tenneco and New Tenneco will retain liabilities with respect to the welfare benefits of its current and former employees and their dependents, but Tenneco will assume all liabilities for retiree medical benefits of the employees of discontinued operations and their dependents. In addition, as of the Distribution Date, participation by retained and former employees of the Company and Tenneco in the Tenneco Inc. Deferred Compensation Plan and the Tenneco Inc. 1993 Deferred Compensation Plan will be discontinued.

  Debt and Cash Allocation Agreement. The Debt and Cash Allocation Agreement will govern the allocation among the parties of the cash and cash equivalents of Tenneco and its subsidiaries on hand as of the Merger Effective Time, the Tenneco Consolidated Debt and responsibility for certain capital expenditures related to the Energy Business pursuant to the Cash Realignment and the Debt Realignment, as described above (the "Debt and Cash Allocation Agreement"). See "--Debt and Cash Realignment."

  Insurance Agreement. Tenneco has historically maintained at the parent-company level various insurance policies for the benefit or protection of itself and its subsidiaries. The Insurance Agreement to be entered into among Tenneco, the Company and New Tenneco (the "Insurance Agreement") will provide for the respective continuing rights and obligations from and after the Distributions of the parties with respect to these insurance policies (other than directors' and officers' liability insurance policies which are addressed by the Merger Agreement).

  In general, following consummation of the Transaction, policies which relate exclusively to the Shipbuilding Business will be retained by the Company, policies which relate exclusively to the Energy Business or a member of the Energy Group will be retained by Tenneco, and policies which relate exclusively to the Industrial Business or a member of the Industrial Group will be retained by New Tenneco.

  Pursuant to the Insurance Agreement, any non-exclusive Tenneco policies which are in effect as of the Distribution Date (other than those which are cost plus, fronting, high deductible or retrospective premium programs, as described below) will either be transferred into the name of New Tenneco or cancelled, at New Tenneco's option. In general, "go-forward" coverage under these policies for the Energy Business and Shipbuilding Business (and certain related persons) will be terminated as follows: (i) coverage under "claims-made" policies (i.e., those policies which provide coverage for claims made during a specified period) will be terminated on the Distribution Date for any claims not made prior thereto and (ii) coverage under "occurrence-based" policies (i.e., those policies which provide coverage for acts or omissions occurring during a specified period) will be terminated on the Distribution Date for acts or omissions occurring thereafter. However, the Energy Business, Shipbuilding Business and Industrial Business (and certain related persons) will all continue to have access to these policies ("go-backward" coverage) and for claims made prior to the Distribution Date, in the case of claims-made policies, and for acts or omissions which occurred prior to the Distribution Date, in the case of occurrence-based policies (subject to certain obligations to replace any policy limits exhausted by it). Each respective group will be liable for premiums, costs and charges under these policies that relate to its coverage thereunder (and will likewise get the benefit of any refunded amounts).

  Pursuant to the Insurance Agreement, policies which are cost plus, fronting, high deductible or retrospective premium programs will be retained by the Energy Business following the Distributions and will provide no go-forward coverage to the Shipbuilding Business or Industrial Business. However, go-backward coverage will continue to be available to these groups, subject to an obligation to reimburse Tenneco for premiums, costs and charges under these policies related to their respective coverages following the Distributions. Following the Transaction, Tenneco will be required to maintain in place certain letters of credit and surety bonds securing obligations under these policies.

  Tax Sharing Agreement. The Tax Sharing Agreement to be entered into among the Company, Tenneco, New Tenneco and El Paso (the "Tax Sharing Agreement") will provide for the allocation of tax liabilities among the parties arising prior to, as a result of, and subsequent to the Distributions. As a general rule, Tenneco will be liable for all taxes not specifically allocated to the Company or New Tenneco under the specific terms of the Tax Sharing Agreement. Generally, the Company will be liable for taxes imposed exclusively on the Company (including for pre-distribution periods, taxes imposed on the Company) and New Tenneco will be liable for taxes imposed exclusively on the Industrial Group. In the case of federal income taxes imposed on the combined activities of Tenneco, the Industrial Group and the Company, the Company and New Tenneco will be liable to Tenneco for federal income taxes attributable to their activities, and each will be allotted an agreed-upon share of estimated tax payments made by the Tenneco consolidated group, except that (i) tax benefits attributable to the Debt Realignment ("Debt Discharge Items"), presently anticipated to total approximately $120 million, will be specifically allocated to the Industrial Group and Tenneco will make a cash payment to New Tenneco equal to the amount of such tax benefits when and to the extent realized by Tenneco, and (ii) tax benefits attributable to certain items included in the computation of the Base Amount (as defined in the Merger Agreement) ("Base Amount Adjustment Items") will be specifically allocated to Tenneco. New Tenneco will also be responsible for tax items attributable to certain discontinued operations of Tenneco to the extent that such items exceed forecasted amounts by more than a specified amount. In the case of state income taxes imposed on the combined activities of the Company and the other business groups, Tenneco will be responsible for payment of the combined tax to the state tax authority, and the Company and New Tenneco will pay Tenneco a deemed tax equal to the tax that would be imposed if the Company and the Industrial Group had filed combined returns for their respective groups, except that Debt Discharge Items and Base Amount Adjustment Items will be specifically allocated to New Tenneco and Tenneco, respectively.

  In general and, except as provided below, Tenneco will be responsible for any taxes imposed on or resulting from the Transaction ("Transaction Taxes"). New Tenneco will be responsible for any Transaction Taxes resulting from any inaccuracy in factual statements or representations in connection with the IRS Ruling Letter or the opinion of counsel contemplated by the Merger Agreement (the "Tax Opinion") to the extent attributable to facts in existence prior to the Merger, but excluding facts relating to the Company or El Paso. The Company and El Paso will each be responsible for the accuracy of any factual statements or representations relating to them or their respective affiliates. Each of the Company, New Tenneco and El Paso will be responsible for any Transaction Tax to the extent such tax is attributable to action taken by that entity which is inconsistent with the tax treatment contemplated in the IRS Ruling Letter received in the Transaction or the Tax Opinion. If between the date of the Merger Agreement and the Merger Effective Time, there is a change in law (as defined in the Tax Sharing Agreement) and as a result of such change in law Tenneco is required to restore certain deferred gains to income, then any resulting tax will be shared equally between New Tenneco and Tenneco.

  TBS Services Agreement. Tenneco Business Services Inc. ("TBS") has entered, or will enter, into a series of separate services agreements (the "Service Agreements"), as described below, with the Company, New

Tenneco (and its subsidiaries other than TBS) and Tenneco (and its subsidiaries) which, together, constitute the "TBS Services Agreement" which is to be delivered as an Ancillary Agreement under the Distribution Agreement.

  One of the Service Agreements between TBS and the Company is for mainframe data processing services (the "NNS Processing Services Agreement"). Under the NNS Processing Services Agreement, TBS will supply, as a vendor, mainframe data processing services to the Company for a period from the Merger Effective Time through December 31, 1998, and thereafter only by mutual agreement. The rate of compensation to TBS for services will be $9.1 million in 1997 and $9.6 million in 1998, payable in monthly installments, subject to adjustment if the Company requests a change in the scope of services. TBS will lease the space currently used by it at the Company's headquarters in Newport News, Virginia for the period from the Merger Effective Time through December 31, 1998, with an option for TBS to extend for one month periods for up to 12 months per continued use by TBS as its mainframe data processing facility. The rent under such lease will be approximately $1.2 million per year, plus pass-throughs of certain occupancy-related costs.

  TBS has also entered into a Supplier Participation Agreement (the "NNS Supplier Participation Agreement") with the Company to govern the procedures under which the Company will continue to participate with New Tenneco in vendor purchase agreements between TBS and various suppliers of goods and services. The NNS Supplier Participation Agreement provides for continued participation of the Company in various purchase programs, absent a termination for cause, for the duration of the agreements with each such vendor. Under this Agreement, as is the case currently, purchases of goods and services will be made directly by the Company at prices negotiated by TBS which are applicable to all participating purchasers. TBS will charge the Company a fixed fee of $5,000 per month for contract administration services including data collection, negotiations, progress reporting, benefits reporting, follow-up and consulting in connection with the vendor agreements.

  Trademark Transition License Agreements. Upon consummation of the Corporate Restructuring Transactions New Tenneco will hold the rights to various trademarks, servicemarks, tradenames and similar intellectual property, including rights in the marks "Tenneco", "Ten" and "Tenn" (but not "Tennessee"), alone and in combination with other terms and/or symbols and variations thereof (collectively, the "Trademarks"), in the United States and elsewhere throughout the world. In connection with the Distributions, Trademark Transition License Agreements will be entered into as of the Distribution Date between both (i) New Tenneco and the Company (the "Shipbuilding Trademark Transition License Agreement") and (ii) New Tenneco and Tenneco (the "Industrial Trademark Transition License Agreement," and together with the Shipbuilding Trademark Transition License Agreement, the "Trademark Transition License Agreements"). Pursuant to these agreements, New Tenneco will grant to each of the Company and Tenneco a limited, non-exclusive, royalty-free license to use the Trademarks with respect to specified goods and services as follows: (a) Tenneco and the Company will be permitted to use the Trademarks in their corporate names for 30 days after the date of the agreements (and, pursuant to the Distribution Agreement, each have agreed to remove the Trademarks from such corporate names within 30 days after the Distribution Date), (b) Tenneco and the Company will be permitted to use their existing supplies and documents which have the Trademarks imprinted on them for six months after the date of the agreements and (c) Tenneco and the Company will be permitted to use the Trademarks on existing signs, displays or other identifications for a period (after the date of the agreements) of two years (in the case of Tenneco) and one year (in the case of the Company). However, so long as Tenneco or the Company continues to use the Trademarks, it must maintain certain quality standards prescribed by New Tenneco in the conduct of business operations in which the Trademarks are used. In addition, under these agreements each of Tenneco and the Company will agree to indemnify New Tenneco from any claims that arise as a result of its use of the Trademarks or any breach of its agreement and neither Tenneco nor the Company may adopt or use at any time a word or mark likely to be similar to or confused with the Trademarks. Each Trademark Transition License Agreement will be immediately terminable by New Tenneco upon a material breach of the agreement by Tenneco or the Company, as the case may be.

Directors

  After the Distribution Date, the Company and New Tenneco will share one common director, Dana G. Mead. The Company and New Tenneco will adopt policies and procedures to be followed by the Board of

Directors of each company to limit the involvement of Mr. Mead in situations that could give rise to potential conflicts of interest, including requesting him to abstain from voting as a director of either the Company or New Tenneco on certain matters which present a conflict of interest between the Company and New Tenneco. The Company believes that such conflict situations will be minimal. See "Management."

Expenses

  In general, and except for certain environmental costs and expenses, Tenneco is responsible for all fees and expenses incurred by Tenneco in connection with the Transaction for periods prior to the Distribution Date. Any such fees and expenses which are unpaid as of the Merger Effective Time will be allocated to and remain the responsibility of Tenneco pursuant to the Debt Realignment and El Paso has agreed to pay or cause to be paid all such amounts. However, because the aggregate amount of debt to be allocated upon consummation of the Merger to Tenneco is limited to $2.65 billion (subject to certain adjustments) the amount of unpaid Tenneco transaction fees and expenses as of the Merger Effective Time may impact the amount of debt allocated to the Company in connection with the Transaction. See "--Debt and Cash Realignment." Each party has agreed to bear its own respective fees and expenses incurred after consummation of the Transaction.

Settlement of Intercompany Accounts

  Pursuant to the Merger Agreement and the Distribution Agreement, all intercompany receivables, payables and loans (unless specifically provided for in any Ancillary Agreement) among the Energy Business, the Industrial Business and the Shipbuilding Business will be settled, capitalized or converted into ordinary trade accounts as of the close of business on the Distribution Date. Further, all intercompany agreements among such businesses (other than those contemplated by the Transaction) will be terminated.

REASONS FOR THE DISTRIBUTIONS

  The Distributions and the Merger are designed to separate three types of businesses, namely the Shipbuilding Business, the Industrial Business and the Energy Business, which have distinct financial, investment and operating characteristics, so that each can adopt strategies and pursue objectives appropriate to its specific needs. The Distributions will (i) enable the management of each company to concentrate its attention and financial resources on the core business of such company, (ii) permit investors to make more focused investment decisions based on the specific attributes of each of the three businesses, (iii) facilitate employee compensation programs custom-tailored to the operations of each business, including stock-based and other incentive programs, which will more directly reward employees of each business based on the success of that business and (iv) tailor the assets of Tenneco to facilitate acquisition of the Energy Business by El Paso. Upon consummation of the Shipbuilding Distribution, NNS will, primarily through its consolidated subsidiaries (including Newport News), own and operate substantially all of the Shipbuilding Business. New Tenneco will, primarily through its consolidated subsidiaries, own and operate the Industrial Business. Immediately following consummation of the Distributions, a subsidiary of El Paso will be merged with and into Tenneco, and thereafter the Energy Business, including liabilities and assets relating to discontinued Tenneco operations not related to the Shipbuilding Business and the Industrial Business, will be owned and operated by El Paso.

CONDITIONS TO CONSUMMATION OF THE SHIPBUILDING DISTRIBUTION

  The Shipbuilding Distribution is conditioned on, among other things, stockholder approval of the Distributions and formal declaration of the Distributions by the Tenneco Board. Other conditions to the Shipbuilding Distribution include (i) execution and delivery of certain of the Ancillary Agreements and consummation of the various pre-distribution transactions (such as the Corporate Restructuring Transactions, the Debt Realignment and the Cash Realignment), (ii) receipt of the IRS Ruling Letter to the effect that for federal income tax purposes the Distributions qualify as tax-free distributions to Tenneco and its stockholders under Section 355 of the Code and that certain internal spin-off transactions included in the Corporate Restructuring

Transactions will also be tax-free, (iii) approval for listing on the NYSE of the NNS Common Stock and the New Tenneco Common Stock, (iv) registration of NNS Common Stock and New Tenneco Common Stock under the Exchange Act, (v) receipt of all material consents to the Corporate Restructuring Transactions, the Distributions and transactions contemplated in the Distribution Agreement,
(vi) performance of the various covenants required to be performed prior to the Distribution Date (see "--Corporate Restructuring Transactions", "--Debt and Cash Realignment" and "--Relationships Among Tenneco, the Company and New Tenneco After the Distributions"), and (vii) lack of prohibition of the Distributions by any law or governmental authority. The IRS Ruling Letter was issued on October 30, 1996 and covered the matters referred to in clause (ii) above. On November 1, 1996 the NYSE approved the listing of the NNS Common Stock and New Tenneco Common Stock upon notice of issuance. Even if all the conditions to the Distributions are satisfied, Tenneco has reserved the right, under certain circumstances, to amend or terminate the Distribution Agreement and to modify or abandon the transactions contemplated thereby. The Tenneco Board has not attempted to identify or establish objective criteria for evaluating the particular types of events or conditions that would cause the Tenneco Board to consider amending or terminating the Distributions. See "-- Amendment or Termination of the Distributions." Although the foregoing conditions (other than declaration of the Distributions) may be waived by Tenneco (to the extent permitted by law), the Tenneco Board presently has no intention to proceed with either of the Distributions unless each of these conditions is satisfied. See "Introduction."

AMENDMENT OR TERMINATION OF THE DISTRIBUTIONS

  Prior to the Distributions, the Distribution Agreement may be amended or terminated and the Distributions may be amended, modified or abandoned by Tenneco without the approval of its stockholders, the Company or New Tenneco, subject to the consent of El Paso as described below. Any amendment or modification prior to the termination of the Merger Agreement or consummation of the Merger which adversely affects the Energy Business (other than to a de minimis extent) or materially delays or prevents the consummation of the Merger can be effectuated only with the prior consent of El Paso. Termination of the Distribution Agreement prior to the termination of the Merger Agreement or consummation of the Merger can be effectuated only with the prior written consent of El Paso.

  After consummation of the Distributions, the Distribution Agreement may be amended or terminated only by a written agreement signed by Tenneco, the Company and New Tenneco. Certain amendments or terminations after the Distributions also require the consent of third party beneficiaries to the extent that the Distribution Agreement has expressly granted them rights.

TRADING OF NNS COMMON STOCK

  See "Risk Factors--No Current Market for NNS Common Stock" and "Risk Factors--Uncertainty Regarding Changes in Trading Price of Stock Following the Transaction" for a discussion of certain considerations relating to the market for and trading prices of NNS Common Stock following the Distribution.

  Shares of NNS Common Stock received by shareholders of Tenneco pursuant to the Shipbuilding Distribution will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who are affiliates of the Company will be permitted to sell their shares of NNS Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. There would not, however, be any 90-day waiting period before sales could be made by affiliates under Rule 144 of the Securities Act, as long as the other provisions of Rule 144 are met.

CERTAIN FEDERAL INCOME TAX ASPECTS OF THE SHIPBUILDING DISTRIBUTION

 General

  The following is a summary description of the material federal income tax aspects of the Shipbuilding Distribution. This summary is for general informational purposes only and is not intended as a complete description of all the tax consequences of the Shipbuilding Distribution, the Industrial Distribution, the Merger or the other transactions contemplated as part of the Transaction and does not discuss tax consequences under the laws of state or local governments or any other jurisdiction. Moreover, the tax treatment of a stockholder may vary depending upon his, her or its particular situation. In this regard, certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign trusts or estates, as defined for United States federal income tax purposes, stockholders that hold shares as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes and stockholders with a "functional currency" other than the United States dollar) may be subject to special rules not discussed below. In addition, this summary applies only to shares which are held as capital assets. The following discussion may not be applicable to a stockholder who acquired his, her or its shares pursuant to the exercise of stock options or otherwise as compensation.

  THE FOLLOWING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), EXISTING, PROPOSED AND TEMPORARY TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, WHICH MAY OR MAY NOT BE RETROACTIVE, AND ANY SUCH CHANGES COULD AFFECT THE VALIDITY OF THE FOLLOWING DISCUSSION. SEE "--POSSIBLE FUTURE LEGISLATION" BELOW.

  EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTION DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES OF APPLICABLE TAX LAWS.

 Tax Rulings

  On October 30, 1996, the IRS issued the IRS Ruling Letter, to the effect, among other things, that:

    (i) the Shipbuilding Distribution will be tax-free for federal income tax purposes to Tenneco under Section 355(c)(1) of the Code and the stockholders of Tenneco under Section 355(a) of the Code;

    (ii) the Industrial Distribution will be tax-free for federal income tax purposes to Tenneco under Section 355(c)(1) of the Code and the stockholders of Tenneco under Section 355(a) of the Code; and

    (iii) the following distributions to be effected as part of the Corporate Restructuring Transactions will be tax-free for federal income tax purposes to the respective transferor corporations under Section 355(c)(1) or 361
  (c) of the Code and to the respective stockholders of the transferor corporations under Section 355(a) of the Code: (a) the distribution by the Company of the capital stock of Tenneco Packaging Inc. to Tenneco Corporation; (b) the distribution by Tenneco Corporation of the capital stock of the Company and New Tenneco to Tennessee Gas Pipeline Company ("TGP"); and (c) the distribution by TGP of the capital stock of the Company and New Tenneco to Tenneco.

  Receipt of the IRS Ruling Letter satisfied a condition to consummation of the Shipbuilding Distribution.

  A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be retroactively revoked or modified by the IRS. The rulings obtained from the IRS will be based on certain facts and representations, some of which will have been made by El Paso. Generally, the IRS Ruling Letter would not be revoked or modified retroactively provided that (i) there has been no misstatement or omission of material facts, (ii) the facts at the time of the Transaction are not materially different from the facts upon which the IRS private letter ruling was based and (iii) there has been no change in the applicable law.

 The Distributions

  It is expected that the Distributions will qualify as tax-free distributions under Section 355 of the Code. Assuming that the Distributions so qualify, (i) the holders of Tenneco Common Stock will not recognize gain or loss upon receipt of shares of NNS Common Stock or shares of New Tenneco Common Stock,
(ii) each holder
of Tenneco Common Stock will allocate his, her or its aggregate tax basis in the Tenneco Common Stock immediately before the Distributions among Tenneco Common Stock, NNS Common Stock and New Tenneco Common Stock in proportion to their respective fair market values, (iii) the holding period of each holder of Tenneco Common Stock for NNS Common Stock and New Tenneco Common Stock will include the holding period for his, her or its Tenneco Common Stock, provided that Tenneco Common Stock is held as a capital asset at the time of the Distributions and (iv) Tenneco will not recognize any gain or loss on its distribution of NNS Common Stock or New Tenneco Common Stock to its stockholders.

  No fractional shares of NNS Common Stock or New Tenneco Common Stock will be distributed in the Distributions. A holder of Tenneco Common Stock who, pursuant to the Distributions, receives cash in lieu of fractional shares of NNS Common Stock will be treated as having received such fractional shares of NNS Common Stock pursuant to the Distributions and then as having received such cash in a sale of such fractional shares of NNS Common Stock. Such holders will generally recognize capital gain or loss pursuant to such deemed sale equal to the difference between the amount of cash received and such holders' adjusted tax basis in the fractional share of NNS Common Stock received. Such gain or loss will be capital (provided the Tenneco Common Stock is held as a capital asset at the time of the Distributions) and will be treated as a long-term capital gain or loss if the holding period for the fractional shares of NNS Common Stock deemed to be received and then sold is more than one year.

  If the Distributions were not to qualify as tax-free distributions under
Section 355 of the Code, then in general a corporate level federal income tax would be payable by the consolidated group of which Tenneco is the common parent, which tax (assuming the internal spin-off transactions included in the Corporate Restructuring Transactions also failed to qualify under Code Section
355) would be based upon the gain (computed as the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock) realized by each of the distributing corporations upon its distribution of the stock of one or more controlled corporations to its shareholders in the Transaction. The corporate level federal income tax would be payable by Tenneco. Under the terms of the Tax Sharing Agreement, the Company will not be liable to indemnify Tenneco for any additional taxes incurred by reason of the Distributions being taxable, unless the Distributions fail to qualify for tax-free treatment under Section 355 of the Code as a result of the inaccuracy of certain factual statements or representations made by the Company in connection with the requests for the IRS private letter ruling or Tax Opinion or the Company takes any action which is inconsistent with any factual statements or representations or the tax treatment of the Transaction as contemplated in the IRS private letter ruling request or the Tax Opinion. See the discussion of the Tax Sharing Agreement under "--Relationships among Tenneco, the Company and New Tenneco After the Distributions."

  Furthermore, if the Distributions do not qualify as tax-free distributions under Section 355 of the Code then each holder of Tenneco Common Stock who receives shares of NNS Common Stock and New Tenneco Common Stock in the Distributions would be treated as if such stockholder received taxable distributions in an amount equal to the fair market value of NNS Common Stock and New Tenneco Common Stock received which would result in: (i) a dividend to the extent paid out of Tenneco's current and accumulated earnings and profits; then (ii) a reduction in such stockholder's basis in Tenneco Common Stock to the extent the amount received exceeds the amount referenced in clause (i); and then (iii) gain from the sale or exchange of Tenneco Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and (ii). Each stockholder's basis in his, her or its NNS Common Stock and New Tenneco Common Stock would be equal to the fair market value of such stock at the time of the Distributions.

 Possible Future Legislation

  The Administration's Budget Proposal issued March 19, 1996 (the "Budget Proposal") contains several revenue proposals, including a proposal (the "Anti-Morris Trust Proposal") which would require a distributing corporation in a transaction otherwise qualifying as a tax-free distribution under Section 355 of the Code to recognize gain on the distribution of the stock of the controlled corporation unless the direct and indirect stockholders of the distributing corporation own more than 50% of the distributing corporation and controlled corporations at all times during the four-year period commencing two years prior to the distribution. The Anti-

Morris Trust Proposal would apply to any distributions occurring after March 19, 1996, unless such distribution was (i) pursuant to a binding contract on such date, (ii) described in a ruling request submitted to the IRS on or before such date, or (iii) described in a public announcement or SEC filing on or before such date.

  On March 29, 1996, Senator William V. Roth, Chairman of the Senate Finance Committee and Congressman Bill Archer, Chairman of the House Ways and Means Committee, issued a joint statement (the "Roth-Archer Statement") to the effect that should certain of the revenue proposals included in the Administration's Budget Proposal, including the Anti-Morris Trust Proposal, be enacted, the effective date will be no earlier than the date of "appropriate Congressional action." As of the date of this Information Statement, no legislation has been introduced relating to the Anti-Morris Trust Proposal. On June 27, 1996, Tenneco submitted its request for rulings (including rulings on the tax-free treatment of the Distributions) to the IRS. Accordingly, in view of the Roth-Archer Statement, any future Anti-Morris Trust legislation should not apply to the Distributions assuming that the effective date of such legislation contains a grandfather clause for transactions for which a ruling request has been filed with the IRS prior to the date of "appropriate Congressional action." Nevertheless, there can be no assurances that Congress will not adopt Anti-Morris Trust legislation which would apply retroactively to the Distributions. In the event such legislation is announced or introduced prior to the consummation of the Transaction, under the terms of the Merger Agreement El Paso may elect not to proceed with the Merger if it reasonably determines that there exists a reasonable likelihood that the Distributions or the Merger would not be tax-free for federal income tax purposes. If El Paso elects to proceed with the Merger notwithstanding the announcement or introduction of Anti-Morris Trust legislation, the Distributions, if ultimately subject to such legislation, may result in significant taxable gain to the Tenneco consolidated group under Section 355(c) of the Code. Although Tenneco stockholders would not recognize taxable gain or loss on the receipt of the stock of the Company and New Tenneco under the current Anti-Morris Trust Proposal, the taxable gain required to be recognized by the Tenneco consolidated group under Code Section 355(c) would significantly reduce the value of the El Paso Common Stock and any El Paso Preferred Depositary Shares received by the Tenneco stockholders in the Merger.

  The Budget Proposal also contains a proposal (the "Nonqualified Preferred Stock Proposal") that would, among other things, treat certain preferred stock received in a reorganization as "other property" (boot) resulting in gain (but not loss) recognition to the recipient of such stock. The Nonqualified Preferred Stock Proposal would apply to transactions entered into after December 7, 1995, with certain exceptions, including an exception for stock issued pursuant to a written agreement binding (subject to customary conditions) on such date.

  The Roth-Archer Statement provides that should certain revenue proposals included in the Budget Proposal (including the Nonqualified Preferred Stock Proposal) be enacted, their effective date will be no earlier than the date of "appropriate congressional action." As of the date of this Joint Proxy Statement-Prospectus, no legislation has been introduced relating to the Nonqualified Preferred Stock Proposal. The Merger Agreement which provides for the issuance of the El Paso Preferred Stock, was entered into on June 19, 1996 and amended and restated on November 1, 1996 (effective as of June 19, 1996). Accordingly, in view of the Roth-Archer Statement, any future legislation including the Nonqualified Preferred Stock Proposal should not apply to the El Paso Preferred Stock, if issued, assuming the effective date of such legislation contains a grandfather clause for stock issued pursuant to a binding agreement (subject to customary conditions) entered into on or before the date of such Congressional action.

  Nevertheless, there can be no assurances that Congress will not adopt legislation containing the Nonqualified Preferred Stock Proposal that would apply retroactively to the issuance of the preferred stock of El Paso ("El Paso Preferred Stock"). In the event such legislation is announced or introduced prior to the consummation of the Transaction, if either Tenneco or El Paso determines that there exists a reasonable likelihood that issuance of the El Paso Preferred Stock would cause the Merger to be taxable to holders of Tenneco stock, El Paso is obligated, under the terms of the Merger Agreement, at its own cost, to amend the terms of the El Paso Preferred Stock in a manner so as not to cause the Merger to be taxable to holders of Tenneco stock. If, however, legislation containing the Nonqualified Preferred Stock Proposal were enacted following the Transaction, and such legislation applied retroactively to the issuance of the El Paso Preferred

Stock, it is possible that the Merger would not qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code and holders of Tenneco stock receiving El Paso Common Stock or El Paso Preferred Stock in the Merger would recognize gain on the exchange. Even if the issuance of El Paso Preferred Stock did not prevent qualification of the Merger as a tax-free reorganization, holders of Tenneco stock receiving El Paso Preferred Depository Shares would recognize gain on the exchange that might be taxable as ordinary income to the extent of the earnings and profits of Tenneco. The failure of the Merger to qualify as a reorganization within the meaning of Code Section 368(a)(1)(B) of the Code or the recognition of gain by shareholders as a result of the receipt of El Paso Preferred Depository Shares may also cause the Shipbuilding Distribution to not qualify as a tax-free distribution under Section 355 of the Code.

 Back-up Withholding Requirements

  United States information reporting requirements and backup withholding at the rate of 31% may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of NNS Common Stock, unless the stockholder (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates these facts or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not supply the Company with his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a stockholder, the amount of dividends paid with respect to such shares will be reported annually to the IRS and to such stockholder.

  These backup withholding tax and information reporting rules currently are under review by the United States Treasury Department and proposed Treasury Regulations issued on April 15, 1996 would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules could be changed.

REASONS FOR FURNISHING THE INFORMATION STATEMENT

  This Information Statement is being furnished by Tenneco and the Company solely to provide information to Tenneco stockholders who will receive NNS Common Stock in the Shipbuilding Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Tenneco or the Company. The information contained in this Information Statement is believed by Tenneco and the Company to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither the Company nor Tenneco will update the information except in the normal course of their respective public disclosure practices.

                                 RISK FACTORS

  Stockholders of Tenneco should be aware that the Shipbuilding Distribution and ownership of NNS Common Stock involve certain risk factors, including those described below and elsewhere in this Information Statement, which could adversely affect the value of their holdings. Neither the Company nor Tenneco makes, nor is any other person authorized to make, any representation as to the future market value of NNS Common Stock.

RELIANCE ON MAJOR CUSTOMER AND UNCERTAINTY OF FUTURE WORK

  Reliance on Major Customer. The Company's business is primarily dependent upon the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the U.S. Navy. The Navy accounted for approximately 97% and 94% of the Company's net sales for the year ended December 31, 1995 and for the six months ended June 30, 1996, respectively. Approximately 85% of its backlog consisted of contracts to build, repair or overhaul nuclear-powered aircraft carriers as of June 30, 1996.

  Uncertainty of Future Work. Although U.S. Government cuts in naval shipbuilding have continued to put pressure on the Company's backlog, the Company was successful in adding $1.0 billion in new work during 1995 and $443 million during the first six months of 1996. The Company's total backlog, however, decreased from $5.6 billion at December 31, 1994 to $4.6 billion at December 31, 1995 and, as of June 30, 1996, was $4.1 billion. The Company's total backlog anticipated at December 31, 1996 is $3.4 billion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Backlog." Because much of the Company's business consists of constructing aircraft carriers, which historically have been purchased by the Navy every four to six years, the Company's backlog has typically declined following each carrier contract, and peaked again when the Navy orders a new aircraft carrier. For example, the Company's backlog dropped well below $3 billion in late 1994, then peaked at $5.6 billion with the signing of the CVN-76 contract later in that year. The continuing effort of the U.S. Government to reduce the federal budget deficit and the restructuring of U.S. Naval forces in the post Cold War environment, however, will affect the level of funding for shipbuilding programs, which can be revised at any time. The Report on the Bottom-Up Review by the U.S. Department of Defense in 1993 stated a need for a fleet of 12 aircraft carriers (down from 15 in 1992), creating demand for a new aircraft carrier every four to six years. Re-evaluation of this need will continue by both the Department of Defense and the Congress. Current Navy plans call for the award of a contract for the construction of a new nuclear-powered aircraft carrier (CVN-77) beginning in or before 2002 for delivery in 2009. The Navy has not determined whether subsequent aircraft carriers will be nuclear-powered. If there is an eventual shift towards building smaller, non-nuclear-powered aircraft carriers, it is possible that the Company may have to compete with other shipyards in the future to build such aircraft carriers. Furthermore, in response to the need for cheaper alternatives and the proliferation of "smart weapons," it is also possible that future strategy reassessments by the Department of Defense may result in the need for fewer aircraft carriers. The Company is currently performing design concept studies for the next generation of aircraft carriers, which is expected to help the Company in maintaining its role as the Navy's only aircraft carrier builder. For the year ended December 31, 1995 and for the first six months of 1996, aircraft carrier construction accounted for approximately 40.5% and 41% of the Company's revenues, respectively. In addition, aircraft carrier programs and other government projects can be delayed, and such delays typically cause loss of income during the period of delay and retraining costs when work resumes. Any significant reduction in the level of government appropriations for aircraft carrier or other shipbuilding programs, or a significant delay of such appropriations, would have a material adverse effect on the Company's financial condition and results of operations.

  The prospects of U.S. shipyards, including the Company, can be materially affected by their success in securing significant U.S. Navy contract awards. In 1987, the Company was awarded the lead design contract for the Seawolf submarine. However, the collapse of the former Soviet Union Navy, with its several hundred submarines, has greatly reduced the underwater threat to U.S. and allied vessels. As a result, there was a dramatic cutback in the Seawolf program (to three submarines), and the Company did not construct any Seawolf submarines. Construction of the three Seawolf submarines was awarded to Electric Boat Corporation ("Electric

Boat"), a competitor of the Company and wholly-owned subsidiary of General Dynamics Corporation ("General Dynamics"). More recently, Congress preliminarily approved authorization legislation to have the Company construct one of the Navy's new nuclear attack submarines ("NSSNs," the class of submarines following the Seawolf) beginning in late 1998, and another NSSN beginning in late 2000, although there can be no assurance that the NSSN program will continue to be funded or proceed on schedule. Two NSSNs were also authorized to be built by Electric Boat. Electric Boat has also been designated as the lead design yard for NSSN submarines. Future contract awards (after the fourth ship) for the construction of NSSNs, if made, are expected to be determined by competitive bidding.

  The Company, Ingalls Shipbuilding, Inc. ("Ingalls Shipbuilding") (the prime contractor), Lockheed Martin Corporation ("Lockheed Martin") and National Steel and Shipbuilding Co. ("National Steel") have entered into an alliance to bid on the LPD-17 non-nuclear amphibious assault ship program, for which approximately $974 million was recently appropriated for construction of the first vessel. The U.S. Navy currently anticipates that 12 vessels will be built for the LPD-17 program. The Navy has stated that it currently expects that the LPD-17 vessels will be a mainstay of the Navy over the next two decades, replacing a number of vessels nearing the end of their useful lives. Funds for the construction of the first LPD-17 vessel have been appropriated as part of the overall Department of Defense appropriations for 1996. However, there can be no assurance that the Department of Defense and Congress will fund the 12 vessels. Furthermore, there can be no assurance that the Company's alliance will be awarded, assuming the appropriated funds are released, the LPD-17 contract or that Congress will appropriate funds for any additional LPD-17 vessels. It is possible that the U.S. Navy may award the program to a competing bidder or it may allocate the vessels between competing bidders. It could also delay implementation of the LPD-17 program. Even if the LPD-17 project is awarded to the Company's alliance, the U.S. Navy may decide to award other work to competitors in order to sustain some level of work at various shipyards.

  An alliance consisting of the Company, Ingalls Shipbuilding and Lockheed Martin was recently awarded a contract to develop design concepts for the U.S. Navy's "Arsenal Ship." The Company's alliance was one of five alliances to receive such an award. Current U.S. Navy plans call for a downselect to two alliances following evaluation of submitted concepts. Ultimately, one alliance is expected to prevail in the award of a construction contract. The members of the Company's alliance initially designated Lockheed Martin as the prime contractor. Although the Company's alliance was selected to develop design concepts, there can be no assurance that it will be awarded the construction work or other aspects of the project. The allocation of responsibilities among members of the Company's LPD-17 alliance and the Company's Arsenal Ship alliance is subject to future negotiation among such members, and thus there has not been a determination of the level of work which may ultimately be assigned to the Company if its alliances are awarded these projects.

  As part of its expansion strategy, the Company has also been pursuing orders for commercial ships. It has also submitted bids on the fast frigate (FF-21) military ships to the United Arab Emirates and Kuwait, and is in the process of developing bids for the Philippines and Norway. With respect to the commercial nuclear market, the Company is preparing to bid (also with others in an alliance) on several U.S. Department of Energy site management contracts. Competition for these contracts and projects is intense and there can be no assurance that the Company will be successful with its initiatives in these areas.

  With a substantial portion of the Company's current firm backlog scheduled for completion in 1998 and 2002, the failure of the Company to receive the contract for the construction of the CVN-77 on a timely basis and other significant naval work would have a material adverse affect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

PROFIT RECOGNITION; GOVERNMENT CONTRACTING

  Similar to other companies principally engaged in long-term construction projects, the Company recognizes profits under the percentage of completion method of accounting, with profit recognition commencing when progress under the contract is sufficient to estimate final results with reasonable accuracy, and loss recognition commencing immediately upon identification of such loss without regard to percentage of completion. Because contract profit recognition is dependent upon reliable estimates of the costs to complete the contract, profits recognized upon completion of the contract may be significantly less than anticipated, or the Company may incur a loss with respect to the contract, if it proves necessary to revise cost estimates.

  Moreover, the Company's principal U.S. Government business is currently being performed under fixed price ("FP"), fixed price plus incentive fee ("FPIF"), cost plus incentive fee ("CPIF"), and cost plus fixed fee ("CPFF") contracts. The risk to the Company of not being reimbursed for its costs varies with the type of contract. Under FP contracts, the contractor retains all costs savings on completed contracts but is liable for the full amount of all expenditures in excess of the contract price. FPIF contracts, on the other hand, provide for cost sharing between the U.S. Government and the contractor. The contractor's fee is increased or decreased according to a formula set forth in the contract which generally compares the amount of costs incurred to the contract target cost. The Government is liable for all allowable costs up to a ceiling price. However, the contractor is responsible for all costs incurred in excess of such contract ceiling price. In addition, FPIF contracts generally provide for the U.S. Government to pay escalation based on published indices relating to the shipbuilding industry in order to shift the primary risk of inflation to the Government. Under both CPIF and CPFF contracts, generally the contractor is only required to perform the contract to the extent the Government makes funds available. Under the former, the contractor's profit is determined by a contractually specified formula which essentially compares allowable incurred costs to the contract target cost. Under the latter, with few exceptions, the fee is the same without regard to the amount of cost incurred.

  The Company currently constructs aircraft carriers pursuant to FPIF contracts but it performs work for the U.S. Government under all of the types of contracts described above. For example, most of its contracts for ship design are of the cost type and some of its ship repair contracts are of the fixed price type.

  The costs of performing all such types of contracts include those for labor, material and overhead. Therefore, unanticipated increases in any such costs as well as delays in product delivery, poor workmanship requiring correction, and all other factors which affect the cost of performing contracts, many of which are long term in nature, affect the profitability of most contracts held or anticipated by the Company.

  In certain circumstances, the Company may submit Requests for Equitable Adjustment ("REAs") to the U.S. Navy seeking adjustments to contract prices to compensate the Company when it incurs costs for which it believes the U.S. Government is responsible. For example, in June, 1996, the Company settled REAs relating to U.S. Government initiated changes in the requirements for renovating the container "roll-on, roll-off" heavy armored vehicle Sealift transportation ships. As part of the settlement, the Sealift contract was converted from a fixed price incentive contract to a fixed price contract and the contract price was increased. See Note 13 to the Combined Financial Statements of the Company. Although the Company pursues REAs and all other contractual disputes vigorously, there is no assurance that the U.S. Navy will resolve the REAs or any of these disputes in a manner favorable to the Company. Under U.S. Government regulations, certain costs, including certain financing costs and marketing expenses, are not allowable contract costs. These costs can be substantial. The Government also regulates the methods by which all costs, including overhead, are allocated to government contracts.

  In cases where there are multiple suppliers, contracts for the construction and conversion of U.S. Navy ships and submarines are subject to competitive bidding. As a safeguard to anti-competitive bidding practices, the U.S. Navy sometimes employs the concept of "cost realism," which requires that each bidder submit information on pricing, estimated costs of completion and anticipated profit margins. The U.S. Navy uses this and other data to determine an estimated cost for each bidder. The U.S. Navy then re-evaluates the bids by using the higher of the bidder's and the U.S. Navy's cost estimates.

  The U.S. Government has the right to suspend or debar a contractor from government contracting for violations of certain statutes or government procurement regulations. See "--Government Claims and Investigations." The U.S. Government may also unilaterally terminate contracts at its convenience with compensation for work completed.

COMPETITION AND REGULATION

  In the Company's opinion, programs currently planned by the U.S. Navy over the next several years will not be sufficient to support all the U.S. shipyards presently engaged in ship construction. The reduced level of shipbuilding activity by the U.S. Navy during the past decade has resulted in significant workforce reductions in the industry, but almost no other significant consolidation. The general result has been fewer contracts awarded to the same fixed number of large shipyards. The Company believes it currently is (i) the only shipyard capable of building the Navy's nuclear-powered aircraft carriers, (ii) the only non-government-owned shipyard capable of refueling and overhauling the Navy's nuclear-powered aircraft carriers and
(iii) one of only two U.S. shipyards capable of building nuclear-powered submarines. However, with respect to the market for U.S. military contracts for other types of vessels, there are principally five major private U.S. shipyards, including the Company, that compete for contracts to construct, overhaul or convert other types of surface combatant vessels. Competition for these vessels, including the LPD-17 and the Arsenal Ship, is extremely intense. Additionally the Company's products, such as aircraft carriers, submarines and other ships, compete with each other for defense monies.

  With respect to the domestic commercial shipbuilding market, currently the Jones Act requires that all vessels transporting products between U.S. ports be constructed by U.S. shipyards. There are approximately 16 private U.S. shipyards that can accommodate the construction of vessels up to 400 feet in length, five of which the Company considers to be its direct competitors for commercial contracts. Potential competitors include Alabama Shipyard, Inc., Avondale Industries, Inc. ("Avondale"), National Steel, Ingalls Shipbuilding and Trinity Industries, Inc. Although the commercial market is growing, a current overcapacity of suppliers has favored buyers and hindered the profitability of shipyards. With respect to the international commercial shipbuilding market, the Company competes with numerous shipyards in several countries. Overseas firms control almost all of the international commercial shipbuilding market. In 1995, Japanese, South Korean and European yards each controlled approximately 30% of this market. Chinese firms held approximately four percent and the shipyards in the remaining countries held the remaining six percent. Many foreign shipyards are heavily subsidized by their governments, and a number of overseas shipyards presently construct ships at a cost and over a period which is substantially less than the cost and period applicable to the Company. Although there can be no guarantees, the Company has undertaken major initiatives to reduce its cost structure and cycle times for product development and ship delivery in an effort to develop commercial business. To date the Company has experienced substantial losses in connection with its first major commercial construction contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Business Outlook" and "Business--Construction--Commercial." While the percentage of the Company's total business for commercial shipbuilding could increase, the U.S. Navy has historically been and for the foreseeable future is expected to continue to be the Company's primary customer. See "Business."

  The termination of the U.S. construction-differential subsidy program in 1981 significantly curtailed the ability of U.S. shipyards to compete successfully for international commercial shipbuilding contracts with foreign shipyards. Currently, the Company's future commercial shipbuilding opportunities are dependent in part on certain U.S. laws and regulations, including (i) the Jones Act, which, as noted above, currently requires that all vessels transporting products between U.S. ports be constructed by U.S. shipyards, (ii) the Oil Pollution Act of 1990, which beginning January 1, 1995, requires the phased-in transition of single-hulled tankers and product carriers to double-hulled vessels by 2015 and (iii) the 1993 amendments to the loan guarantee program under Title XI of the Merchant Marine Act of 1936, which permit the U.S. Government to guarantee loan obligations of foreign vessel owners for foreign-flagged vessels built in U.S. shipyards. In connection with U.S. efforts to implement a 1994 multilateral agreement designed in part to eliminate foreign government subsidies to overseas commercial shipbuilders, Congress is currently considering legislation that would eliminate the competitive advantage afforded to U.S. shipyards under the 1993 amendments to the Title XI loan guarantee program. In addition, legislative bills seeking to rescind or substantially modify the provisions of the Jones Act mandating the use of U.S.-built ships for coastwide trade are introduced from time to time, and are expected to be introduced in the future. Changes in these laws could have a material adverse effect on the Company's financial condition and results of operations. See "Business."

  The Company faces competition in the engineering, planning and design market from other companies which provide lower cost engineering support services and are located closer to the Washington D.C. area. The Company has established a new Carrier Innovation Center for the development of the Navy's next generation of aircraft carriers. The Company believes the Carrier Innovation Center will offset the geographic and cost advantage of its competitors. There can be no assurance, however, that the Company will be the successful bidder on future U.S. Navy engineering work, including new aircraft carrier research and development funding.

  The Company is also directly dependent upon allocation of defense monies to the U.S. Navy. In addition to competition from other shipyards, the Company competes with firms providing other defense products and services, such as tanks and aircraft, to other branches of the armed forces, and with other, non-defense demands on the U.S. budget.

SUBSTANTIAL LEVERAGE

  The Company has historically relied upon Tenneco for working capital requirements on a short-term basis and for other financial support functions. After the Shipbuilding Distribution, the Company will not be able to rely on the earnings, assets or cash flow of Tenneco and the Company will be responsible for paying dividends, servicing its own debt and obtaining and maintaining sufficient working capital. The Company will have substantial new indebtedness upon the consummation of the Transaction. The Company's debt upon consummation of the Transaction will include (on a pro forma basis at June 30, 1996): (i) the Notes in the aggregate amount of $400 million, and (ii) secured borrowings of $214 million under the Senior Credit Facility. As of June 30, 1996, on a pro forma basis after giving effect to the Transaction, the Company would have had outstanding $614 million of total indebtedness and stockholders' equity of $194 million, with an additional $201 million available for borrowing under the Senior Credit Facility, consisting of $111 million for advances and letters of credit and $90 million for standby letters of credit.

  The degree to which the Company will be leveraged following the Transaction could have important consequences to holders of the NNS Common Stock, including the following: (i) the Company's ability to pay dividends and obtain financing in the future for working capital, capital expenditures and general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; and (iii) the high degree of leverage may limit the Company's ability to react to changes in the industry, make the Company more vulnerable to economic downturns and limit its ability to withstand competitive pressures.

  The Company's ability to pay dividends on the NNS Common Stock and service its debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial and business factors, many of which are beyond the Company's control. If the Company cannot generate sufficient cash flow from operations to meet its obligations, then the Company's ability to pay dividends will be impaired and it may be required to attempt to restructure or refinance its debt, raise additional capital or take other actions such as selling assets or reducing or delaying capital expenditures. There can be no assurance, however, that any of such actions could be effected on satisfactory terms, if at all, or would be permitted by the terms of the Senior Credit Facility, the trust indentures governing the Notes (the "Indentures") or the Company's other credit and contractual arrangements.

  The Senior Credit Facility and the Indentures will contain restrictive covenants that, among other things, limit the Company's ability to pay dividends on the NNS Common Stock, incur additional indebtedness, create liens and make investments and capital expenditures. The Senior Credit Facility will require the Company to comply with certain financial ratios and tests, under which the Company is required to achieve certain financial and operating results. The Company's ability to meet these financial ratios and tests may be affected by events beyond its control, and there can be no assurance that they will be met. In the event of a default under the Senior Credit Facility, the lenders thereunder may terminate their lending commitments and declare the indebtedness immediately due and payable, resulting in a default under the Notes. There can be no assurance that the Company would have sufficient assets to pay indebtedness then outstanding thereunder and under the Notes.

POTENTIAL LIABILITIES DUE TO FRAUDULENT TRANSFER CONSIDERATIONS AND LEGAL DIVIDEND REQUIREMENTS

  The Transaction, including the Shipbuilding Distribution, is subject to review under various state and federal fraudulent conveyance laws. Under these laws, if a court in a lawsuit by an unpaid creditor or a representative of creditors (including a trustee or debtor-in-possession in a bankruptcy by Tenneco, NNS or any of their subsidiaries) were to determine that Tenneco or any of its subsidiaries did not receive fair consideration or reasonably equivalent value for distributing the NNS Common Stock or taking other action as part of the Transaction, or NNS or any of its subsidiaries did not receive fair consideration or reasonably equivalent value for making the distribution to Tenneco, incurring indebtedness, including the Notes and the Senior Credit Facility, transferring assets or taking other action as part of the Transaction and, at the time of such action, Tenneco, NNS or any of their subsidiaries (i) was insolvent or would be rendered insolvent, (ii) had reasonably small capital with which to carry on its business and all business in which it intended to engage, or (iii) intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature, then such court could order the holders of the NNS Common Stock to return the value of the stock and any dividends paid thereon, bar future dividend and redemption payments on the stock, and invalidate, in whole or in part, the Transaction, as a fraudulent conveyance.

  The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction's law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities (including contingent liabilities), or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature. No assurance can be given as to what standard a court would apply in determining insolvency or that a court would not determine that Tenneco, NNS or any of their subsidiaries was "insolvent" at the time of or after giving effect to the Transaction, including the distribution of the NNS Common Stock.

  NNS' payment of the dividend to Tenneco and dividends to the holders of NNS Common Stock is also subject to review under state corporate distribution statutes. Under the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may only pay dividends to its stockholders either (i) out of its surplus (net assets minus capital), or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although NNS intends to make the distribution to Tenneco and pay dividends to the holders of the NNS Common Stock entirely from surplus, no assurance can be given that a court will not later determine that some or all of the distribution to Tenneco or a dividend to the holders of the NNS Common Stock was unlawful.

  Prior to the Shipbuilding Distribution, the Tenneco Board expects to obtain an opinion regarding the solvency of Tenneco and NNS and the permissibility of the Shipbuilding Distribution and the dividend to be paid by NNS to Tenneco under Section 170 of the DGCL. The Tenneco Board and management believe that, in accordance with this opinion which is expected to be rendered in connection with the Shipbuilding Distribution and the dividend to be paid by NNS to Tenneco, (i) Tenneco and NNS each will be solvent at the time of the Transaction (including after the payment of such dividend and the Shipbuilding Distribution), will be able to repay its debts as they mature following the Transaction and will have sufficient capital to carry on its businesses and
(ii) the Shipbuilding Distribution and such dividend will be made entirely out of surplus in accordance with Section 170 of the DGCL. There is no certainty, however, that a court would find this solvency opinion to be binding on creditors of Tenneco or NNS or that a court would reach the same conclusions set forth in such opinion in determining Tenneco or NNS was insolvent at the time of, or after giving effect to, the Transaction, or whether lawful funds were available for the Shipbuilding Distribution and the distribution to Tenneco.

  Pursuant to the Distribution Agreement, from and after the Distributions, each of Tenneco, the Company and New Tenneco will be responsible for the debts, liabilities and other obligations related to the business or businesses which it owns and operates following the consummation of the Transaction. Although the Company does not expect to be liable for any such obligations not expressly assumed by it pursuant to the Distribution Agreement, it is possible that a court would disregard the allocation agreed to among the parties, and require the Company to assume responsibility for obligations allocated to Tenneco or New Tenneco (for example, tax and/or environmental liabilities), particularly if one of such other parties were to refuse or were to be unable to pay or perform the subject allocated obligations. See "The Shipbuilding Distribution--Relationships Among Tenneco, the Company and New Tenneco After the Distributions."

GOVERNMENT CLAIMS AND INVESTIGATIONS

  More than 90% of the Company's sales involve contracts entered into with the U.S. Government. These contracts are subject to possible termination for the convenience of the U.S. Government, to audit and to possible adjustments affecting both cost-type and fixed price type contracts. Like many government contractors, the Company has received audit reports which recommend that certain contract prices be reduced, or costs allocated to government contracts be disallowed, to comply with various government regulations. Some of these audit reports involve substantial amounts. The Company has made adjustments to its contract prices and the costs allocated to government contracts in those cases in which it believes such adjustments are appropriate. In addition, various governmental agencies may at any time be conducting various other investigations or making specific inquiries concerning the Company. Management is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations. In May 1996, the Company was subpoenaed by the Inspector General of the Department of Defense as part of a joint inquiry conducted by the Department of Defense, the Department of Justice, the U.S. Attorney's Office for the Eastern District of Virginia and the Naval Criminal Investigation Service. See "Business--Investigations and Legal Proceedings" and Note 13 of the Combined Financial Statements.

POTENTIAL FEDERAL INCOME TAX LIABILITIES

  On October 30, 1996, the IRS issued the IRS Ruling Letter, to the effect, among other things, that the Shipbuilding Distribution will qualify as a tax-free distribution under Section 355 of the Code. Receipt of the IRS Ruling Letter satisfied a condition to consummation of the Shipbuilding Distribution. See "The Shipbuilding Distribution--Certain Federal Income Tax Aspects of the Shipbuilding Distribution." Such a ruling, while generally binding upon the IRS, is based upon certain factual representations and assumptions. If any such factual representations and assumptions were incomplete or untrue in a material respect, or the facts upon which such ruling was based are materially different from the facts at the time of the Distributions, the IRS could modify or revoke such ruling retroactively. Tenneco is not aware of any facts or circumstances which would cause any of such representations and assumptions to be incomplete or untrue. The Company, Tenneco, New Tenneco and El Paso have each agreed to certain covenants on its future actions to provide further assurances that the Shipbuilding Distribution will be tax-free for federal income tax purposes. See "The Shipbuilding Distribution--Relationships among Tenneco, the Company and New Tenneco After the Distributions."

  If the Distributions were not to qualify as tax-free distributions under
Section 355 of the Code, then in general a corporate level federal income tax would be payable by the consolidated group of which Tenneco is the common parent, which tax (assuming the internal spin-off transactions included in the Corporate Restructuring Transactions also failed to qualify under Code Section
355) would be based upon the gain (computed as the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock) realized by each of the distributing corporations upon its distribution of the stock of one or more controlled corporations to its stockholders in the Transaction. In this regard, the failure of the Merger to qualify as a reorganization within the meaning of Code Section 368(a)(1)(B) could cause the Shipbuilding Distribution to be taxable to Tenneco and its stockholders. The corporate level federal income tax would be payable by Tenneco. Under certain limited circumstances, however, the Company has agreed to indemnify Tenneco for a defined portion of such tax liabilities. See "The Shipbuilding Distribution--Relationships Among Tenneco, the Company and New Tenneco After the Distributions--Terms of the Ancillary Agreements--Tax Sharing Agreement." In addition, under IRS regulations, each member of the consolidated group (including the Company) is severally liable for such tax liability.

  The Budget Proposal contains a provision that would require a distributing corporation in a transaction otherwise qualifying as a tax-free distribution under Section 355 of the Code to recognize gain on the distribution of the stock of one or more controlled corporations under certain circumstances. If such legislation were enacted, the Shipbuilding Distribution, if ultimately subject to such legislation, may result in significant taxable gain to

Tenneco under Section 355(c) of the Code. The Budget Proposal also contains a provision under which the receipt by a stockholder of certain preferred stock in an otherwise tax-free reorganization would result in gain recognition to the stockholder. If such legislation were enacted, it is possible that the receipt of the El Paso Preferred Depositary Shares would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code resulting in the recognition of gain by Tenneco stockholders as described below. Even if the issuance of El Paso Preferred Stock and El Paso Preferred Depositary Shares did not prevent qualification of the Merger as a tax-free reorganization, holders of Tenneco stock receiving El Paso Preferred Depositary Shares would recognize gain on the exchange that might be taxable as ordinary income to the extent of the earnings and profits of Tenneco. The failure of the Merger to qualify as a reorganization within the meaning of
Section 368(a)(1)(B) of the Code or the recognition of gain by shareholders as a result of the receipt of El Paso Preferred Depositary Shares, may also cause the Shipbuilding Distribution to not qualify as a tax-free distribution under
Section 355 of the Code. See "Certain Federal Income Tax Consequences-- Possible Future Legislation."

  Furthermore, if the Shipbuilding Distribution were not to qualify as a tax-free distribution under Section 355 of the Code, then each holder of Tenneco Common Stock who receives shares of NNS Common Stock and New Tenneco Common Stock in the Distributions would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of NNS Common Stock and New Tenneco Common Stock received, which would result in: (i) a dividend to the extent paid out of Tenneco's current and accumulated earnings and profits; then (ii) a reduction in such stockholder's basis in Tenneco Common Stock to the extent the amount received exceeds the amount referenced in clause (i); and then (iii) gain from the sale or exchange of Tenneco Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and (ii). See "The Shipbuilding Distribution-- Certain Federal Income Tax Aspects of the Shipbuilding Distribution."

NO CURRENT PUBLIC MARKET FOR NNS COMMON STOCK

  There is not currently a public market for NNS Common Stock, although a "when issued" market is expected to develop prior to the Distribution Date. There can be no assurance as to the prices at which trading in NNS Common Stock will occur after the Shipbuilding Distribution. Until NNS Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The NYSE has approved the listing of NNS Common Stock upon notice of issuance. See "The Shipbuilding Distribution--Trading of NNS Common Stock."

UNCERTAINTY REGARDING TRADING PRICES OF STOCK FOLLOWING THE TRANSACTION

  Upon consummation of the Transaction, (i) in connection with the Merger, the then outstanding shares of Tenneco Common Stock will be cancelled and holders of Tenneco Common Stock will receive shares of El Paso Common Stock and, under certain circumstances, El Paso Preferred Depositary Shares and (ii) in connection with the Distributions, New Tenneco Common Stock and NNS Common Stock. Tenneco Common Stock is currently listed and traded, and following the Distributions, New Tenneco Common Stock is expected to be listed and traded, on the New York, Chicago, Pacific and London Stock Exchanges. El Paso Common Stock, El Paso Preferred Depositary Shares, if any, and NNS Common Stock will be listed and traded on the NYSE. There can be no assurance that the combined market value/trading prices of (i) El Paso Common Stock and any El Paso Preferred Depositary Shares, (ii) New Tenneco Common Stock and (iii) NNS Common Stock (plus any cash received in lieu of fractional shares or any fractional El Paso Preferred Depositary Shares) received in respect of shares of Tenneco Common Stock pursuant to the Transaction will be equal to or greater than the market value/trading prices of shares of Tenneco Common Stock immediately prior to the Transaction. See "The Shipbuilding Distribution-- Trading of NNS Common Stock."

UNCERTAINTY REGARDING FUTURE DIVIDENDS

  NNS' dividend policy will be established by the NNS Board from time to time based on the results of operations and financial condition of the Company and such other business considerations as the NNS Board considers relevant. Additionally, NNS and certain of its subsidiaries are subject to certain restrictions on the payment of dividends pursuant to its financing and similar arrangements. There can be no assurance that the combined annual dividends on El Paso Common Stock and any El Paso Preferred Depositary Shares, New Tenneco Common Stock and NNS Common Stock after the Transaction will be equal to the annual dividends on Tenneco Common Stock prior to the Transaction (and it is unlikely that the dividends would be greater than the annual dividends on Tenneco Common Stock prior to the Transaction). For certain restrictions on payment of dividends, see "Financing."

COLLECTIVE BARGAINING AGREEMENTS

  The Company has entered into four collective bargaining agreements covering all of the Company's approximately 10,780 hourly employees. The agreement with the United Steelworkers of America covers approximately 10,520 employees and expires April 4, 1999. The agreement with the United Plant Guard Workers of America and its Amalgamated Local No. 451 covers approximately 100 employees and expires February 11, 2001. The agreement with the International Association of Fire Fighters, Local I-45 covers approximately 30 employees and expires September 24, 2000. The Idaho General President's Project Maintenance Agreement (a master agreement with approximately twelve craft unions) covers approximately 130 employees of Newport News Reactor Services, Inc., a subsidiary of Newport News, working in Idaho. This agreement expires upon completion of the project. Although the Company believes that its relationships with these unions are good, there can be no assurance that the Company will not experience labor disruptions associated with these collective bargaining agreements. See "Business."

ENVIRONMENTAL MATTERS

  The Company is subject to various federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the transportation, storage and disposal of toxic and hazardous wastes. Stringent fines and penalties may be imposed for non-compliance and certain environmental laws impose joint and several "strict liability" for remediation of spills and releases of oil and hazardous substances rendering a person liable for environmental damage, without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of or conditions caused by others, including, without limitation, Tenneco and New Tenneco, or for acts of the Company which are or were in compliance with all applicable laws at the time such acts were performed.

  The nature of shipbuilding operations requires the use of hazardous materials. The Company's shipyard also generates significant quantities of wastewater which it treats before discharging pursuant to various permits. In order to handle these materials, the shipyard has an extensive network of above-ground and underground storage tanks, some of which have leaked and required remediation in the past. In addition, the extensive handling of these materials sometimes results in spills on the shipyard and occasionally in the adjacent James River. The shipyard also has extensive waste handling programs which it maintains and, periodically, must close in accordance with applicable regulations. The cumulative cost of these normal operations are not expected to have a material adverse effect on the Company's financial condition or results of operations. See "Business--Health, Safety and Environmental."

CERTAIN ANTITAKEOVER FEATURES

  Upon consummation of the Shipbuilding Distribution, certain provisions of the NNS' Restated Certificate of Incorporation (the "Certificate") and its Amended and Restated By-laws ("By-laws") (both the Certificate and the By-laws will be adopted prior to the Distribution Date), along with the Company's stockholder rights plan and Delaware statutory law, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of NNS Common Stock. Such provisions may also inhibit fluctuations in the market price of NNS Common Stock that could result from takeover attempts. The provisions could also have the effect of making it more difficult for third parties to cause the immediate removal and replacement of the members of the then current NNS Board or the then current management of NNS without the concurrence of the NNS Board. See "Antitakeover Effects of Certain Provisions."

                                   FINANCING

  In connection with the Transaction and to provide for working capital needs, NNS intends to (i) issue Notes in the amount of $400 million and (ii) enter into the $415 million secured Senior Credit Facility comprised of the $200 million six-year amortizing Term Loan and the $215 million six-year Revolving Credit Facility, of which $125 million may be used for advances and letters of credit and $90 million may be used for standby letters of credit.

  The Company expects to utilize the proceeds of the Notes and Term Loan and borrowings of $14 million under the Revolving Credit Facility to distribute
(i) $600 million as a dividend to Tenneco or one or more of its subsidiaries for use in retiring certain Tenneco Consolidated Debt and (ii) $14 million in payment of certain fees and expenses incurred in connection with the Senior Credit Facility and the Notes.

  It is expected that the Term Loan will amortize in 24 quarterly installments, commencing March 31, 1997, with an annual aggregate payment amount of $27.5 million in each of 1997 through 2001, and $62.5 million in 2002. Borrowings under the Senior Credit Facility are to be secured by perfected liens on substantially all of the Company's assets. After January 1, 1998, the security interest in the collateral will be released if the Company meets certain specific financial and other conditions.

  Interest on borrowings under the Senior Credit Facility accrues at a floating rate based on either LIBOR or a base rate. The Senior Credit Facility will contain customary representations and warranties and financial and other standard covenants, including minimum net worth, total debt to EBITDA and EBITDA less capital expenditures to interest expense. The Senior Credit Facility will also provide for limitations on debt and dividend levels and specify mandatory prepayments (with certain agreed-upon exceptions), including 100% of the net proceeds from debt issuance, 50% of the net proceeds from equity issuance and 100% of the net proceeds from asset sales.

  The Notes will consist of $200 million of Senior Notes due 2006 and $200 million of Senior Subordinated Notes due 2006. Interest on the Notes is payable semiannually. The Notes will be redeemable under certain circumstances. The Senior Credit Facility places restrictions, subject to certain exceptions, upon the right of NNS to declare and pay dividends and make certain similar or related kinds of payments, including a cap of (i) $10,000,000 plus (ii) 10% of consolidated net income (or minus 100% of consolidated net loss) calculated for the period from the closing date under the Senior Credit Facility through the end of the most recent fiscal quarter for NNS and its subsidiaries (which for purposes of this calculation is treated as a single accounting period). Additionally, the indentures for the Notes, subject to certain exceptions, generally restrict the right of NNS and its subsidiaries to declare and pay dividends and certain similar or related kinds of payments. These restrictions may materially limit the right of NNS to declare and pay dividends on the NNS Common Stock.

  NNS' obligations under the Notes and Senior Credit Facility are guaranteed by Newport News. Certain other subsidiaries of NNS are excluded as guarantors pursuant to the indentures for the Notes and the agreements for the Senior Credit Facility. Separate financial statements of the guarantors are not included herein because the guarantors are jointly and severally liable for the Notes and the aggregate assets, earnings and equity of such guarantors are substantially equivalent to the assets, earnings and equity of NNS and its combined subsidiaries.

                                CAPITALIZATION

  The following table sets forth the unaudited historical capitalization of the Company as of June 30, 1996, and unaudited pro forma capitalization as of June 30, 1996, after giving effect to the Transaction described in the "Unaudited Pro Forma Combined Financial Statements." The capitalization of the Company should be read in conjunction with the Combined Financial Statements, and the notes thereto, "Selected Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each contained elsewhere herein.

                                                              JUNE 30, 1996
                                                           --------------------
                                                           HISTORICAL PRO FORMA
                                                           ---------- ---------
                                                              (IN MILLIONS)
      Short-term debt:
        Allocated from Tenneco............................    $ 95(a)   $--
        Term Loan.........................................     --         28(b)
      Long-term debt:
        Allocated from Tenneco............................     282(a)    --
        Revolving Credit Facility.........................     --         14(c)
        Term Loan.........................................     --        172
        Senior Notes due 2006.............................     --        200
        Senior Subordinated Notes due 2006................     --        200
                                                              ----      ----
          Total debt......................................     377       614
                                                              ----      ----
      Equity:
        Common stock......................................     --          1
        Paid-in capital...................................     --        193
        Retained earnings.................................     --        --
        Combined equity...................................     349       --
                                                              ----      ----
          Total equity....................................     349       194
                                                              ----      ----
      Total capitalization................................    $726      $808
                                                              ====      ====

     --------
     (a) Represents debt allocated to the Company from Tenneco. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment, nor debt and interest that may be incurred by the Company as a separate public entity.
     (b) Approximately $28 million of borrowings under the Term Loan will mature within one year from the consummation of the Transaction, and such amount is reflected as short-term debt.
     (c) On a pro forma basis on June 30, 1996, $201 million of aggregate principal amount will be unused and available for borrowing as follows: $111 million for advances and letters of credit and $90 million for standby letters of credit.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Combined Balance Sheet of the Company as of June 30, 1996 and Unaudited Pro Forma Combined Statements of Earnings for the six months ended June 30, 1996 and the year ended December 31, 1995 have been prepared to reflect the Transaction, including: (i) the issuance of $400 million aggregate principal amount of Notes; (ii) borrowings of $214 million under the Senior Credit Facility; (iii) the cash dividend of $600 million to be paid by the Company to Tenneco or one or more of its subsidiaries pursuant to the Debt Realignment; (iv) the payment of $14 million of certain fees and expenses incurred in connection with the Notes and the Senior Credit Facility; and (v) the issuance of the NNS Common Stock pursuant to the Shipbuilding Distribution.

  The historical Combined Financial Statements reflect the financial position and results of operations of the Shipbuilding Business whose net assets will be transferred to the Company pursuant to the Corporate Restructuring Transactions. The accounting for such transfer of assets and liabilities pursuant to the Corporate Restructuring Transactions represents a reorganization of companies under common control and, accordingly, all assets and liabilities are reflected at their historical cost in the Combined Financial Statements.

  The Unaudited Pro Forma Combined Balance Sheet has been prepared as if the various components of the Transaction occurred on June 30, 1996; the Unaudited Pro Forma Combined Statements of Earnings have been prepared as if the various components of the Transaction occurred as of January 1, 1995. The Unaudited Pro Forma Combined Financial Statements set forth on the following pages are not necessarily indicative of the results that would have actually occurred if the Transaction had been consummated as of June 30, 1996, or January 1, 1995, or results which may be attained in the future.

  The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Combined Financial Statements, are based upon available information and upon certain assumptions that management believes are reasonable. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1996
                                   (MILLIONS)

                                                COMPANY    PRO FORMA   PRO FORMA
                    ASSETS                     HISTORICAL ADJUSTMENTS  COMBINED
                    ------                     ---------- -----------  ---------
CURRENT ASSETS
  Cash and cash equivalents...................   $    1      $   4 (a)  $    5
                                                               614 (b)
                                                              (614)(d)
  Contracts in process........................      282                    282
  Other current assets........................      190                    190
                                                 ------      -----      ------
    Total current assets......................      473          4         477
                                                 ------      -----      ------
NONCURRENT ASSETS
  Property, plant and equipment, net..........      824                    824
  Other assets................................      155         (9)(c)     160
                                                                14 (d)
                                                 ------      -----      ------
    Total noncurrent assets...................      979          5         984
                                                 ------      -----      ------
                                                 $1,452      $   9      $1,461
                                                 ======      =====      ======
            LIABILITIES AND EQUITY
            ----------------------
CURRENT LIABILITIES
  Accounts payable............................   $  177      $ (73)(c)  $  104
  Short-term debt.............................       95         28 (b)      28
                                                               (95)(e)
  Other accrued liabilities...................      160                    160
                                                 ------      -----      ------
    Total current liabilities.................      432       (140)        292
                                                 ------      -----      ------
NONCURRENT LIABILITIES
  Long-term debt..............................      282        586 (b)     586
                                                              (282)(e)
  Deferred income taxes.......................      140                    140
  Other long-term liabilities.................      249                    249
                                                 ------      -----      ------
    Total noncurrent liabilities..............      671        304         975
                                                 ------      -----      ------
EQUITY
  Common stock................................                   1 (f)       1
  Paid-in capital.............................                 193 (f)     193
  Retained earnings...........................                 --  (f)     --
  Combined equity.............................      349          4 (a)     --
                                                                64 (c)
                                                              (600)(d)
                                                               377 (e)
                                                              (194)(f)
                                                 ------      -----      ------
    Total equity..............................      349       (155)        194
                                                 ------      -----      ------
                                                 $1,452      $   9      $1,461
                                                 ======      =====      ======

      See the accompanying notes to Unaudited Pro Forma Combined Financial
                                  Statements.

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS
                      (MILLIONS EXCEPT PER SHARE AMOUNTS)

                                              SIX MONTHS ENDED JUNE 30, 1996
                                            -----------------------------------
                                             COMPANY    PRO FORMA    PRO FORMA
                                            HISTORICAL ADJUSTMENTS   COMBINED
                                            ---------- -----------  -----------
Net sales..................................   $  915      $         $       915
Operating costs and expenses...............      834         1 (g)          835
                                              ------      ----      -----------
Operating earnings.........................       81        (1)              80
Interest expense...........................       17       (17)(e)           28
                                                            28 (g)
                                              ------      ----      -----------
Earnings before income taxes...............       64       (12)              52
Provision for income taxes.................       27         6 (e)           23
                                                           (10)(g)
                                              ------      ----      -----------
Net earnings...............................   $   37      $ (8)     $        29
                                              ======      ====      ===========
Average number of common shares
 outstanding...............................                          34,070,348
                                                                    ===========
Earnings per share.........................                         $       .85
                                                                    ===========
                                               YEAR ENDED DECEMBER 31, 1995
                                            -----------------------------------
                                             COMPANY    PRO FORMA    PRO FORMA
                                            HISTORICAL ADJUSTMENTS   COMBINED
                                            ---------- -----------  -----------
Net sales..................................   $1,756      $         $     1,756
Operating costs and expenses...............    1,599         2 (g)        1,601
                                              ------      ----      -----------
Operating earnings.........................      157        (2)             155
Interest expense...........................       29       (29)(e)           56
                                                            56 (g)
Other (income), net........................       (3)                        (3)
                                              ------      ----      -----------
Earnings before income taxes...............      131       (29)             102
Provision for income taxes.................       58        10 (e)           48
                                                           (20)(g)
                                              ------      ----      -----------
Net earnings...............................   $   73      $(19)     $        54
                                              ======      ====      ===========
Average number of common shares
 outstanding...............................                          34,799,188
                                                                    ===========
Earnings per share.........................                         $      1.55
                                                                    ===========

      See the accompanying notes to Unaudited Pro Forma Combined Financial
                                  Statements.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) To reflect a cash contribution from Tenneco to the Company pursuant to the Cash Realignment provisions in the Distribution Agreement covering the Shipbuilding Distribution.

(b) To reflect $614 million in total borrowings under various credit facilities which borrowings will consist of (i) a $200 million six-year amortizing Term Loan with an estimated annual interest rate of 8%, (ii) $200 million Senior Notes due 2006 with an estimated annual interest rate of 9.25%, (iii) $200 million Senior Subordinated Notes due 2006 with an estimated annual interest rate of 9.75%, and (iv) $14 million in borrowings under a $215 million six-year Revolving Credit Facility, with an estimated annual interest rate of 8% and commitment fees due on the unused portion of the facility, for payment of certain fees and expenses described in (d) below. Approximately $28 million of the assumed Term Loan borrowings will mature within one year from the consummation of the Transaction, and such amount is reflected as short-term debt in the accompanying Pro Forma Combined Balance Sheet.

(c) To reflect the settlement or capitalization of intercompany accounts payable with Tenneco affiliates and the transfer of certain assets prior to the Shipbuilding Distribution pursuant to certain Corporate Restructuring Transactions.

(d) To reflect: (i) a cash dividend of $600 million to be paid by the Company to Tenneco or one or more of its subsidiaries, principally using borrowings under the Senior Credit Facility and the Notes and (ii) a payment of $14 million for certain fees and expenses in connection with the Senior Credit Facility and Notes.

(e) To reflect the elimination of corporate debt and related interest expense allocated by Tenneco to the Company. See the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

(f) To reflect the distribution of NNS Common Stock to holders of Tenneco Common Stock at an exchange ratio of one share of NNS Common Stock for five shares of Tenneco Common Stock.

(g) To reflect: (i) interest expense related to the borrowings assumed outstanding under the Senior Credit Facility and the Notes at the assumed annual interest rates discussed in (b), (ii) the cost of commitment fees on the unused borrowing capacity under the Revolving Credit Facility, and
    (iii) the amortization of deferred debt financing costs incurred in connection with the Senior Credit Facility and the Notes, as well as the related tax effects of these items at an assumed statutory rate of 35%. A 1/8% change in these assumed annual interest rates would change pro forma annual interest expense by $0.8 million, before the effect of income taxes.

(h) EBITDA, on a pro forma basis, was $113 million and $227 million for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively. EBITDA represents earnings before cumulative effect of changes in accounting principles, income taxes, interest expense and depreciation and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the combined pro forma Statements of Earnings. In addition, EBITDA shall not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity.

                       COMBINED SELECTED FINANCIAL DATA

  The following combined selected financial data as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 were derived from the audited Combined Financial Statements of the Company. The combined selected financial data as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 are unaudited and were derived from the accounting records of Tenneco. The combined selected financial data as of and for each of the six-month periods ended June 30, 1996 and 1995 were derived from the unaudited Combined Financial Statements of the Company. In the opinion of the Company's management, the combined selected financial data of the Company as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991, and as of and for the six months ended June 30, 1996 and 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1996 should not be regarded as indicative of the results that may be expected for the full year.

  This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.

                           SIX MONTHS
                         ENDED JUNE 30,          YEARS ENDED DECEMBER 31,
                         ----------------  --------------------------------------------------
                         1996(A)  1995(A)  1995(A)  1994(A)     1993(A)      1992       1991
                         -------  -------  -------  -------     -------     ------     ------
(MILLIONS)
STATEMENTS OF EARNINGS
DATA:
 Net sales.............. $  915   $  845   $1,756   $1,753      $1,861      $2,265     $2,216
                         ======   ======   ======   ======      ======      ======     ======
 Operating earnings..... $   81   $   90   $  157   $  201      $  210      $  249     $  224
 Interest expense (net
  of interest
  capitalized)..........     17       20       29       30          36          42         23
 Other..................    --       --        (3)       1         (15)(b)     --          (2)
 Provision for income
  taxes.................     27       29       58       75          78          64         68
                         ------   ------   ------   ------      ------      ------     ------
 Earnings before
  cumulative effect of
  changes in accounting
  principles............     37       41       73       95         111         143        135
 Cumulative effect of
  changes in accounting
  principles, net of
  tax...................    --       --       --        (4)(c)     --          (93)(c)    --
                         ------   ------   ------   ------      ------      ------     ------
 Net earnings........... $   37   $   41   $   73   $   91      $  111      $   50     $  135
                         ======   ======   ======   ======      ======      ======     ======
BALANCE SHEET DATA:
 Working capital........ $   41   $    4   $  (19)  $  (75)     $ (121)     $  (89)    $ (470)
 Total assets...........  1,452    1,337    1,380    1,263       1,235       1,450      1,412
 Short-term debt(d).....     95       54       68       30          34          83         36
 Long-term debt(d)......    282      326      292      287         423         761        364
 Combined equity........    349      236      272      199         105        (173)       (30)
STATEMENTS OF CASH FLOW
 DATA:
 Net cash provided
  (used) by operating
  activities............ $   (1)  $  (18)  $   63   $  182      $  215      $ (174)    $  352
 Net cash provided
  (used) by investing
  activities............    (45)     (29)     (87)     (29)         21           6        (99)
 Net cash provided
  (used) by financing
  activities............     45       47       25     (154)       (241)        181       (246)
 Capital expenditures...     36       29       77       29          35          35         64
OTHER DATA:
 EBITDA(e).............. $  113   $  123   $  227   $  270      $  297      $  323     $  298

                                                       (Continued on next page)

(Continued from previous page)
--------
(a) For a discussion of significant items affecting comparability of the financial information for 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Information Statement.
(b) Includes a gain of $15 million related to the sale of Sperry Marine businesses.
(c) In 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." In 1992, the Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and FAS No. 109, "Accounting for Income Taxes."
(d) Historical amounts represent debt allocated to the Company from Tenneco based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco's consolidated net assets plus debt. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment, nor debt and interest that may be incurred by the Company as a separate public entity. See the Combined Financial Statements, and notes thereto, included elsewhere in this Information Statement.
(e) EBITDA represents earnings before cumulative effect of changes in accounting principles, income taxes, interest expense and depreciation and amortization. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in the Statements of Earnings. In addition, EBITDA shall not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following should be read in conjunction with the Combined Selected Financial Data and Combined Financial Statements, and notes thereto, presented on pages F-1 to F-21. Reference is made to the "Basis of Presentation and Description of Business" section of Note 1 to such Combined Financial Statements for the definition of the "Company" as utilized herein.

BUSINESS OVERVIEW

  Newport News Shipbuilding Inc. ("NNS") is the parent of Newport News Shipbuilding and Dry Dock Company ("Newport News"). Newport News was acquired by Tenneco in 1968 and since that time has represented the Shipbuilding Business segment of Tenneco's diversified businesses. As a result of the Shipbuilding Distribution, the Company will become a separate, publicly-held corporation. See "The Shipbuilding Distribution" and Note 1 to the Combined Financial Statements for further discussion.

  The Company's primary business is the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the U.S. Navy. The Company also provides ongoing maintenance for other U.S. Navy vessels through work in overhauling, lifecycle engineering and repair. The U.S. Navy accounted for approximately 97% and 94% of the Company's net sales for the year ended December 31, 1995 and for the six months ended June 30, 1996, respectively. The following table summarizes the percentage of net sales by contract type.

                                           SIX MONTHS
                                         ENDED JUNE 30,  YEAR ENDED DECEMBER 31,
                                         --------------- -----------------------
                                          1996    1995    1995    1994    1993
                                         ------- ------- ------- ------- -------
Fixed-Price-Type........................     67%     78%     75%     75%     67%
Cost-Type...............................     33%     22%     25%     25%     33%
                                         ------- ------- ------- ------- -------
  Total.................................    100%    100%    100%    100%    100%
                                         ======= ======= ======= ======= =======

  The Company's primary activity is constructing ships. Similar to other companies principally engaged in long-term construction projects, the Company recognizes profits under the percentage of completion method of accounting, with profit recognition commencing when costs are incurred under the contract, and loss recognition commencing immediately upon identification of such loss without regard to percentage of completion. Because contract profit recognition is dependent upon reliable estimates of the costs to complete the contract, profits recognized upon completion of the contract may be significantly less than anticipated, or the Company may incur a loss with respect to the contract, if it proves necessary to revise cost estimates. Moreover, the Company's principal U.S. Government business is currently being performed under fixed-price or fixed-price incentive contracts, which wholly or partially shift the risk of construction costs that exceed the contract target cost to the Company. See "Risk Factors--Profit Recognition; Government Contracting." In addition to ship construction, the Company also provides repair and overhaul services and engineering and design services. During 1993, the "Other" captions presented herein included the Sperry Marine business ("Sperry"), which was involved in the domestic and international design and manufacture of advanced electronics for maritime and other applications, prior to the sale of such business. See "--Other--Divestiture" below.

RESULTS OF OPERATIONS -- OVERVIEW

  The following tables reflect the net sales, operating earnings and margins of the Company by activity type for the years ended December 31, 1995, 1994 and 1993 and the six months ended June 30, 1996 and 1995.

NET SALES

                          SIX MONTHS ENDED JUNE 30,           YEAR ENDED DECEMBER 31,
                         ----------------------------- --------------------------------------
                             1996           1995           1995         1994         1993
                         -------------- -------------- ------------ ------------ ------------
                          NET     % OF   NET     % OF   NET   % OF   NET   % OF   NET   % OF
                         SALES   TOTAL  SALES   TOTAL  SALES  TOTAL SALES  TOTAL SALES  TOTAL
(MILLIONS)               ------  ------ ------  ------ ------ ----- ------ ----- ------ -----
Construction............ $  536      59 $  545      65 $1,107   63  $1,144   65  $1,046   57
Repair and Overhaul.....    281      31    187      22    414   24     383   22     471   25
Engineering.............     86       9     97      11    202   11     204   12     225   12
Other...................     12       1     16       2     33    2      22    1     119    6
                         ------   ----- ------   ----- ------  ---  ------  ---  ------  ---
  Net sales............. $  915     100 $  845     100 $1,756  100  $1,753  100  $1,861  100
                         ======   ===== ======   ===== ======  ===  ======  ===  ======  ===

OPERATING EARNINGS AND MARGINS

                            SIX MONTHS ENDED JUNE 30,                          YEAR ENDED DECEMBER 31,
                     --------------------------------------- -----------------------------------------------------------
                            1996                1995                1995                1994                1993
                     ------------------- ------------------- ------------------- ------------------- -------------------
                     OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING
                     EARNINGS  MARGIN %  EARNINGS  MARGIN %  EARNINGS  MARGIN %  EARNINGS  MARGIN %  EARNINGS  MARGIN %
(MILLIONS)           --------- --------- --------- --------- --------- --------- --------- --------- --------- ---------
Construction.......     $38         7       $64        12      $ 95         9      $181        16      $135        13
Repair and
 Overhaul..........      37        13        18        10        45        11        13         3        51        11
Engineering........       5         6         6         6        13         6        11         5         8         4
Other..............       1      N.M.         2      N.M.         4      N.M.        (4)     N.M.        16      N.M.
                        ---      ----       ---      ----      ----      ----      ----      ----      ----      ----
Operating earnings.     $81         9       $90        11      $157         9      $201        11      $210        11
                        ===      ====       ===      ====      ====      ====      ====      ====      ====      ====

--------
N.M.=Not meaningful

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

NET SALES

  Construction. The $9 million decrease in construction revenues is due to the delivery of the aircraft carrier Stennis in late 1995 which decreased revenues by $161 million, the continued decline in Los Angeles-class submarine production resulting in decreased revenues of $32 million and lower levels of revenue on the Sealift conversions in 1996 which decreased revenues by $55 million. These decreases are partially offset by a $43 million increase due to production on Double Eagle product tankers and an increase in revenue of $112 million and $79 million on the aircraft carriers Reagan and Truman, respectively.

  Repair and Overhaul. The $94 million increase in repair and overhaul revenues relates primarily to the aircraft carrier Eisenhower in 1996. There was minimal aircraft carrier overhaul work performed in the first half of 1995 as a result of the delivery of the Enterprise in 1994, with the Eisenhower not arriving until mid-1995.

  Engineering. Engineering revenues decreased by $11 million as a result of less work on the Seawolf- and Los Angeles-class submarine design programs as the production of those submarine classes nears an end.

  Other. Other revenues decreased by $4 million primarily as a result of lower industrial products revenue.

OPERATING EARNINGS

  Construction. The $26 million decrease in operating earnings and 5% decrease in operating margin on construction work relates to (i) the delivery of the Stennis in late 1995 which decreased earnings by $29 million, (ii) additional costs of $18 million associated with the Sealift conversion contract that were not recoverable from the U.S. Government, and (iii) $26 million higher than expected costs associated with the production of commercial product tankers. Decreases in operating earnings for the period are partially offset by (i) increased activity and productivity improvements on the aircraft carriers Reagan and Truman, resulting in $28 million of additional earnings, and (ii) the recognition of certain change orders related to previously delivered submarines.

  Repair and Overhaul. The $19 million increase in operating earnings and 3% increase in operating margin for repair and overhaul work is a result of $14 million in work performed on the Eisenhower in 1996 and increased margins on submarine repair and overhaul work. See "--Net Sales--Repair and Overhaul" above.

  Engineering. The decline in operating earnings for engineering is primarily the result of less activity related to the Seawolf- and Los Angeles-class submarine design programs.

  Other. Other operating earnings were not significant to either period presented.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

NET SALES


  Construction. The $37 million decrease in construction revenues in 1995 from 1994 is due to a $96 million decrease in submarine construction work as two of the remaining four Los Angeles-class submarines were delivered during 1995. The decrease in submarine work is partially offset by increased aircraft carrier construction activity of $14 million as work on the Reagan replaced construction of the Stennis which was delivered in the fourth quarter of 1995. Additionally, work on the Truman continued during 1995 at a level consistent with 1994. Increased construction activity on the Sealift conversion program of $28 million and the commercial shipbuilding program also contributed to offsetting the decrease in submarine construction work. The level of construction activity on commercial work increased by $18 million during 1995 as the Company began work on the Double Eagle product tankers under contract. Reference is made to "--Business Outlook" below for a discussion of construction activity.

  The $98 million increase in construction revenues in 1994 from 1993 is due to several factors, some offsetting. First, there were increased production efforts in the amount of $106 million on two aircraft carriers (Stennis and Truman) for 1994 as the keel of the Truman was laid in November 1993. Second, construction efforts on the Sealift conversions began late in 1993, doubling in 1994 increasing revenues by $77 million. These increases were offset primarily by decreased submarine construction work of $71 million with the delivery of the USS Montpelier and USS Hampton in 1993, and the USS Charlotte in 1994.

  Repair and Overhaul. The $31 million increase in repair and overhaul revenues in 1995 from 1994 relates primarily to the $32 million repair and overhaul of the USS Thorn during 1995. There were additional increases of $29 million in other miscellaneous U.S. Navy repairs, partially offset by a $22 million reduction in work as the USS Independence cruise ship repair was completed in 1994. Aircraft carrier overhauls and related post-shakedown repairs remained stable with the completion of the overhaul work for the Enterprise in 1994 replaced by the overhaul work on the Eisenhower in 1995. The $88 million decrease in repair and overhaul revenues in 1994 from 1993 is attributable to a decrease of $113 million in aircraft carrier overhaul work on the Enterprise, partially offset by $22 million in repair work on the Independence cruise ship in 1994.

  Engineering. Engineering revenues declined $2 million in 1995 from 1994 due primarily to less work on the Seawolf-class submarine design program. Engineering revenues declined $21 million in 1994 from 1993 due primarily to $32 million less work on the Seawolf-class submarine design, offset by the initiation of engineering planning work related to the NSSN program.

  Other. Other revenues increased $11 million in 1995 from 1994 as a result of a variety of nonrecurring jobs for miscellaneous services. The decline in other revenues in 1994 from 1993 is principally due to the revenues of approximately $113 million from Sperry recorded prior to its sale in November 1993 (see "--Other--Divestiture" below), offset in part by other miscellaneous items.

OPERATING EARNINGS


  Construction. The $86 million decrease in operating earnings and 7% decrease in operating margin on construction work in 1995 from 1994 relates to (i) additional costs of $25 million incurred as a result of the Company's re-entry into the highly competitive commercial shipbuilding market, (ii) $11 million less in contributions from aircraft carrier work in 1995 as a result of productivity gains realized and reflected in 1994, and (iii) additional costs incurred on the Sealift conversion work which management expects to be substantially complete in the first quarter of 1997.

  The $46 million increase in operating earnings and 3% increase in operating margin on construction work in 1994 from 1993 relates to productivity gains realized and reflected in 1994, as well as an increase of $34 million in overall aircraft carrier production, principally involving the Truman. Additional gains in profitability were realized on submarine contracts resulting from productivity gains on the Los Angeles-class program. The productivity gains realized on both the aircraft carrier and submarine programs reflect the decreasing operating risks as these programs mature or near completion.

  Repair and Overhaul. The $32 million increase in operating earnings and 8% increase in operating margin for repair and overhaul work in 1995 from 1994 is due primarily to $12 million of work performed on the USS Long Beach deactivation in 1995 coupled with the fact the Company experienced additional costs of $20 million on certain U.S. Navy and commercial repair jobs in 1994. Operating earnings from carrier overhauls and related post-shakedown repairs remained stable with the completion of the overhaul work for the Enterprise in 1994 replaced by the overhaul work on the Eisenhower during 1995. Repair and overhaul operating earnings and operating margin decreased $38 million and 8%, respectively, in 1994 from 1993, due primarily to a $14 million decrease in the level of aircraft carrier overhaul work on the Enterprise and $20 million of additional costs experienced on certain U.S. Naval and commercial repair jobs during 1994.

  Engineering. The operating earnings for engineering work have remained relatively stable in all years presented with the exception of higher than anticipated costs to design a propulsion plant trainer in 1993.

  Other. The increase in other operating earnings in 1995 from 1994 is primarily the result of lower expenses related to pensions and other employee benefits not currently allocable to contracts, but which are expected to be allocable once funded. The decrease in other operating earnings in 1994 from 1993 is primarily the result of the 1993 operating earnings of $6 million of Sperry prior to its sale (see "--Other--Divestiture" below), a 1993 benefit of $14 million from recovering a portion of previously recorded postretirement benefit costs and higher 1994 expense related to pensions and other employee benefits not currently allocable to contracts.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

  The following table reflects the summarized components of the Company's cash flow for the periods indicated:

                                       SIX MONTHS ENDED       YEAR ENDED
                                           JUNE 30,          DECEMBER 31,
                                       ------------------  -------------------
                                         1996      1995    1995   1994   1993
                                       --------  --------  -----  -----  -----
(MILLIONS)
Net cash provided (used) by operating
 activities........................... $     (1) $    (18) $  63  $ 182  $ 215
Capital expenditures..................      (36)      (29)   (77)   (29)   (35)
Other investing cash flows............       (9)      --     (10)   --      56
                                       --------  --------  -----  -----  -----
Subtotal..............................      (46)      (47)   (24)   153    236
Cash transfers (to) from Tenneco......       45        47     25   (154)  (241)
                                       --------  --------  -----  -----  -----
Net cash flow after transactions with
 Tenneco.............................. $     (1) $    --   $   1  $  (1) $  (5)
                                       ========  ========  =====  =====  =====

OPERATING CASH FLOWS

  The $119 million decrease in net cash flow from operating activities from 1994 to 1995 is due to several factors, including lower operating earnings, increased levels of contracts in process and a higher level of payments to Tenneco for federal and state income taxes. The lower operating earnings is attributable to the factors discussed in "--Results of Operations for the Years 1995, 1994, and 1993--Operating Earnings" above. The additional costs accumulated in contracts in process is due principally to higher levels of costs on the Sealift conversion work and commencement of the commercial shipbuilding projects. The higher level of income tax payments to Tenneco during 1995 is attributable to the Company paying its allocation of 1994 income taxes from Tenneco (see "--Income Taxes" below) during 1995. The payment of a significant portion of taxes allocated to the Company from Tenneco has historically occurred in the year subsequent to when such taxes are incurred and billed. Thus, the higher level of 1994 current income taxes, due to higher 1994 pretax earnings, is reflected as a 1995 cash outflow. The higher level of current income tax liability included in "Accounts Payable to Tenneco" at December 31, 1994, was the principal reason that the Company was in a working capital deficit position at that date. However, during 1995, the Company was able to pay the December 31, 1994 current tax liability and other current liabilities with its cash flows from operations. In addition, the Company was in a positive working capital position at June 30, 1996.

  The $33 million decrease in net cash flow from operating activities from 1993 to 1994 is principally attributable to a lower level of operating earnings, and offsetting amounts related to higher costs in contracts in process and lower tax payments in 1994 compared to 1993. The higher unbilled costs in contracts in process inventory was principally due to the continuing progression of the Sealift conversion work, which began in late 1993, and the repair work related to the Independence cruise ship, which began in 1994. The low tax payments in 1994 compared to 1993 is attributable to a large state tax payment made in 1993 to Tenneco and lower federal tax payments in 1994 compared to 1993.

  The $17 million increase in comparative cash flows from operating activities for the six month periods ended June 30, 1996 and 1995 is due to several factors, some offsetting. These factors include less contracts in process build-up and a lower level of payments to Tenneco, offset by increased levels of accounts receivable and lower operating earnings. The lower contracts in process build-up coupled with the increase of accounts receivable is essentially offsetting and is a result of normal timing differences in the submission of billings, as well as the settlement and billing of a request for equitable adjustment in 1996. The lower level of payments to Tenneco in 1996 is due to the higher payments for taxes in 1995 as described above.

  Significant changes in accounts receivable, inventory, trade accounts payable and other accrued liabilities not described above relate to normal timing differences in the billing cycle, receipt and use of inventory, and receipt and payment of invoices.

CAPITAL EXPENDITURES

  Capital expenditures increased to $77 million in 1995 from $29 million in 1994 due to the initiation of a strategic capital improvement program. The capital improvement program consists principally of three separate projects:
(i) the development of a state-of-the-art automated steel cutting and fabrication facility; (ii) the extension of a dry dock facility; and (iii) the construction of the Carrier Refueling Complex. The automated steel cutting and fabrication facility should directly support the Company's goals of reducing the manufacturing cycle time on ship construction projects and reducing the production cost structure. Portions of this facility are currently functional and the entire facility is expected to be fully functional in 1997. The extension of the dry dock facility was completed in June 1996 and allows for concurrent, multiple-ship construction within the same dry dock. This improvement is expected to enable construction resources to be utilized on multiple projects. Lastly, the Carrier Refueling Complex includes a cost-efficient facility strategically located next to the dry docks used to overhaul nuclear-powered ships. Management estimates that approximately $39 million and $20 million will be expended in 1996 and 1997, respectively, to complete the three capital improvement projects which are currently in process. The Company expects to fund its planned capital expenditures with cash flows generated from its operations. The 1994 and 1993 capital expenditures of $29 million and $35 million, respectively, consisted principally of normal capital improvements and purchases required to maintain the Company's facilities. Since 1993, the Company has invested approximately $177 million in modernizing its facilities. The $7 million increase in capital expenditures for the six month period ended June 30, 1996 compared to the six month period ended June 30, 1995 is attributable to the ongoing capital improvement program described above.

OTHER INVESTING CASH FLOWS

  Other investing cash flow activities consisted of a $9.6 million investment as partial payment towards the Company's 40% equity interest in the Abu Dhabi Ship Building Company joint venture during 1995 (see
"--Business Outlook" below) and $56 million in cash proceeds of the total $61 million in cash proceeds from the sale of Sperry in 1993. See "--Other-- Divestiture" below. The 1996 investing activity relates to a $9 million investment for a 49% ownership interest in a limited partnership. The Company is obligated to complete its subscription for the 40% equity interest by paying an additional $9.6 million to Abu Dhabi Ship Building Company on December 17, 1996. It expects that this additional payment will be funded with cash flow from operations in 1996.

NET CASH FLOW

  The Company's excess net cash flows from operating and investing activities have historically been used by its parent to meet other Tenneco obligations. During 1995, the Company received, on a net basis, $25 million from its parent, primarily to cover costs of the capital improvement program discussed above. Management of the Company believes that cash flows from operations will generally be sufficient to meet its future capital requirements. However, depending on market and other conditions, the Company may also utilize external sources of capital to meet specific funding requirements. See "-- Capital Requirements and Resources--Sources of Capital Subsequent to the Shipbuilding Distribution."

CAPITAL REQUIREMENTS AND RESOURCES

  Requirements and Commitments. The Company's Shipbuilding Business requires that adequate working capital be available at all times. Since an appreciable portion of the Company's work is "negotiated" or in the form of "extras," the price of the work must be negotiated, sometimes over a long period of time. During this period of negotiation, the expended funds are not available for other current work. Further, while construction and conversion contracts provide for progress payments, they generally require extensive investment in work in progress principally because of contract progress payment retentions. Retainages, generally due upon completion or acceptance of the contracted work, amounted to $64 million as of June 30, 1996. If the Company is the successful bidder for the first LPD-17 contract, in order to satisfy the terms of the contract, it will be required to make capital investments to provide for, among others, the enhancement of its computer-aided design capabilities and installation of sophisticated computer-based data systems, which are necessary for completing the LPD-17, a substantial portion of which expenditures are expected to be reimbursed by the Navy.

  In addition, the Company estimates that expenditures aggregating approximately $90 million will be required after December 31, 1995, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith. Based on current conditions, the Company also believes it will be required to make significant tax payments in 1998 upon completion of the Stennis-Truman aircraft carrier contract with the delivery of the Truman, which payments could be as high as $124 million.

  Sources of Capital Subsequent to the Shipbuilding Distribution. To provide for working capital needs, the Company intends to enter into a $215 million six-year Revolving Credit Facility as part of the secured Senior Credit Facility, of which $125 million may be used for advances and letters of credit and $90 million may be used for standby letters of credit. The Company expects to utilize the borrowings of $14 million under the Revolving Credit Facility to pay certain fees and expenses incurred in connection with the Notes and the Senior Credit Facility. See "Risk Factors--Substantial Leverage" and "The Shipbuilding Distribution--Debt and Cash Realignment."

  Management believes that capital requirements after the Shipbuilding Distribution and as described above for overall operations, capital expenditures, payment of dividends, taxes and debt service can be met by existing cash, internally generated funds and the Revolving Credit Facility described above.

DEBT AND INTEREST ALLOCATION

 Corporate Debt and Interest Allocation

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense has been allocated to the Company based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.7%, 8.3% and 7.4% for 1995, 1994, and 1993, respectively. Total pre-tax interest expense allocated to the Company in 1995, 1994 and 1993 was $28 million, $26 million and $34 million, respectively. The Company has also been allocated tax benefits approximating 35% of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to the Company for financial reporting on a historical basis, the Company has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest have been included as a component of the Company's combined equity. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment nor debt and interest that will be incurred by the Company as a separate public entity. Further, management believes that the Company's interest rate and, therefore, interest expense as a separate entity will be higher initially.

INCOME TAXES

  The Company and Tenneco, together with certain of their respective subsidiaries which are owned 80% or more, have historically entered into an agreement to file a consolidated U.S. federal income tax return. Additionally, the Company has historically filed consolidated income tax returns with other Tenneco businesses for applicable state and foreign jurisdictions. The income tax amounts reflected in the Combined Financial Statements under the provisions of these tax sharing arrangements are not materially different from the income taxes which would have been provided had the Company filed separate tax returns. Income tax payments to Tenneco were higher in 1995 compared to 1994. See "--Liquidity and Capital Resources--Operating Cash Flows" above.

  The effective tax rate for 1995, 1994 and 1993 was approximately 44%, 44% and 41%, respectively. The difference between the Company's effective tax rate in all periods compared to the U.S. federal statutory rate of 35% is principally due to state income taxes associated with ship deliveries.

  In connection with the Distributions, the current tax sharing agreement will be cancelled and the Company will enter into a new tax sharing agreement with Tenneco, New Tenneco and El Paso. The new tax sharing agreement will provide, among other things, for the allocation of taxes among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. Generally, the Company will be liable for taxes imposed on the Company and its affiliates engaged in the shipbuilding business. In the case of federal income taxes imposed on the combined activities of the Tenneco consolidated group, the Company and New Tenneco will be liable to Tenneco for federal income taxes attributable to their activities, and each will be allocated an agreed-upon share of estimated tax payments made by the Tenneco consolidated group.

CHANGES IN ACCOUNTING PRINCIPLES

  The Company adopted Statement of Financial Accounting Standards ("FAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard did not have any impact on the Company's combined financial position or results of operations.

  In October 1995, the Financial Accounting Standards Board issued FAS No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for stock-based awards issued to employees and others but also allows companies to choose to continue to measure compensation cost for such plans as it is measured currently. The Company has elected to continue to use the current method of accounting for stock-based awards issued to employees. Consequently, FAS No. 123 will have no impact on the Company's combined financial position or results of operations.

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual versus cash basis of accounting. The Company recorded an after-tax charge of $4 million, which was reported as a cumulative effect of change in accounting principle.

BACKLOG

  The following table depicts the approximate firm backlog of the Company at December 31, 1994 and 1995 and June 30, 1996, and the portion of the June 30, 1996 backlog which is anticipated to remain at December 31, 1996:

      (BILLIONS)                             ANTICIPATED           DECEMBER 31,
      ----------                             DECEMBER 31, JUNE 30, -------------
                                                 1996       1996    1995   1994
                                             ------------ -------- ------ ------
      Construction..........................     $3.2       $3.6   $  4.0 $  5.2
      Repair and Overhaul...................       .1         .3       .3     .2
      Engineering...........................       .1         .2       .3     .2
                                                 ----       ----   ------ ------
        Total backlog.......................     $3.4       $4.1   $  4.6 $  5.6
                                                 ====       ====   ====== ======

  Backlog represents the total estimated remaining sales value of work under contract. Because much of the Company's business consists of constructing aircraft carriers, which historically have been purchased by the U.S. Navy every four to six years, the Company's backlog has typically declined following each carrier contract, and peaked again when the U.S. Navy orders a new carrier. For example, the Company's backlog dropped well below $3 billion in late 1994, then peaked at $5.6 billion with the signing of the CVN-76 (Reagan) contract later in that year. Backlog levels can change and U.S. Government contracts can be unilaterally terminated at the convenience of the U.S. Government at any time with compensation for work completed. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

  More than 90% of the Company's backlog is U.S. Navy-related. The December 31, 1995 construction backlog included two Los Angeles-class submarines, two Nimitz-class aircraft carriers (Truman and Reagan), the two ship Sealift conversion contract, as well as contracts to construct four Double Eagle product tankers. The majority of the June 30, 1996 backlog continued to be U.S. Navy-related. Construction backlog at June 30, 1996 included one Los Angeles-class submarine (Cheyenne), two Nimitz-class aircraft carriers (Truman and Reagan), the two ship Sealift conversion contract and nine Double Eagle product tankers. Repair and overhaul backlog at June 30, 1996 consisted of overhauling the aircraft carrier Eisenhower, and repairs to several other naval and commercial ships. The engineering backlog at June 30, 1996 was consistent with that of December 31, 1995. The Company delivered its last Los Angeles-class submarine in August, 1996. Although the Company was not awarded construction contracts for the Seawolf-class submarine it was awarded the lead design contract for the Seawolf submarine. Other engineering work is also being performed related to the NSSNs and the next generation of aircraft carrier ("CVX"). As of June 30, 1996, the Company had approximately $4.1 billion of backlog which is expected to run through 2002. See "--Business Outlook" below.

BUSINESS OUTLOOK

  The Company believes it is currently the only shipyard in the United States capable of building nuclear-powered aircraft carriers. There are currently two Nimitz-class carriers under construction which are scheduled to be delivered in 1998 and 2002. Based on current U.S. Navy projections, the Company anticipates the award in or before 2002 of a contract for the construction of the last Nimitz-class aircraft carrier (CVN-77) for delivery in 2009. The Company is currently performing design concept studies for the generation of aircraft carriers to follow the Nimitz-class. The Company anticipates the demand for a new carrier every four to six years; however, re-evaluation of this need will continue by both the Department of Defense and the Congress. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

  The final Los Angeles-class submarine was delivered on August 15, 1996. In 1987, the Company was awarded the lead design contract for the Seawolf submarine. However, due to the end of the Cold War there was a dramatic cutback in the Seawolf program (to three submarines), and the Company did not construct any Seawolf submarines. Construction of the three Seawolf submarines was awarded to Electric Boat, a competitor of the Company and wholly-owned subsidiary of General Dynamics. More recently, directives from the U.S. Congress call for the first four new nuclear attack submarines ("NSSNs," the class of submarines following the Seawolf) to be equally allocated between the Company and Electric Boat, with competition on subsequent NSSNs. The Company's bid to be one of two suppliers for the U.S. Navy's $71 billion NSSN business was affirmed during the first quarter of 1996 when legislation directing the second NSSN to the Company became law. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

  To broaden its base from nuclear-powered carriers and submarines, the Company is currently marketing a number of new products and services to both the U.S. and foreign governments and commercial customers. These products include a new class of amphibious assault ships (LPD-17), surface combatant ships like the "Arsenal Ship" and the Company's fast frigate (FF-21) and the Double Eagle product tankers. Although the Company is currently pursuing opportunities with respect to both LPD-17 and FF-21 sales, there can be no assurance that the Company will be successful in these pursuits. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work." To better position itself for international sales of these products, the Company subscribed to purchase a 40% equity interest in the Abu Dhabi Ship Building Company ("ADSB"), located in the United Arab Emirates in 1995. The Company is obligated to complete its payment for its subscription in 1996. See "--Liquidity and Capital Resources--Other Investing Cash Flows." ADSB is currently renovating an existing shipyard and designing a new shipyard which it plans to construct to replace the existing one. Each is intended to service shipbuilding and repair demands of the United Arab Emirates military and regional maritime fleets. The Company believes that its interest in ADSB will provide the Company with a presence in the heavily navigated Persian Gulf. The Company believes that its equity investment in ADSB may also serve as a means for the Company to satisfy offset obligations to the United Arab Emirates, if any, arising from any contracts for sales of FF-21s or other ships it may be able to secure. Typically, offset obligations, when applicable, require an investment, capital expenditure, training commitment or other benefit for the country making the purchase. Under the terms of the agreement relating to the Company's investment, the Government of the Emirate of Abu Dhabi (the "Abu Dhabi Government") will have an option to purchase the Company's interest upon consummation of the Shipbuilding Distribution. The right of the Abu Dhabi Government to exercise its purchase option in relation to a particular event is deemed to be waived if not exercised within 90 days of the date the Abu Dhabi Government becomes aware of such event. See "Business--Construction-- Foreign Military."

  In 1994 and 1995, the Company entered into fixed price contracts (which shift the risks of construction costs that exceed the contract price to the Company) to construct four Double Eagle product tankers for affiliates of Eletson Corporation ("Eletson") at a price of $36 million per ship. Construction of the first tanker is substantially complete; construction has begun on the second tanker; and a substantial portion of the materials needed for the construction of the three uncompleted tankers has been ordered. The Company presently estimates that these ships will be constructed over the period ending in February, 1998. In connection with the construction of these four tankers, the Company has incurred or estimates it will incur costs of approximately $90 million in excess of the fixed contract prices. As of September 30, 1996, the full amount of these excess costs has been reserved for by a charge against income. Disagreements have arisen with the purchasers during the course of construction as to whether the first and second ships were and are being constructed in compliance with the specifications set forth in the contracts, and the purchasers sent letters to the Company purporting to invoke the procedures set forth in the contracts for resolution of this situation and requested that the Company in the interim stop construction on the ships. The Company saw no reason to stop construction on the ships because of its confidence that the ships will be in compliance with all contract and classification society requirements. The purchasers have withdrawn both their invocation of the dispute resolution procedures under the contracts and their request that the Company cease further construction of the ships. Discussions between the Company and the purchasers to date have resulted in the resolution of a significant number of these disagreements, although some remain unresolved and are the subject of further discussions. No assurances can be given as to the effect the resolution of these remaining disagreements will have on the Company (although the Company does not believe such resolution will materially and adversely affect it) or the extent to which the remaining work on these contracts can be completed without further disagreements with the purchasers or the incurrence of additional losses in excess of current estimates. These estimates are based on the use of new robotic technology and the utilization of a different building strategy going forward. The Company believes that these factors, as well as the experience gained in the construction of the first ship, will result in a very significant reduction in the man-hours necessary to construct each of the remaining vessels. There can be no assurance that these factors will produce this result. The Company intends to review this situation at the end of each quarter and, accordingly, there can be no assurance that the estimate of costs to be incurred on these contracts will not be revised at that time based on the facts then known to the Company. See Note 13 to the Combined Financial Statements of the Company.

  In 1995, the Company entered into fixed price contracts with limited liability companies ("HVO") comprised principally of Hvide Partners, L.P. and an affiliate of Van Ommeren International BV to construct an additional five Double Eagle product tankers having a somewhat different design for the domestic Jones Act market at a current average price of $43.4 million per ship. The Company is in the process of completing its design work on these ships and expects to begin construction in the first half of 1997. These ships are scheduled for delivery in 1998. The Company presently estimates that it will break even on these ships on an aggregate basis, but there can be no assurance that the costs incurred in constructing these ships will not exceed the contract prices for them for the reasons described in the immediately preceding paragraph.

  These double-hull tankers are intended to serve the market currently served by single-hull product carriers whose retirement is mandated by the Oil Pollution Act of 1990 ("OPA 90"). The OPA 90 requires, among other things, that existing single-hull ships must be retired from domestic transportation of petroleum products between 1995 and 2015 unless retrofitted with double hulls.

  Additional services being developed by the Company include the management and operation of Department of Energy nuclear sites in the U.S. The Company hopes to capitalize on its nearly four decades of experience in handling nuclear materials and is teaming with other companies with complementary experiences to bid on these site management contracts.

  Management has undertaken a number of initiatives to reduce the overall cost structure at the Company. These initiatives have included a 38% workforce reduction (from approximately 29,000 employees in 1991 to 18,000 employees in 1996), overhead and other cost reductions, monetizing assets, the successful negotiation of a labor agreement that stabilizes wages from February 1995 through April 4, 1999 and closing of several facilities. Management has also made long-term investments in infrastructure and automation which are expected to impact favorably the future results of operations. In connection with these initiatives, the Company delivered the aircraft carrier Stennis in November 1995, 7.5 months ahead of schedule and at a savings of over 1,000,000 man-hours compared to the previously delivered aircraft carrier (despite accommodating over 1,200 significant U.S. Navy ordered design improvements). The remaining initiatives relate primarily to projects to reduce cycle times for product development and ship delivery by reengineering key production and design processes. Process innovation teams have been assigned to each key process.

  Management continues to reevaluate its strategy and consider additional opportunities to enhance the value of the Company. The future results of operations and financial position of the Company are dependent on several factors including the allocation of defense budget funds to new ship construction for the U.S. Navy, the successful award and completion of new shipbuilding contracts from the U.S. Government, and the successful diversification into the highly competitive commercial shipbuilding and foreign military markets. Management believes that the Company is well positioned to receive future U.S. Navy contract awards. However, there are no guarantees as to the timing or level of future U.S. Navy contract awards to the Company. Additionally, the level of profitability on such future contracts will be dependent on the cost structure of the Company. The diversification of the Company's business into the commercial market creates a heightened level of risks and rewards. Thus, the future profitability of the proposed commercial programs is subject to the successful management of such risks. Additionally, there are no certainties as to the level of future commercial business which will be secured by the Company.

  The information included in this "Business Outlook" section is forward-looking and involves risks and uncertainties that could significantly impact expected results. The Company's outlook is based predominantly on its interpretation of what it considers key economic and market assumptions, many of which have already been discussed above. Factors that could cause actual results to differ materially from current expectations include: changes in the U.S. Navy's budgets; a reevaluation of ship requirements by the U.S. Navy; the inability to successfully market and sell the new products and services discussed; the award of contracts to the Company's competitors; the inability to produce the new products or provide the new services at the costs anticipated as a result of failure to meet productivity or learning curve assumptions or increased cost of materials; or the inability to meet production schedules and productivity improvement goals for contracts currently being performed.

OTHER

GOVERNMENT CLAIMS AND INVESTIGATIONS

  More than 90% of the Company's sales involve contracts entered into with the U.S. Government. These contracts are subject to possible termination for the convenience of the U.S. Government, to audit and to possible adjustments affecting both cost-type and fixed price type contracts. Like many government contractors, the Company has received audit reports which recommend that certain contract prices be reduced, or costs allocated to government contracts be disallowed, to comply with various government regulations. Some of these audit reports involve substantial amounts. The Company has made adjustments to its contract prices and the costs allocated to government contracts in those cases in which it believes such adjustments are appropriate. In addition, various governmental agencies may at any time be conducting various other investigations or making specific inquiries concerning the Company. Management is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations. In May 1996, the Company was subpoenaed by the Inspector General of the Department of Defense as part of a joint inquiry conducted by the Department of Defense, the Department of Justice, the U.S. Attorney's Office for the Eastern District of Virginia and the Naval Criminal Investigation Service. See "Risk Factors--Government Claims and Investigations," "Business--Investigations and Legal Proceedings" and Note 13 of the Combined Financial Statements.

REVENUE RECOGNITION

  The Company reports profits on its long-term contracts using the percentage-of-completion method of accounting, determined on the basis of total costs incurred to date to estimated final total costs. Losses on contracts, including allocable general and administrative expenses, are reported when first estimated. The performance of contracts usually extends over several years, requiring periodic reviews and revisions of estimated final contract prices and costs during the term of the contracts. The effect of these revisions to estimates is included in earnings in the period the revisions are made. Revenue arising from the claims process is neither recognized as income nor as an offset against a potential loss until it can be reliably estimated and its realization is probable.

SIGNIFICANT ESTIMATES

  In 1994 and 1995, the Company entered into fixed price contracts with Eletson and HVO to construct a total of nine of its Double Eagle product tankers. The Company has recorded losses of approximately $90 million related to its contracts with Eletson for four of these product tankers. The Company presently estimates that it will break even on its contracts for the five tankers from HVO. The Company believes it can complete construction of these ships based on its current estimate of costs. These estimates are based on the use of new robotic technology and the utilization of a different building strategy going forward. The Company believes that these factors, as well as the experience gained in the construction of the first ship, will result in a very significant reduction in the man-hours necessary to construct each of the remaining vessels. There can be no assurance that these factors will produce this result. The Company intends to review this situation at the end of each quarter and, accordingly, there can be no assurance that the estimate of costs to be incurred on these contracts will not be revised at that time based on the facts then known to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Outlook."

  Contracting with the U.S. Government can also result in the Company filing a Request for Equitable Adjustment ("REA") in connection with a contract. REAs represent claims against the U.S. Government for changes in the original contract specifications and resulting delays and disruption in contract performance. All major REAs filed by the Company in connection with its contracts have been settled as of June 1996 for approximately the same amount recorded previously by the Company. Through 1995, costs of $18 million had been recognized on the Sealift REA in excess of the adjudicated REA price. Cost growth of $36 million that was not recoverable through that REA has been recognized in the first half of 1996. Due to uncertainties inherent in the estimation process these contract completion costs could be increased in the future by $0 to $10 million. The first of two Sealift ships was delivered in August 1996. Management expects this contract to be substantially complete by the end of the first quarter of 1997.

RESEARCH AND DEVELOPMENT

  Research and development costs are charged to operating costs and expenses as incurred. The amounts charged during the years ended December 31, 1995, 1994 and 1993 are $20 million, $14 million and $15 million, respectively. Research and development costs for the six months ended June 30, 1996 were $20 million. Research and development costs for the year ending December 31, 1996 are expected to be between $40 million and $50 million. Under current regulations, research and development costs can be passed through to the U.S. Government as allowable overhead spread across all of the Company's contracts. The actual amount of research and development costs allowed to pass through the Navy contracts is reviewed annually. Research and development costs can also be directly funded by the U.S. Government through specific contracts. These contracts produce quantifiable deliverables for the U.S. Navy, for example, certain research and development projects on aircraft carriers.

DIVESTITURE

  During November 1993, the Company sold Sperry, which was part of its Shipbuilding Business. Sperry was involved in the domestic and international design and manufacture of advanced electronics for maritime and other applications and contributed $113 million of net sales and $6 million of operating earnings to the Company's 1993 results of operations. In accordance with the sale agreement, the Company received $56 million of the total cash proceeds of $61 million from the sale of Sperry. The remaining portion of the cash proceeds was realized by other Tenneco entities. In addition to the cash proceeds, the Company received $17 million in preferred stock of the purchaser. A pre-tax gain on the total sale of $15 million was recognized by the Company in 1993. An agreement was reached to sell the preferred stock of the purchaser in late 1995 for $18 million. See Note 5 to the Combined Financial Statements.

UNION AGREEMENT

  During 1995, the Company executed a collective bargaining agreement which covers approximately 60% of its work force and 98% of its hourly employees. The collective bargaining agreement is effective to April 1999, and generally provides for static pay rates, promotion of multi-skilling, work teams, joint cooperation on quality programs, a new managed health care program, reduction in paid time off and contains "no strike, no lockout" provisions. This agreement will assist the Company in managing its cost structure and maintaining its skilled labor force.

ENVIRONMENTAL MATTERS

  The Company is subject to stringent environmental laws and regulations in all jurisdictions in which it operates. Management of the Company believes that the Company is in substantial compliance with all applicable environmental regulations, and the historical environmental compliance costs incurred by the Company have not been significant. Although there can be no certainties, management does not believe that any future environmental compliance costs will have a material adverse effect on the Company's combined financial position, results of operations or cash flows.

INFLATION

  The Company's materials costs are impacted by inflation. However, the majority of the Company's U.S. Government shipbuilding contracts allow recovery of costs which are escalated due to inflation. Thus, the Company's net exposure to inflation is minimal.

                           DEFENSE INDUSTRY OVERVIEW

  The end of the Cold War has led to a reduction of the U.S. armed forces. As a result, the federal defense budget for procurement has been reduced in real terms by approximately 70% since 1985. The U.S. Navy budget has declined over the same period of time. However, the Company believes that the U.S. Congress, which has resisted additional defense budget cuts, and a continued uncertain geopolitical environment will favor an end of the long decline in military outlays. Additionally, President Clinton's 1996 Budget establishes the following defense goals as the basis for recapitalizing the Department of Defense budget: (i) projecting a presence overseas; (ii) maintaining an acceptable level of training and readiness; (iii) ability to participate effectively in two nearly simultaneous regional conflicts; and (iv) providing a level of demand for equipment and services which will preserve the defense industrial base.

  A shift in military strategy has prompted the U.S. Navy to redefine its role. Since the collapse of the former Soviet Union, there has been a dramatic change in the primary global threat to the security of the U.S. As a result, U.S. defense strategy, which was predicated on defending against a single major threat, is evolving as well. A policy of protecting against a major nuclear assault and securing containment of the Soviet Union is evolving to a strategy requiring the need to address potential regional conflicts, perform peacekeeping and aid activities in multiple unstable areas, and deter international terrorism. This shift in U.S. military strategy, together with the declining number of U.S. bases overseas, has prompted the Navy to emphasize its role in projecting

American military power from ship to shore. In September 1992, the Navy released a new naval strategy entitled ". . . From The Sea; Preparing the Naval Service for the 21st Century," Department of the Navy, Washington, D.C., which stated that: (i) naval forces will be used in a wide range of responses to crises around the globe; (ii) should the presence of these forces fail to deter aggression, the Navy must be able to prevent the U.S. from losing the conflict until the full combat power of the Army and Air Force can arrive; and
(iii) naval forces must also be able to conduct a full-scale naval campaign in support of a land force.

AIRCRAFT CARRIERS

  Aircraft carriers have played a major role in the Navy's strategy of protecting U.S. global interests. From the early strikes in the Gulf War to the recent American involvement in Bosnia, Haiti, Somalia, the China/Taiwan crisis as well as to renewed Iraqi aggression, U.S. political and military leaders have responded to overseas crises by deploying the nearest aircraft carrier. Not only do aircraft carriers allow the naval forces to project military power from the safety of the open ocean in times of war, but they also serve as mobile naval bases that reassure allies and intimidate potential aggressors by maintaining peacetime military presence in regions critically important to the U.S.

  The Navy currently plans to maintain a minimum of 12 aircraft carriers (down from 15 in 1992) to respond quickly to overseas crises and command a credible presence around the globe. The Company believes that even with 12 aircraft carriers, the Navy is still prone to gaps in peacetime requirements and may not be able to fulfill the need to confront two simultaneous major conflicts as envisioned by President Clinton's 1996 Department of Defense budget. Admiral Jay Johnson, the newly appointed Chief of Naval Operations, has publicly stated his desire for 15 active carriers to ensure adequate on-station presence in critical mission areas. As shown in the table below, the Navy currently operates 12 carriers, seven of which are Nimitz-class carriers built by Newport News.

                       CURRENT LIST OF AIRCRAFT CARRIERS

                                                          LAUNCH  COMMISSION
NUMBER                           NAME           CLASS      DATE      DATE            SHIPYARD
------                           ----           -----     ------  ----------         --------
CV-62................... Independence         Forrestal  06/06/58  01/10/59  New York Naval Shipyard
CV-63................... Kitty Hawk           Kitty Hawk 05/21/60  04/29/61  New York Shipbuilding
CV-64................... Constellation        Kitty Hawk 10/08/60  10/27/61  New York Naval Shipyard
CVN-65.................. Enterprise           Enterprise 09/24/60  11/25/61  Newport News Shipbuilding
CV-67................... John F. Kennedy      JFK        05/27/67  09/07/68  Newport News Shipbuilding
CVN-68.................. Nimitz               Nimitz     05/13/72  05/03/75  Newport News Shipbuilding
CVN-69.................. Dwight D. Eisenhower Nimitz     10/11/75  10/18/77  Newport News Shipbuilding
CVN-70.................. Carl Vinson          Nimitz     03/15/80  03/18/82  Newport News Shipbuilding
CVN-71.................. Theodore Roosevelt   Nimitz     10/27/84  10/25/86  Newport News Shipbuilding
CVN-72.................. Abraham Lincoln      Nimitz     02/13/88  11/11/89  Newport News Shipbuilding
CVN-73.................. George Washington    Nimitz     07/21/90  07/04/92  Newport News Shipbuilding
CVN-74.................. John C. Stennis      Nimitz     11/13/93  12/09/95  Newport News Shipbuilding
CVN-75.................. Harry S Truman       Nimitz     09/07/96  07/98     Newport News Shipbuilding
CVN-76.................. Ronald Reagan        Nimitz     03/18/00  01/03     Newport News Shipbuilding

--------
Source: Jane's Fighting Ships 1996-1997, 98th Edition

  At present, the Navy has contracted for two more Nimitz-class aircraft carriers: the CVN-75 to be delivered in June 1998 and the CVN-76 to be delivered in December 2002. The Navy also intends to build another Nimitz-class aircraft carrier, the CVN-77. The Navy's plans to maintain a fleet of 12 carriers translates into an optimal building rate of one carrier every four to six years to gradually replace the existing Nimitz-class carriers (each has approximately a 50-year service life and refueling age of approximately 25 years). The Navy is currently planning a next-generation aircraft carrier ("CVX") to follow the nuclear-powered Nimitz-class, the first of which is expected to begin production in 2006. Newport News is currently developing concepts for this new class of aircraft carriers. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

                        U.S. NAVY FUTURE CARRIER FLEET

                             [CHART APPEARS HERE]

                         FUTURE AIRCRAFT CARRIER FLEET

                     Current Navy Fleet Target is 12 Ships

STENNIS
WASHINGTON
LINCOLN
ROOSEVELT
VINSON
EISENHOWER
NIMITZ
KENNEDY
ENTERPRISE                                                  CVX 78
CONSTELLATION                                 CVN 77
KITTY HAWK                      REAGAN
INDEPENDENCE      TRUMAN

   1996            2000          2005          2010          2015

  As shown in the chart above, there are 12 carriers in 1996 in the Navy's fleet. These ships range from the newest, Stennis, to the oldest, Independence. In the year 2000, the Independence will be retired and be replaced by the Truman. Beyond 2000, the USS Kitty Hawk is scheduled to be replaced by the Reagan; the USS Constellation by CVN-77; and the Enterprise by CVX-78.

SUBMARINES

  The collapse of the former Soviet Union Navy, with its several hundred submarines, has dramatically reduced the underwater threat to U.S. and allied vessels. Currently, most of the U.S. Navy's submarines are Los Angeles-class vessels which were first commissioned in 1976, and will begin to reach the end of their service lives starting in 2000. The Los Angeles-class is a high speed, nuclear-powered fast attack submarine used to locate and destroy hostile submarines and surface ships. Newport News is the lead design yard for the Los Angeles-class and has built 28 out of a total of the 61 currently active submarines in this class. This program reached the end of its production run when the last submarine, Cheyenne, was completed by Newport News in 1996.

  In the 1980s, the Navy, with the Company as the lead design yard, developed the Seawolf-class submarine to augment and ultimately replace the Los Angeles-class. However, the Company did not build any Seawolf submarines. Seawolf's high unit cost (roughly $2 billion), coupled with the end of the Cold War, led to calls for a new type of submarine and a truncation of the Seawolf program after three ships. Consequently, the Navy plans to develop the new nuclear attack submarine ("NSSN"), a smaller, more cost-effective, nuclear-powered submarine beginning in 1998. Congress has approved legislation to have Newport News construct one NSSN beginning in late 1998 and another NSSN beginning in late 2000. Two contracts were also designated for Electric Boat, a wholly-owned subsidiary of General Dynamics. Beyond 2001, NSSN contract awards are expected to be determined by competitive bidding. See "Risk Factors--Reliance on Major Customer and Uncertainty of Future Work."

                                   BUSINESS

COMPANY OVERVIEW

  The Company is the largest non-government-owned shipyard in the United States, as measured by each of net sales, size of facilities and number of employees. Its primary business is the design, construction, repair, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the United States Navy. The Company believes it currently is: (i) the only shipyard capable of building the Navy's nuclear-powered aircraft carriers,
(ii) the only non-government-owned shipyard capable of refueling and overhauling the Navy's nuclear-powered aircraft carriers, and (iii) one of only two shipyards capable of building nuclear-powered submarines. Since its inception in 1886, the Company has developed a preeminent reputation through the construction of 264 naval ships and 542 commercial vessels. For the year ended December 31, 1995 and the six months ended June 30, 1996, the Company had net sales of $1,756 million and $915 million, respectively, and EBITDA (as defined) of $227 million and $113 million, respectively. In addition, at June 30, 1996 the Company had $4.1 billion of estimated backlog.

  Aircraft carrier and submarine construction contracts with the U.S. Navy have generated the majority of the Company's net sales. Newport News has built nine of the 12 active aircraft carriers in the U.S. fleet, including all eight nuclear-powered aircraft carriers. For the last 35 years, Newport News has been the sole designer and builder of the U.S. Navy's aircraft carriers. Newport News currently holds contracts to build two nuclear-powered Nimitz-class carriers, each representing approximately $2-3 billion in initial contract revenue: the Truman, scheduled for delivery in 1998, and the Reagan, scheduled for delivery in 2002. Based on current U.S. Navy projections, the Company anticipates the award in or before 2002 of a contract for the construction of the last Nimitz-class aircraft carrier for delivery in 2009. Under contract to the Navy, Newport News is currently performing design concept studies for the next generation of aircraft carriers. In addition, Newport News, as one of only two manufacturers of nuclear-powered submarines, has constructed 53 nuclear-powered submarines comprised of seven different classes. Newport News has recently been designated by legislation to build two of the first four of the next generation of the Navy's new nuclear attack submarines ("NSSNs") commencing in late 1998.

  The Company built all the active Nimitz-class aircraft carriers. The Company also believes it currently is the only non-government-owned shipyard currently capable of refueling nuclear-powered aircraft carriers. Puget Sound, a government-owned shipyard, could refuel nuclear-powered carriers if it made additional investments in its facilities, and Portsmouth Naval Shipyard, a government-owned shipyard in Kittery, Maine, is presently involved in nuclear refueling, overhauling and de-activating Los Angeles-class submarines. As a result, the Company has had the leading share of the refueling and overhaul market for aircraft carriers. A Nimitz-class aircraft carrier must be refueled at approximately the midpoint of its estimated 50-year life. The Navy often commissions a major overhaul of each carrier to coincide with a refueling. It normally takes two years to complete a refueling and overhauling. Currently the Company is overhauling the Eisenhower (an approximate $400 million contract), and it holds planning contracts to overhaul the Roosevelt in 1997 and to refuel and overhaul the Nimitz beginning in 1998. The Company believes that, if awarded, the contracts for the Roosevelt and the Nimitz will be for approximately $230 million and approximately $1 billion, respectively. In addition, the Navy has announced its schedule to begin the refueling of the Eisenhower in 2001, the Vinson in 2006 and the Roosevelt in 2009 at an estimated cost of approximately $1 billion each. Supported by its new Carrier Refueling Complex, the Company believes it is well-positioned to be awarded future refueling contracts.

  Newport News' management is highly regarded in the defense and shipbuilding industry and has been successful in creating a motivated and experienced management team and enhancing its position as the premier U.S. shipyard. Led by William P. Fricks, the Chief Executive Officer of Newport News, who has 30 years of experience, the Company's senior executives average 10 years of shipbuilding experience. Newport News is a separate operating entity with its own corporate headquarters, management team and separate financial reporting systems. Management therefore expects an orderly transition to an independent, publicly-traded company.

BUSINESS STRATEGY

  To broaden and strengthen its competitive position, the Company has developed strategies with the following key elements: (i) maintain a leadership position in its core business; (ii) further reduce its cost structure; (iii) continue to reduce cycle time; and (iv) broaden and expand products and markets.

  MAINTAIN A LEADERSHIP POSITION IN ITS CORE BUSINESS. Aircraft carriers and submarines remain vital components of the Navy's strategy for protecting U.S. global interests. The Navy has stated that it needs to maintain a minimum of 12 aircraft carriers to respond quickly to overseas crises and command a credible presence around the world. As the aircraft carrier and submarine fleets continue to age, the Company believes there will be a steady long-term demand for new construction and refueling and overhauling services, which it intends to aggressively pursue.

  FURTHER REDUCE ITS COST STRUCTURE. In 1991, the Company embarked on a program to reduce its cost structure and increase productivity in order to remain a market leader in its core business as well as to facilitate entry into related commercial markets. Management initiatives to reduce the overall cost structure of the Company have included workforce reductions of 38% (from approximately 29,000 employees in 1991 to approximately 18,000 employees in
1996), overhead and other cost reductions, the successful negotiation of a long-term labor agreement that stabilizes wages through April 1999, and the closing of certain facilities. As a second step in its cost reduction program, Newport News has begun outsourcing low value-added production activities and has been investing in programs to upgrade and automate its operations. Since 1993, the Company has spent $177 million on a variety of discretionary capital programs designed to lower costs and improve efficiency. Recent and ongoing expenditures include new computing technology ($85 million), an automated steel factory ($71 million), the extension of a drydock to accommodate multi-ship construction ($30 million), and the construction of the Carrier Refueling Complex ($19 million).

  CONTINUE TO REDUCE CYCLE TIME. The Company plans to continue to reduce the cycle times for product development and ship delivery by re-engineering key production processes, including design, production planning, materials management, steel fabrication and outfitting. Process innovation teams have been assigned to each key production process to implement this strategy. In connection with these initiatives, the Company delivered the Stennis in November 1995, 7.5 months ahead of schedule and at a savings of over 1,000,000 man-hours compared to the previously delivered aircraft carrier.

  BROADEN AND EXPAND PRODUCTS AND MARKETS. The Company has begun to seek to leverage its existing expertise by expanding its commercial and other shipbuilding projects. The Company believes that this expansion effort should create additional growth opportunities. In addition, by allowing for increased economies of scale, the Company believes its expansion initiatives should help it reduce per ship costs and thereby make it more competitive in its core U.S. Navy business, which currently accounts for over 90% of the Company's net sales. As part of this expansion effort, the Company secured long-term, fixed price contracts with two purchasers for a total of nine "Double Eagle" product tankers. The initial ships under contract are being built at a loss, for which the Company has created a reserve. This new line of double-hulled product tankers is designed to meet all of the stringent domestic and international shipping specifications. Additionally, drawing on its nearly four decades of safe fuel handling and reactor services for the U.S. Navy, the Company won a contract from the Department of Energy in 1995 to construct a facility to store damaged fuel from Three Mile Island. The Company is pursuing bids on additional projects from the Department of Energy.

  In order to further strengthen its position as a leading U.S. Navy contractor, the Company is attempting to broaden its naval portfolio to include non-nuclear ships by bidding with others in an alliance on the design and construction of the LPD-17 non-nuclear amphibious assault ship. The Company has also joined an alliance to develop design concepts for the Navy's new "Arsenal Ship," a floating missile platform that utilizes a commercially available double-hulled design, and pursue awards in the construction of such ships. International military sales are also a key growth opportunity. The Company is pursuing orders for several versions of its international frigate, the FF-21, from foreign navies and is currently focusing on naval modernization programs presently underway in the United Arab Emirates, the Philippines, Norway and Kuwait.

GENERAL

  Currently, the Company's business centers primarily on three areas involving U.S. Naval and commercial ships: (i) construction; (ii) repair and overhaul; and (iii) engineering and design. The Company also engages in certain other related businesses. In 1993, the Company divested its maritime electronics manufacturing business.

  The following table sets forth information on the percentage of total net sales contributed by the Company's various classes of products and services:

                          SIX MONTHS             YEAR ENDED DECEMBER 31,
                             ENDED        --------------------------------------
                         JUNE 30, 1996        1995         1994         1993
                         ---------------  ------------ ------------ ------------
                          NET      % OF    NET   % OF   NET   % OF   NET   % OF
                         SALES    TOTAL   SALES  TOTAL SALES  TOTAL SALES  TOTAL
                         -------  ------  ------ ----- ------ ----- ------ -----
(MILLIONS)
Construction............    $536       59 $1,107   63  $1,144   65  $1,046   57
Repair and Overhaul.....     281       31    414   24     383   22     471   25
Engineering and Design..      86        9    202   11     204   12     225   12
Other...................      12        1     33    2      22    1     119    6
                         -------   ------ ------  ---  ------  ---  ------  ---
  Net sales.............    $915      100 $1,756  100  $1,753  100  $1,861  100
                         =======   ====== ======  ===  ======  ===  ======  ===

CONSTRUCTION

  The Company's primary activity is constructing ships, with approximately 63% of net sales for the year ended December 31, 1995 and 59% of net sales for the six months ended June 30, 1996 being generated from construction work. In recent history, the Company has relied on major carrier and submarine contracts with the U.S. Navy, but the Company's current objective is to selectively add to its core business with contracts for other Naval segments (e.g. LPD-17 and Arsenal Ship), and in the commercial and foreign military markets.

  The following chart shows the number of naval and commercial ships, and other vessels built by the Company, including ships currently under construction.

                                       PRE  1900- 1920- 1940- 1960- 1980-
                                       1900 1919  1939  1959  1979  1996  TOTAL
                                       ---- ----- ----- ----- ----- ----- -----
U.S. NAVY SHIPS:
  Aircraft Carriers...................  --    --     3    14     3     9    29
  Submarines..........................  --     8    --    --    29    24    61
  Amphibious Cargo; Attack Cargo;
   Amphibious Flagship; Ammunition....  --    --    --    53     5    --    58
  Battleships.........................  --    11     2     1    --    --    14
  Cruisers............................  --     5     4     9     5     1    24
  Destroyers..........................  --    17    14    --    --    --    31
  Miscellaneous; including Coast Guard
   Cutters, Landing Ships (Dock) and
   Landing Ships (Tank)...............   3    10     1    31     2    --    47
                                       ---   ---   ---   ---   ---   ---   ---
  Total U.S. Navy Ships...............   3    51    24   108    44    34   264
                                       ---   ---   ---   ---   ---   ---   ---

                                       PRE  1900- 1920- 1940- 1960- 1980-
                                       1900 1919  1939  1959  1979  1996  TOTAL
                                       ---- ----- ----- ----- ----- ----- -----
COMMERCIAL SHIPS:
  Cargo Vessels.......................   8    35     4    13    14    --    74
  Freighters..........................  --    --    --   190    --    --   190
  Passenger Liners....................   2    17    33    11    --    --    63
  Tankers.............................  --    22    11    42    11     4    90
  Miscellaneous, including Dredges,
   Ferry Boats, Steamers, (Bay and
   River), Tugs and Yachts............   8    20    22     2    --    --    52
                                       ---   ---   ---   ---   ---   ---   ---
  Total Commercial Ships..............  18    94    70   258    25     4   469
                                       ---   ---   ---   ---   ---   ---   ---
OTHER VESSELS (Barges, Caissons, Car
 Floats, Pilot Boats).................  --    --    --    --    --    --    73
                                       ---   ---   ---   ---   ---   ---   ---
TOTAL U.S. NAVY, COMMERCIAL AND OTHER
 SHIPS................................  21   145    94   366    69    38   806
                                       ===   ===   ===   ===   ===   ===   ===

 U.S. Navy

  The Company believes it currently is the only manufacturer in the U.S. capable of constructing nuclear-powered aircraft carriers. Currently, the Company is constructing two Nimitz-class nuclear-powered aircraft carriers, the Truman and the Reagan, which are scheduled for delivery in 1998 and 2002, respectively. A contract for an additional Nimitz-class aircraft carrier is currently anticipated to be awarded in or before 2002. The first ship in a new class of aircraft carrier, the CVX-78, is anticipated to be awarded in 2006. Because of its past experience in manufacturing aircraft carriers, and the lack of direct competitors, the Company believes it is in a strong competitive position to be awarded these contracts, although no assurances can be made that it will be awarded these contracts, that these projects will not be delayed, or that these contracts will be funded by Congress.

  The Company is also one of two producers of nuclear-powered submarines. Currently, the only other competitor is Electric Boat, a wholly-owned subsidiary of General Dynamics. The Company delivered its last Los Angeles-class submarine on August 15, 1996. In 1987, the Company was awarded the lead design contract for the Seawolf submarine. However, due to the end of the Cold War, there was a dramatic cutback in the Seawolf program to three submarines which are being constructed by Electric Boat. More recently the Company was designated by legislation to build two of the next generation of attack submarines known as the new nuclear attack submarines or NSSN program. The Company anticipates that it will construct the second and the fourth NSSN submarines, and that Electric Boat will construct the first and third NSSN submarines. After the fourth NSSN submarine, the Company and Electric Boat are expected to compete against each other for additional NSSN construction contracts by competitive bidding. The Company has constructed 53 nuclear-powered submarines, including 39 attack submarines and 14 of the larger, fleet ballistic missile submarines.

  The Company has formed an alliance with Ingalls Shipbuilding (the prime contractor), Lockheed Martin and National Steel to submit a bid for the LPD-17 program. The LPD-17 is a program for the design and construction of non-nuclear amphibious assault ships. According to current U.S. Navy estimates, twelve ships are expected to be built in the LPD-17 program. The U.S. Navy has stated that it currently expects that the LPD-17 vessels will be a mainstay of the U.S. Navy over the next two decades, replacing a number of vessels nearing the end of their useful lives. The Company (with its alliance) submitted its bid for the LPD-17 program on June 28, 1996. The contract for the LPD-17 program is expected to be awarded prior to the end of 1996. Competing firms have also formed an alliance and submitted a bid.

  An alliance consisting of the Company, Ingalls Shipbuilding and Lockheed Martin, was recently awarded a contract to develop design concepts for the Arsenal Ship. The Company's alliance was one of five alliances to receive such an award. Current U.S. Navy plans call for a downselect to two alliances following evaluation of submitted concepts. Ultimately, one alliance is expected to prevail in the award of a construction contract.

  The Company is also completing conversion of two container ships to "roll-on, roll-off" heavy armored vehicle Sealift transportation ships for the U.S. Navy. The first ship was delivered in August 1996 and the second ship is scheduled to be delivered in March 1997.

 Commercial

  As part of its expansion strategy, the Company has also been pursuing orders for products and services from commercial customers.

  In 1994 and 1995, the Company entered into fixed price contracts (which shift the risks of construction costs that exceed the contract price to the Company) to construct four Double Eagle product tankers for affiliates of Eletson at a price of $36 million per ship. Construction of the first tanker is substantially complete; construction has begun on the second tanker; and a substantial portion of the materials needed for the construction of the three uncompleted tankers has been ordered. The Company presently estimates that these ships will be constructed over the period ending in February, 1998. In connection with the construction of these four tankers, the Company has incurred or estimates it will incur costs of approximately $90 million in excess of the fixed contract prices. As of September 30, 1996, the full amount of these excess costs has been reserved for by a charge against income. Disagreements have arisen with the purchasers during the course of construction as to whether the first and second ships were and are being constructed in compliance with the specifications set forth in the contracts, and the purchasers sent letters to the Company purporting to invoke the procedures set forth in the contracts for resolution of this situation and requested that the Company in the interim stop construction on the ships. The Company saw no reason to stop construction on the ships because of its confidence that the ships will be in compliance with all contract and classification society requirements. The purchasers have withdrawn both their invocation of the dispute resolution procedures under the contracts and their request that the Company cease further construction of the ships. Discussions between the Company and the purchasers to date have resulted in the resolution of a significant number of these disagreements, although some remain unresolved and are the subject of further discussions. No assurances can be given as to the effect the resolution of these remaining disagreements will have on the Company (although the Company does not believe such resolution will materially and adversely affect it) or the extent to which the remaining work on these contracts can be completed without further disagreements with the purchasers or the incurrence of additional losses in excess of current estimates. These estimates are based on the use of new robotic technology and the utilization of a different building strategy going forward. The Company believes that these factors, as well as the experience gained in the construction of the first ship, will result in a very significant reduction in the man-hours necessary to construct each of the remaining vessels. There can be no assurance that these factors will produce this result. The Company intends to review this situation at the end of each quarter and, accordingly, there can be no assurance that the estimate of costs to be incurred on these contracts will not be revised at that time based on the facts then known to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Outlook" and Note 13 to the Combined Financial Statements of the Company.

  In 1995, the Company entered into fixed price contracts with HVO to construct an additional five Double Eagle product tankers having a somewhat different design for the domestic Jones Act market at a current average price of $43.4 million per ship. The Company is in the process of completing its design work on these ships and expects to begin construction in the first half of 1997. These ships are scheduled for delivery in 1998. The Company presently estimates that it will break even on these ships on an aggregate basis, but there can be no assurance that the costs incurred in constructing these ships will not exceed the contract prices for them for the reasons described in the immediately preceding paragraph.

  These double-hull tankers are intended to serve the market currently served by single-hull product carriers whose retirement is mandated by the OPA 90. The OPA 90 requires, among other things, that existing single-hull ships must be retired from domestic transportation of petroleum products between 1995 and 2015 unless retrofitted with double hulls.

  On October 8, 1996, the President signed into law, H.R. 1350--the Maritime Security Act of 1996 (the "Maritime Act"), amending Title XI of the Merchant Marine Act, 1936. The Maritime Act, among other things, (i) authorizes a $1 billion, 50-ship ten-year subsidy program for ship owners who agree to make their ships available to the Department of Defense during national emergencies, (ii) gives the U.S. Maritime Administration greater flexibility in assigning risk factors to guaranteed loans and (iii) modifies several aspects of the assessment and payment of loan guarantee fees. The primary purpose of this Act is to assist ship operators and U.S. seamen, but the legislation also has provisions which can indirectly assist U.S. shipbuilders. The effect of these legislative changes is uncertain, but generally more Title XI loan guarantee authority should be available (assuming Title XI funds continue to be appropriated), on a facilitated basis, for potential purchasers of U.S.-built ships. It is unclear whether any of the new ships would be purchased from the Company, and further whether the Company would be in a position to build any such ships at a significant profit. Accordingly, at this time the Company is unable to determine that it reasonably expects this development to have a material impact on its business.

  Although the commercial market is growing, a current overcapacity of suppliers has favored buyers and hindered the profitability of shipyards. Additionally, overseas firms control almost all of the international commercial shipbuilding market. Many of the Company's global competitors enjoy government and/or corporate subsidies. The Company is exploring various possibilities to penetrate this market; however, there can be no assurance that the Company's efforts in this market will be successful. See "Risk Factors--Competition and Regulation."


 Foreign Military

  Several U.S. allies overseas have or plan to embark on navy modernization programs. Most of these programs anticipate the purchase of one or more frigate size ships. The Company has developed a flexible, multi-mission design frigate called the FF-21 and has submitted bids for the construction of these ships to the United Arab Emirates and Kuwait, and is in the process of developing bids for Norway and the Philippines. A number of international companies compete for these sales, and this market would represent a new market for the Company. To better position itself for the United Arab Emirates market, the Company subscribed to purchase a 40% interest in the Abu Dhabi Ship Building Company ("ADSB") in 1995. ADSB is currently renovating an existing shipyard and designing a new shipyard which it plans to construct to replace the existing one. Each is to service shipbuilding and repair demands of the United Arab Emirates military and regional maritime fleets. The Company believes that its equity investment in ADSB may also serve as a means for the Company to satisfy offset obligations to the United Arab Emirates, if any, arising from contracts for sales of FF-21s or other ships. Typically, offset obligations, when applicable, require an investment, capital expenditure, training commitment or other benefit for the country making the purchase. The Company is obligated to make an additional payment of $9.6 million with respect to its 40% equity interest in ADSB on December 17, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Other Investing Cash Flows." If there is a change in control of Newport News, the Abu Dhabi Government has the right to require the Company to sell all of its shares to the Abu Dhabi Government or such other person(s) as the Abu Dhabi Government may nominate at a price determined as set forth in the Founder's Agreement relating to the Company's investment in ADSB (the "Founder's Agreement"). The right of the Abu Dhabi Government to exercise its purchase option in relation to a particular event is deemed to be waived if not exercised within 90 days of the date the Abu Dhabi Government becomes aware of such event. The Shipbuilding Distribution will cause a change in control of Newport News under the Founder's Agreement. The Founder's Agreement reflects the oral agreement of these matters between the parties thereto but has not yet been executed.

REPAIR AND OVERHAULS

 U.S. Navy Nuclear Refueling, Overhaul and Conversion

  The Company provides ongoing maintenance for the U.S. Navy's vessels through overhauling, refueling and repair work. The Company possesses unique expertise in servicing nuclear naval systems, and believes it currently is the only non-government-owned shipyard capable of refueling nuclear-powered aircraft carriers. Puget Sound, a government-owned shipyard, could refuel nuclear-powered carriers if it made additional investments in its facilities, and Portsmouth Naval Shipyard, a government-owned shipyard in Kittery, Maine, is presently involved in nuclear refueling, overhauling and de-activating Los Angeles-class submarines. As a result, the Company has had a leading share of the market in aircraft carrier refueling and overhauls.

  Since aircraft carrier work is generally assigned by the U.S. Navy based on the type of work, location and cost, the Company intends to maintain its leadership in this area of business by, among other things, positioning the Company as a low-cost refueling center, and providing unique competencies such as nuclear fuel handling.

The Company completed the overhaul work for the Enterprise in 1994, and is currently overhauling the Eisenhower. The Company also completes "Post Shake-Down Availabilities" on submarines. This process involves making repairs and performing maintenance after sea trials of the completed submarine.

 Naval Non-Nuclear Surface Ship Repair

  The Company was able to diversify its overhaul work by winning its first contract to overhaul a guided missile cruiser, the Thorn. In 1995, the Company experienced a $31 million increase from 1994 in repair and overhaul revenues as a result of the repair and overhaul of the Thorn, together with increases in other miscellaneous U.S. Navy repairs. Subsequently, it overhauled its first Aegis radar-equipped ship, the USS Monterey. The Company has a number of competitors bidding for a substantial share of U.S. Navy non-nuclear repair and overhaul contracts, such as Norfolk Shipbuilding and Dry Dock Corporation and Metro Machine.

 Commercial Vessels

  From February, 1992 through December, 1995, the Company completed over 100 ship repair or overhauls of commercial vessels. The Company believes that the world's commercial fleet, on average, is approximately 15 years old; repair of this fleet is undertaken on an ongoing basis. Furthermore, the Company expects seaborne trade to exhibit steady growth over the next 10 years in all major segments--oil, dry cargo and general cargo. While some customers are primarily concerned with price, other customers also give substantial weight to other factors such as geographic location, dock availability, manpower supply and the amount of time spent in dock. The Company believes it has successfully differentiated itself from its competitors as a premium quality repair shipyard, with specialized facilities and an extensive workforce. The Company also believes that by engaging in the commercial ship repair market, it should be able to transfer its experience to new construction of commercial vessels, as well as to its core U.S. Navy business.

ENGINEERING AND DESIGN

  The Company provides engineering planning and design services to both U.S. Government and commercial customers. The Company maintains a stable level of funded engineering support for the U.S. Navy. Support services provided by the Company include new aircraft carrier research and development, aircraft carrier non-nuclear overhaul planning, the reactor plant planning yard, aircraft carrier engineering support, and training and logistics. The Company is a leader in aircraft carrier design, accounting for the majority of ship integration and related design development for the Naval Sea Systems Command ("NAVSEA"). The Navy's Puget Sound and Norfolk Naval Shipyards, however, are typically assigned the design contracts for the non-nuclear portions of the aircraft carriers. The Company has been able to apply its engineering capabilities in a variety of projects for the U.S. Navy, including being the lead design yard for the Los Angeles and Seawolf-class submarines. See "Risk Factors--Competition and Regulation."

  The Company also employs its engineering capabilities to successfully secure and complete commercial and frigate construction contracts. In this respect, the Company is developing generic class designs and plans to minimize new product costs, dramatically reduce cycle times for design and production, and develop commercial ship engineering expertise through selective international recruiting and strategic alliances.

OTHER

  As part of its expansion strategy, the Company also intends to actively pursue opportunities in the management and operation of U.S. Department of Energy nuclear sites. The Company believes that, among other things, its ability to effectively conduct radiological control operations and manage large integrated sites, its world-class health, safety and environmental practices, and its experienced personnel in the areas of Spent Nuclear Energy ("SNE") would provide for a strong foundation in pursuing such opportunities. The Company is also forming alliances with other companies with complementary experiences to bid on some of these site management contracts.

MATERIALS AND SUPPLIES

  The principal materials used by the Company in its shipbuilding, conversion and repair business are standard steel shapes, steel plate and paint. Other materials used in large quantities include aluminum, copper-nickel and steel pipe, electrical cable and fittings. The Company also purchases component parts such as propulsion systems, boilers, generators and other equipment. All of these materials and parts are currently available in adequate supply from domestic and foreign sources. Generally, for all its long-term contracts, the Company obtains price quotations for its materials requirements from multiple suppliers to ensure competitive pricing. In addition, through the cost escalation provisions contained in its U.S. Government contracts, the Company is generally protected from increases in its materials costs to the extent that the increases in the Company's costs are in line with industry indices.

  In connection with its government contracts, the Company is required to procure certain materials and component parts from supply sources approved by the U.S. Government. The Company has not generally been dependent upon any one supply source; however, due largely to the consolidation of the defense industry, there are currently several components for which there is only one supplier. The Company believes that these sole source suppliers as well as its overall supplier base are adequate to meet its future needs.

HEALTH, SAFETY AND ENVIRONMENTAL

  In 1995, the Company became the only shipyard to be awarded the Star Award from the Occupational Safety and Health Administration's Voluntary Protection Program. To earn this award, the Company and its unions joined efforts and supported the participation in the Voluntary Protection Program in which all parties help each other to make the Company's shipyard a safer place to work. The Company is the only shipyard and the largest single site (of any type) in the United States to earn the Star Award; the next largest facility to earn this award was approximately one-half the size of the Company.

  The Company has also been recognized by its Local Sanitation District (Hampton Roads Sanitation District) as a Gold Award Winner for its management of wastes going to the local water treatment system.

  The Company is subject to stringent environmental laws and regulations in all jurisdictions in which it operates. Management of the Company believes that the Company is in general compliance with all applicable environmental regulations, and historical environmental compliance costs incurred by the Company have not been significant. Like all of its competitor shipbuilders, the Company will be required to upgrade its air emission control facilities pursuant to recently drafted regulations under the Clean Air Act Amendments of 1990. These regulations call for a phased-in compliance program so that the Company will incur its expenditures during the years from 1997 through 2000. The Company's preliminary estimate of the cost of these upgrades is between $10 million and $15 million. Although there can be no certainties, management does not believe that future environmental compliance costs for the Company will have a material adverse effect on the Company's financial condition or results of operations. The Nuclear Regulatory Commission, the Department of Energy and the Department of Defense regulate and control various matters relating to nuclear materials handled by the Company. Subject to certain requirements and limitations, the Company's government contracts generally provide for indemnity by the U.S. Government for any loss arising out of or resulting from certain nuclear risks.

PROPERTIES

  The Company's facilities are located in Newport News, Virginia on approximately 550 acres owned by the Company at the mouth of the James River, which is part of Chesapeake Bay, the premier deep water harbor on the east coast of the United States. The Company's shipyard is one of the most technically advanced in the world. Its facilities include seven graving docks, a floating dry dock, two outfitting berths and five outfitting piers. Dry Dock 12 is the largest in the Western Hemisphere, and has recently been extended to 662 meters. Dry Dock 12 is serviced by a 900 metric ton capacity gantry crane that spans the dry dock and work platen.

  The Company's shipyard also has a wide variety of other facilities including an 11-acre all weather on-site steel fabrication shop, accessible by both rail and transporter, a module outfitting facility which enables the Company to assemble a ship's basic structural modules indoors and on land, machine shops totaling 300,000 square feet, and its own school which provides a four-year accredited apprenticeship program that trains shipbuilders.

  The Company believes that substantially all of its plants and equipment are, in general, well maintained and in good operating condition. They are considered adequate for present needs and, as supplemented by planned construction, are expected to remain adequate for the near future. The Company's shipbuilding facilities were originally built on dredged fill material beginning at the southern end of the site. Over the last 100 years, the facilities expanded northward by sequential filling. A large portion of the fill material consists of waste generated on-site by shipbuilding activities.

INVESTIGATIONS AND LEGAL PROCEEDINGS

 Retirement Plan

  Tenneco and the Company have received letters from the Defense Contract Audit Agency (the "DCAA"), inquiring about certain aspects of the Distributions, including the disposition of the Tenneco Inc. Retirement Plan (the "TRP"), which covers salaried employees of the Company and other Tenneco divisions. The DCAA has been advised that (i) the TRP will retain the liability for all benefits accrued by the Company's employees through the Distribution Date, (ii) the Company's employees will not accrue additional benefits under the TRP after the Distribution Date and (iii) no liabilities or assets of the TRP will be transferred from the TRP to any plan maintained by the Company. A determination of the ratio of assets to liabilities of the TRP attributable to the Company will be based on facts, assumptions and legal issues which are complicated and uncertain; however, it is likely that the Government will assert a claim against the Company with respect to the amount, if any, by which the assets of the TRP attributable to the Company's employees are alleged to exceed the liabilities. New Tenneco, with the full cooperation of the Company, will defend against any claim by the Government, and in the event there is a determination that an amount is due to the Government, New Tenneco and the Company will share its obligation for such amount plus the amount of related defense expenses, in the ratio of 80% and 20%, respectively. Pending a final determination of any such claim, the Government may, absent an agreement with the Company to defer the payment of the amounts claimed, withhold all or a portion of all future progress payments due the Company under its government contracts until it has recovered its alleged share of the claimed amount plus interest. In the event of a claim by the Government, the Company will diligently seek a deferral agreement with the Government; however, there can be no assurance that the Company will be able to arrange such an agreement and thus avoid an offset against future progress payments pending a final determination. At this preliminary stage, it is impossible to predict with certainty any eventual outcome regarding this matter; however, the Company does not believe that this matter will have a material adverse effect on its financial condition or results of operations.

 CVN-76 Cost and Pricing Data Submission

  In March 1995, the DCAA informed the Company that it would conduct a post-award audit of the contract to build the aircraft carrier Reagan (CVN-76), pursuant to federal regulations relating to defective cost and pricing data. The audit concerns the Company's submission to the U.S. Navy of data relating to labor and overhead costs in connection with the proposals and negotiations relating to the CVN-76 contract. The audit is ongoing and the DCAA has not issued its audit report. In informal discussions with DCAA auditors, however, the DCAA auditors indicated that the $2.5 billion CVN-76 contract price should be reduced by approximately $122 million based on an alleged submission of defective cost and pricing data.

  In addition, in May 1996, the Company received a subpoena from the Inspector General of the Department of Defense requesting documents in connection with a joint inquiry being conducted by the Department of Defense, the Department of Justice, the U.S. Attorney's Office for the Eastern District of Virginia, and the Naval Criminal Investigative Service. Like the DCAA audit, the investigation appears to focus on whether data relating to labor and overhead costs that the Company supplied in connection with the proposals and negotiations relating to the CVN-76 contract were current, accurate, and complete. In 1995, Inspector General subpoenas were also served on at least two of the Company's consultants. The Company believes that these subpoenas are part of this same inquiry.

  The Government has not asserted any formal claims against the Company relating to these CVN-76 contract matters. Based on the Company's present understanding of the focus of the inquiries, it is the Company's opinion that it has substantial defenses to claims that the Government might potentially assert that the Company submitted cost or pricing data relating to its labor and overhead costs that were not current, accurate, and complete in its proposals or during the negotiations for the CVN-76 contract. It is the Company's intention to vigorously assert these defenses in the event that the Government should assert such claims. Based on the Company's present understanding of the claims the Government might assert concerning the CVN-76 contract, the Company is of the opinion that the ultimate resolution of such claims will not have a material adverse effect on the financial condition or results of operations of the Company.

  However, the early stage of the investigation and audit relating to the CVN-76 contract, and the uncertainties and vagaries attendant to such investigations and audits and any litigation which may ultimately arise with respect to these potential claims make it impossible to predict with certainty any eventual outcome. Construction of the Reagan (CVN-76) is scheduled for completion in 2002 and the contract represents a substantial portion of the Company's current backlog of business. Depending on the outcome of the audit and investigation, the Company could be subject, under various civil and criminal statutes, to a reduction to the CVN-76 contract price and to fines and other penalties, including the suspension or debarment from government contracting work. Any of these in substantial amounts could have a material adverse effect on the Company's financial condition and results of operations.

  Pending the ultimate resolution of the investigation and audit relating to the CVN-76 contract and to reduce the consequences of an adverse outcome, the Company has taken steps to adjust its future progress billings on the CVN-76 contract. Although these steps will reduce the Company's cash flow pending a final resolution, management believes these steps will not have a material adverse effect on the Company's financial condition or results of operations. See "Risk Factors--Profit Recognition; Government Contracting."

 Other

  As a general practice within the defense industry, the DCAA continually reviews the cost accounting practices of government contractors. In the course of those reviews, cost accounting issues are identified, discussed and settled, or resolved through legal proceedings. In addition, various government agencies may at any time be conducting various other investigations or making specific inquiries. The Company is currently engaged in discussions on several cost accounting and other matters in addition to those described above. The Company is also a party to numerous other legal proceedings relating to its business and operations. The Company believes that the outcome of these cost accounting or other matters and proceedings will not have a material adverse effect on the Company's financial condition or results of operations.

  Additionally, the Kirby Corporation ("Kirby"), an owner and operator of several tankers with which the Company's Hvide Van Ommeren tankers (the "Van Ommeren Tankers") will compete, has instituted three legal proceedings effectively seeking to have construction of the Van Ommeren Tankers stopped (the "Kirby Proceedings"). The Company is not a party to the Kirby Proceedings. The first Kirby Proceeding, brought in the United States District Court for the District of Columbia, was voluntarily dismissed. Kirby Corporation v. The Honorable Frederico Pena (No. CA 96-0019). The other two Kirby Proceedings have been consolidated and are currently pending in the United States Court of Appeals for the Fifth Circuit. Kirby Corporation v. The Honorable Frederico F. Pena, et al. (No. 96-20582); Kirby Corporation v. The United States of America, et al. (No. 96-60154). Kirby alleges that the U.S. Maritime Administration acted unlawfully in guaranteeing, pursuant to Title XI of the Merchant Marine Act, 1936, as amended ("Title XI"), the $215 million of ship financing bonds issued to finance the construction of the Van Ommeren Tankers. Kirby asserts that the U.S. Maritime Administration erroneously determined that the project is economically sound and that the entities that will own the vessels are U.S. citizens qualified to operate the vessels in the coastwide trade. Certain of the entities that will own the vessels have intervened in the Kirby Proceedings to support the U.S. Department of Justice in having the first Kirby Proceeding dismissed and in defending and seeking the dismissal of the remaining Kirby
Proceedings. The Company believes that the Kirby Proceedings are without merit. Based on discussions with counsel, the Company believes that, even in the event that Kirby ultimately prevails in the Kirby Proceedings, the matter is not likely to have a material adverse effect on the Company because the Kirby Proceedings are expected to extend beyond the delivery dates for some or all of the Van Ommeren Tankers and the project would be completed or near completion.

                                  MANAGEMENT

BOARD OF DIRECTORS

  Upon consummation of the Shipbuilding Distribution, the NNS Board will consist of three members. Each director will serve for a term expiring at the annual meeting of stockholders in the year indicated below and until his successor shall have been elected and qualified. Pursuant to the Certificate (as defined herein), the NNS Board is divided into three classes. Information concerning the individuals who will serve as directors of NNS as of the Distribution Date is set forth below.

 Term Expiring at the 1997 Annual Meeting of Stockholders (Class I)

  WILLIAM P. FRICKS has served as the President of Newport News since September, 1994, and as its Chief Executive Officer since November, 1995. Mr. Fricks first joined Newport News in the Industrial Engineering Department after graduating from college in 1966. He was then appointed Controller and Treasurer of Newport News in 1979, Vice President-Finance in 1980, Vice President in charge of various business functions (Marketing, Human Resources and Technical) from 1983 to 1988, Senior Vice President in 1988, Executive Vice President in 1992, and President and Chief Operating Officer in 1994. Mr. Fricks is 52 years old. Mr. Fricks is currently the Vice Chairman of the Board of Directors of the American Shipbuilding Association and is on the Board of Directors of the Virginia Manufacturers Association. On July 1, 1996, Mr. Fricks was appointed to the Board of Visitors of the College of William and Mary.

 Term Expiring at the 1998 Annual Meeting of Stockholders (Class II)

  JOSEPH J. SISCO has been a partner of Sisco Associates, a management consulting firm, since January 1980. From 1976 until January 1980, he served as President of The American University, and, until February 1981 he was Chancellor of that University. Prior to 1976, Dr. Sisco was employed by the United States Department of State for 25 years, last serving as Under Secretary of State for Political Affairs. He is also a director of The Interpublic Group of Companies, Inc., Raytheon Company, and Braun AG. Dr. Sisco is 76 years old and served as a Director of Tenneco from 1977 until his retirement from the Tenneco Board in May 1996. Prior to his retirement, he also served as a member of the Executive Committee, the Nominating and Management Development Committee, and as a member and the Chairman of the Compensation and Benefits Committee of Tenneco.

 Term Expiring at the 1999 Annual Meeting of Stockholders (Class III)

  DANA G. MEAD has served as an executive officer of Tenneco since April 1992, when he joined Tenneco as Chief Operating Officer. Prior to joining Tenneco, Mr. Mead served as an Executive Vice President of International Paper Company, a manufacturer of paper, pulp and wood products, from 1988, and served as Senior Vice President of that company from 1981. He is also a director of Alco Standard Corporation, Baker Hughes Incorporated, Case Corporation and Textron Inc. Mr. Mead is 60 years old and has been a director of Tenneco since April 1992. He has served as a member and Chairman of the Executive Committee and an ex officio member of the Audit, and Nominating and Management Development Committees of Tenneco.

EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the persons who will serve as executive officers of the Company after the Shipbuilding Distribution. Each such person will be elected to the indicated office with the Company in anticipation of the Shipbuilding Distribution and will serve at the direction of the NNS Board and the Board of Directors of Newport News.

 NAME (AND AGE AT JULY                                                             EFFECTIVE
       31, 1996)                              OFFICES HELD*                       DATE OF TERM
 ---------------------                        -------------                      --------------
William P. Fricks(52)...  President and Chief Executive Officer                  November 1995
                          President and Chief Operating Officer                  January 1995
                          Executive Vice President                               January 1992
                          Senior Vice President                                  September 1988
Thomas C.
 Schievelbein(43).......  Executive Vice President--Operations                   October 1995
                          Vice President--Human Resources and Administration     January 1995
                          Vice President--Strategy and Naval Program Development January 1994
                          Vice President--Naval Marketing                        March 1993
                          Director--Naval Marketing                              March 1992
                          Director--Marketing Field Office                       January 1990
David J. Anderson(47)...  Senior Vice President and Chief Financial Officer      July 1996
Thomas J. Bradburn(53)..  Vice President--Finance and Corporate Controller       September 1996
                          Vice President--Finance                                September 1986
Stephen B. Clarkson(59).  Vice President, General Counsel and Secretary          January 1991
Whylen G. Cooper(46)....  Vice President--Sourcing                               November 1995
William G. Cridlin,
 Jr.(50)................  Vice President--Marketing                              January 1995
                          Vice President--Commercial Shipbuilding                April 1992
                          Vice President--Manufacturing                          September 1988
T. Michael Hatfield(49).  Vice President--Communications                         October 1995
                          Director--Public Relations                             November 1993
Robert C. Hoard(57).....  Vice President--Trades Management and Manufacturing    October 1995
                          Director--Trades and Manufacturing                     January 1994
                          Director--Trades                                       August 1993
                          Director--Steel Fabrication                            April 1991
                          Director--Machine Shop and Foundry                     June 1989
Alfred Little, Jr.(49)..  Vice President--Human Resources                        July 1996
James A. Palmer(59).....  Vice President--Commercial Nuclear                     October 1995
                          Vice President--Engineering                            January 1995
                          Vice President--Aircraft Carriers                      April 1992
                          Director--Engineering Administration                   January 1991
Marc Y. E. Pelaez(50)...  Vice President--Engineering                            August 1996
John E. Shephard,
 Jr.(40)................  Vice President--Strategy and Process Innovation        October 1995
                          Director--Strategic Planning                           August 1993
Patrick A. Tucker(49)...  Vice President--Government Relations                   December 1996
George A. Wade(52)......  Vice President--Submarine and Refueling Program        October 1995
                          Vice President--Construction                           January 1995
                          Vice President--Submarines                             March 1993
                          Director--Submarine Construction                       April 1992
                          Director--Construction Engineering                     January 1990
D. R. Wyatt(38).........  Treasurer                                              September 1996
                          Assistant Treasurer                                    August 1995
                          Manager of Finance                                     April 1989

--------
*Unless otherwise indicated, all offices held are with the Company.

  Each of the executive officers of the Company has been continuously engaged in the business of the Company, its affiliates or predecessor companies during the past five years except that: (i) from 1991 to 1996, David J. Anderson was employed by RJ Reynolds Corporation, last serving in the capacity of Executive Vice President and Chief Financial Officer; from 1987 to 1991, he was employed by The Quaker Oats Co., last serving in the capacity of Senior Vice President--Finance and Customer Service; (ii) from 1991 to 1995, Wylen G. Cooper was employed by GE Power Systems, last serving in the capacity of Manager of Sourcing; (iii) from 1989 to 1993, T. Michael Hatfield was employed by Lockheed Co., last serving in the capacity of Director of Communications; (iv) from 1992 to 1996, Alfred Little, Jr. was employed by Sun Co., last serving in the capacity of Vice President--Human Resources and from 1988 to 1992 in the capacity of Director--Human Resources;
(v) from 1993 to 1996, Marc E. Pelaez was employed by the United States Navy, last serving in the capacity of Chief of Naval Research; and from 1990 to 1993 in the capacity of Assistant Executive Secretary to the Assistant Secretary of the Navy; (vi) from 1977 to 1991, John E. Shephard, Jr. was employed as an Infantry Officer by the United States Army, last serving as Assistant G3, Operations of the 101st Airborne Division; and from 1991 to 1993 was employed by the U.S. Army Reserves as an Individual Mobilization Augmentee assigned to the U.S. Military Academy faculty and to the 157th IMA Detachment in Washington, D.C.; and (vii) from January 1996 to December 1996, Patrick A. Tucker was and will continue to be employed by Tenneco, last serving in the capacity of Executive Director--Government Relations, and from 1994 to 1996, he was employed by Tenneco, serving as Director--Federal Relations; in 1993, he was Counsel to Senator John Warner; and from 1983 to 1993 he was the Minority Staff Director and Counsel to the U.S. Senate Armed Services Committee.

STOCK OWNERSHIP OF MANAGEMENT

  Set forth below is the ownership as of September 30, 1996 (without giving effect to the Transaction) of the number of shares and percentage of Tenneco Common Stock beneficially owned by (i) each director of NNS, (ii) each of the executive officers of the Company whose names are set forth on the Summary Compensation Table and (iii) all executive officers of the Company and directors of NNS as a group. Pursuant to the Shipbuilding Distribution, NNS Common Stock will be distributed to holders of Tenneco Common Stock on the basis of one share of NNS Common Stock for every five shares of Tenneco Common Stock. See "Summary of Certain Information--The Shipbuilding Distribution."

                                   SHARES OF TENNECO           % OF TENNECO
      DIRECTORS                 COMMON STOCK OWNED(A)(B) COMMON STOCK OUTSTANDING
      ---------                 ------------------------ ------------------------
      William P. Fricks                  29,350                     (c)
      Dana G. Mead                      199,310                     (c)
      Joseph J. Sisco                     4,185                     (c)
      EXECUTIVE OFFICERS
      ------------------
      Thomas C. Schievelbein             11,598                     (c)
      Stephen B. Clarkson                 8,921                     (c)
      James A. Palmer, Jr.               13,806                     (c)
      George A. Wade                     11,073                     (c)
      All directors and
       executive officers as a
       group:                           330,564(d)                  (c)

--------
(a) Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as set forth in note (b) below) as set forth in this column, except for (i) shares that are held in trust for each director and executive officer under the Tenneco restricted stock plans, and (ii) shares that executive officers of the Company have the right to acquire pursuant to the Tenneco stock option plans. The restricted stock and stock options were granted by Tenneco. It is anticipated that the restricted stock held by employees (including executive officers) will be vested prior to the Distributions. As described in footnote (e) to the Option Grant Table, it is anticipated that Tenneco stock options held by Company employees will be replaced by options to purchase NNS Common Stock upon consummation of the Shipbuilding Distribution.
(b) Includes shares that are: (i) held in trust under the Company's restricted stock plans (at September 30, 1996, Messrs. Mead, Fricks, Schievelbein, Clarkson, Palmer and Wade held 24,500; 6,000; 9,100; 6,800; 8,800; and
    8,340 restricted shares, respectively, under the Tenneco restricted stock plans); and (ii) subject to options, which were granted under Tenneco's stock option plans, and are exercisable at September 30, 1996 or within 60 days after said date, for Messrs. Mead, Fricks and Wade to purchase 133,335; 213; and 100 shares, respectively.
(c) The percent of the class of Tenneco Common Stock owned by each director and by all executive officers and directors as a group was less than one percent.
(d) Includes 134,749 shares of Tenneco Common Stock that are subject to options that are exercisable at September 30, 1996 or within 60 days after said date by all directors and executive officers of the Company as a group, and includes 94,505 shares that are held in trust under the Tenneco restricted stock plans, for all directors and executive officers of the Company as a group.

COMMITTEES OF THE BOARD OF DIRECTORS

  The NNS Board will establish four standing committees as permitted by the By-laws, which will have the following described responsibilities and authority:

  Audit Committee. The NNS Board will establish an Audit Committee which will have the responsibility, among other things, to (i) recommend the selection of the Company's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and such independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities, (iv) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight of the Company's financial reporting process and (v) review with the Company litigation and other legal matters that may affect the Company's financial condition and monitor compliance with the Company's business ethics and other policies.

  Compensation and Benefits Committee. The NNS Board will establish a Compensation and Benefits Committee which will have the responsibility, among other things, to (i) establish the salary rate of officers and employees of the Company, (ii) examine periodically the compensation structure of the Company and (iii) supervise the welfare and pension plans and compensation plans of the Company.

  Nominating and Management Development Committee. The NNS Board will establish a Nominating and Management Development Committee which will have the responsibility, among other things, to (i) review possible candidates for election to the NNS Board and recommend a slate of nominees for election as directors at NNS' annual stockholders' meeting, (ii) review the function and composition of the other committees of the NNS Board and recommend membership on such committees and (iii) review the qualifications and recommend candidates for election as officers of the Company.

  Executive Committee. The NNS Board will establish an Executive Committee. Other than matters assigned to the Compensation and Benefits Committee, the Executive Committee will have, during the interval between the meetings of the NNS Board, the authority to exercise all the powers of the NNS Board that may be delegated legally to it by the NNS Board in the management and direction of the business and affairs of the Company.

EXECUTIVE COMPENSATION

  Prior to the Shipbuilding Distribution, the Shipbuilding Business was owned and operated by Tenneco through its direct and indirect subsidiaries and as such, the management of the Company has been employed by Tenneco and its direct and indirect subsidiaries. The following table sets forth the remuneration paid by Tenneco and/or its direct and indirect subsidiaries (i) to the President and Chief Executive Officer of the Company and (ii) to each of the four key executive officers expected to be the most highly compensated executive officers of the Company, other than the Chief Executive Officer, whose salary and bonus exceeded $100,000, for the years indicated in connection with his position with the Company:

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                    ANNUAL COMPENSATION              COMPENSATION
                          --------------------------------------- ------------------
                                                                  RESTRICTED
        NAME AND                                   OTHER ANNUAL     STOCK               ALL OTHER
PRINCIPAL POSITION(A)(B)  YEAR SALARY(C)  BONUS   COMPENSATION(D) AWARDS(E)  OPTIONS COMPENSATION(F)
------------------------  ---- --------- -------- --------------- ---------- ------- --------------- ---
William P. Fricks(g)      1995 $323,759  $195,000     $29,591         --     12,000      $34,680
President and Chief       1994 $276,960  $145,000     $14,156      $161,814   7,000      $35,226
 Executive Officer        1993 $265,326  $125,000     $ 2,823      $139,875       0      $31,782
Thomas C. Schievelbein    1995 $188,202  $ 90,000     $ 7,188      $ 90,038   3,300      $ 9,810
Executive Vice President  1994 $125,000  $ 75,000     $ 7,829      $107,876   3,000      $ 8,288
                          1993 $115,000  $ 55,000     $ 2,109      $ 69,938       0      $ 6,946
David J. Anderson          --     --        --          --            --       --          --
Senior Vice President
 and Chief Financial
 Officer(h)
Stephen B. Clarkson       1995 $200,400  $ 75,000     $ 6,664      $ 85,750   3,000      $13,287
Vice President, General   1994 $199,920  $ 84,000     $ 7,203      $ 80,907   3,000      $11,767
 Counsel and Secretary    1993 $190,000  $ 60,000     $ 2,142      $ 69,938    --        $11,431
James A. Palmer, Jr.      1995 $206,760  $ 95,000     $ 6,735      $ 98,613   3,500      $31,735
Vice President            1994 $189,480  $ 95,000     $ 7,732      $107,876   3,150      $30,752
                          1993 $183,246  $ 80,000     $ 2,434      $102,575    --        $29,902
George A. Wade            1995 $195,960  $ 90,000     $ 6,664      $ 98,613   3,500      $24,299
Vice President            1994 $139,800  $ 95,000     $ 7,227      $107,876   3,150      $22,252
                          1993 $131,406  $ 80,000     $   973      $ 95,l15    --        $ 9,946

--------
(a) William R. Phillips served as Chairman and Chief Executive Officer of Newport News from September 13, 1994 until his retirement effective October 31, 1995. Mr. Phillips will not serve as an executive officer of the Company.

(b) Dana G. Mead received compensation from Tenneco for services rendered to Newport News. Mr. Mead will continue to serve as a director of the Company but will not serve as an executive officer of the Company.

(c) Includes base salary plus amounts paid in lieu of Company matching contributions to the Tenneco Inc. Thrift Plan.

(d) Includes amounts attributable to (i) the value of personal benefits provided by the Company to its executive officers, which have an aggregate value in excess of $50,000, such as the personal use of Company owned property, membership dues, assistance provided to such persons with regard to financial, tax and estate planning, (ii) reimbursement for taxes and
    (iii) amounts paid as dividend equivalents on performance share equivalent units under the Company's Stock Ownership Plan ("Dividend Equivalents"). The amount of each such personal benefit that exceeds 25% of the estimated value of the total personal benefits provided by the Company, reimbursement for taxes and amounts paid as Dividend Equivalents to the individuals named in the table was as follows: During 1995: $15,191 for reimbursement for taxes, and $14,400 in Dividend Equivalents paid to Mr. Fricks; $7,188, $6,664, $6,735, and $6,664, for reimbursement for taxes for Messrs. Schievelbein, Clarkson, Palmer and Wade, respectively; During 1994: $6,130, $2,938, $2,312, $2,841, and $2,337, for reimbursement for taxes for Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade, respectively; During 1993:
   $2,823, $2,109, $2,142, $2,434, and $973, for reimbursement for taxes for
   Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade, respectively.

(e) Includes the dollar value of grants of restricted stock made pursuant to Tenneco restricted stock plans based on the price of the Tenneco Common Stock on the date of grant. At December 31, 1995, Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade, held 20,000; 6,435; 6,330; 8,390; and 7,450 restricted shares and/or performance share equivalent units, respectively, under such plans. The value at December 31, 1995, (based on per equivalent units held) was $992,500 for Mr. Fricks; $319,337 for Mr. Schievelbein; $314,126 for Mr. Clarkson; $416,354 for Mr. Palmer; and $369,706 for Mr. Wade. Dividends/Dividend Equivalents will be paid on the restricted shares and performance share equivalent units held by each individual.

(f) Includes amounts attributable during 1995 to benefit plans of the Company as follows:

  (1) The amounts contributed pursuant to the Tenneco Inc. Thrift Plan for the accounts of Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade were $9,240, $8,656, $7,500, $9,240, and $9,240 respectively.

  (2) The amounts accrued under the Tenneco Inc. Deferred Compensation Plan, together with adjustments based upon changes in the Consumer Price Index for All Urban Households, as computed by the Bureau of Labor Statistics, for Messrs., Fricks, Wade and Palmer were $19,662; $11,566; and $11,566, respectively.

  (3) Amounts imputed as income for federal income tax purposes under the Company's group life insurance plan for Messrs. Fricks, Schievelbein, Clarkson, Palmer and Wade were $5,779; $1,154; $5,787; $9,402; and
    $3,493, respectively.

(g) William P. Fricks has served as President and Chief Executive Officer of Newport News since November 1, 1995, prior to which he served as President and Chief Operating Officer from January 24, 1995. Prior to that time, Mr. Fricks also served as an Executive Vice President of Newport News from January 1, 1992 and prior to which he served as a Senior Vice President from September 1, 1988.

(h) David J. Anderson became the Company's Senior Vice President and Chief Financial Officer on July 22, 1996 at an annual base salary of $260,000.

                             OPTION GRANTS IN 1995

  The following table sets forth the number of stock options to acquire Tenneco Company Stock that were granted by Tenneco during 1995 to the persons named in the Summary Compensation Table.

                                                                                      POTENTIAL
                                                                                  REALIZABLE VALUE
                                                                                  AT ASSUMED ANNUAL
                                                                                   RATES OF STOCK
                                                                                        PRICE
                                                                                  APPRECIATION FOR
                                            INDIVIDUAL GRANTS                      OPTION TERM(D)
                        --------------------------------------------------------- -----------------
                                           % OF TOTAL   EXERCISE
                                            OPTIONS     OR BASE
                        OPTIONS GRANTED    GRANTED TO    PRICE
                            (NO. OF        EMPLOYEES      PER
         NAME           SHARES)(A)(B)(E) IN FISCAL YEAR SHARE(C) EXPIRATION DATE     5%      10%
         ----           ---------------- -------------- -------- ---------------- -------- --------
William P. Fricks            12,000           0.8%       $42.88  January 10, 2005 $323,520 $819,960
Thomas C. Schievelbein        3,300           0.2%       $42.88  January 10, 2005 $ 88,968 $225,489
Stephen B. Clarkson           3,000           0.2%       $42.88  January 10, 2005 $ 80,880 $204,990
James A. Palmer, Jr.          3,500           0.2%       $42.88  January 10, 2005 $ 94,360 $239,155
George A. Wade                3,500           0.2%       $42.88  January 10, 2005 $ 94,360 $239,155

--------
(a) The options reported in this column and in the Summary Compensation Table consist of non-qualified options. The options become exercisable at the rate of one-third per year on January 10, of 1996, 1997 and 1998, respectively. As described in footnote (e) below it is anticipated that Tenneco options held by Company employees will be replaced by options to acquire NNS Common Stock upon consummation of the Shipbuilding Distribution.

(b) These options provide that a grantee who delivers shares of Tenneco Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by Tenneco, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the plan) on the date they are granted become exercisable six months from that date and expire coincident with the options they replace. Grantees are limited to 10 reload options and the automatic grant of such reload options is limited to twice during any one calendar year.

(c) All options were granted by Tenneco at 100% of the fair market value on the date of grant.

(d) The dollar amounts under these columns are the result of calculations for the period from the date of grant to the expiration of the option at the 5% and 10% annual appreciation rates set by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of Tenneco Common Stock. No gain to the optionee is possible without an increase in price of the underlying stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of Tenneco Common Stock would be $69.84 and $111.21, respectively, or 63% and 160%, respectively, above the exercise or base price. As described in footnote (e) below, however, it is anticipated that options to acquire Tenneco Common Stock held by Company employees will be replaced by options to acquire NNS Common Stock upon Consummation of the Shipbuilding Distribution.

(e) All Tenneco stock options held by employees of the Company will be cancelled as of the Shipbuilding Distribution. The Company will adopt a plan (the "Company Stock Ownership Plan") which is substantially similar to the 1994 Tenneco Inc. Stock Ownership Plan. Prior to the Shipbuilding Distribution, Tenneco will have approved the Company Stock Ownership Plan as the sole stockholder of NNS. Options will be granted under the Company Stock Ownership Plan as of the Shipbuilding Distribution to all employees of the Company who formerly held Tenneco options. Each such employee will receive options of the Company under which the excess of the fair market value of the shares subject to the options immediately after the grant over the aggregate option price is not more than the excess of the aggregate fair market value of all Tenneco shares subject to his or her Tenneco stock options immediately before such cancellation over the aggregate option price under such Tenneco options. The terms of the Company options will be the same as if the Tenneco options had remained outstanding except to the extent that the Company Stock Ownership Plan reflects legal changes adopted after the Tenneco options were granted. These options provide that a grantee who delivers shares of Tenneco Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by the Company, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the Company Stock Ownership Plan) on the date they are granted, become exercisable six months from that date and expire at the same time as the options they replace. Grantees are limited to 10 reload options and automatic grant of such reload options is limited to twice during any one calendar year.

              OPTIONS EXERCISED IN 1995 AND 1995 YEAR-END VALUES

  The following table sets forth the number of options to acquire Tenneco Common Stock held, as of December 31, 1995, by the persons named in the Summary Compensation Table. No options to acquire shares of Tenneco Common Stock were exercised during 1995.

                             TOTAL NUMBER OF        VALUE OF UNEXERCISED
                        UNEXERCISED OPTIONS HELD  IN-THE-MONEY OPTIONS HELD
                         AT DECEMBER 31, 1995(A)   AT DECEMBER 31, 1995(A)
                        ------------------------- -------------------------
         NAME           EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
         ----           ----------- ------------- ----------- -------------
William P. Fricks          2,546       16,667       $1,811       $81,000
Thomas C. Schievelbein     1,000        5,300       $  --        $22,275
Stephen B. Clarkson        1,000        5,000       $  --        $20,250
James A. Palmer, Jr.       1,050        5,600       $  --        $23,625
George A. Wade             1,150        5,600       $  850       $23,625

--------
(a) As described in footnote (e) to the Option Grant Table, the options to acquire Tenneco Common Stock will be replaced by options to acquire NNS Common Stock.

  The following table sets forth information concerning performance based awards made to the persons named in the Summary Compensation Table during 1995 by Tenneco.

                           LONG-TERM INCENTIVE PLANS
         PERFORMANCE SHARE EQUIVALENT UNIT AWARDS IN LAST FISCAL YEAR

                   NUMBER OF  PERFORMANCE
                    SHARES,    OR OTHER     ESTIMATED FUTURE PAYOUTS UNDER
                   UNITS OR  PERIOD UNTIL   NON-STOCK PRICE BASED PLANS(A)
                     OTHER   MATURATION OR ---------------------------------
      NAME         RIGHTS(B)   PAYOUT(C)   THRESHOLD(D) TARGET(D) MAXIMUM(D)
      ----         --------- ------------- ------------ --------- ----------
William P. Fricks    9,000      4 Years         --        4,500     9,000

--------
(a) Estimated Future Payouts are based on earnings per share ("EPS") from continuing operations as shown in the record of progress included in the published financial statements of the Company. Earnings per share for 1995 were $4.16 and represents achievement of 25% of the performance goal applicable to this award. Mr. Fricks was provisionally credited with 100% of his performance goal for 1995 and 2,250 shares were credited to his Plan account, subject to adjustment, for payout at the end of the performance cycle.
(b) Each performance share equivalent unit represents one share of Tenneco Common Stock that may be earned under this award and the number of performance share equivalent units listed in this column represents the maximum number of performance share equivalent units that may be earned under this award.
(c) Performance share equivalent units are earned at the rate of 25% per year based on achievement of annual EPS goals. However, it is anticipated that prior to the consummation of the Shipbuilding Distribution the conditions to issuance of all shares of Tenneco Common Stock underlying the performance share unit equivalent awards will be waived and the maximum number of shares of Tenneco Common Stock subject thereto will be issued.
(d) Represents maximum performance share equivalent units earned where the goals were consistently within the indicated performance range on an individual year and accumulated four-year basis.

  The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Company's Retirement Plan (the "Retirement Plan"), the TRP and certain non-qualified structures. The Company has not yet adopted or made a final decision on the design of its Retirement Plan; however, it is anticipated that its Retirement Plan will be virtually identical to the TRP and will count service with Tenneco for benefit accrual purposes but with an offset for benefits accrued under the TRP. It is anticipated that the Company will adopt one or more non-qualified structures to provide employees with the benefits that would be provided under the Retirement Plan but for applicable legal limits. The numbers set forth in the following table assume that plans are adopted accordingly.

                              PENSION PLAN TABLE

                             YEARS OF CREDITED PARTICIPATION
                 --------------------------------------------------------------------
REMUNERATION        15             20             25             30             35
------------     --------       --------       --------       --------       --------
 $  350,000      $ 82,500       $110,000       $137,500       $165,000       $192,500
    400,000        94,300        125,700        157,100        188,600        220,000
    450,000       106,100        141,400        176,800        212,100        247,500
    500,000       117,900        157,100        196,400        235,700        275,000
    550,000       129,600        172,900        216,100        259,300        302,500
    600,000       141,400        188,600        235,700        282,900        330,000
    650,000       153,200        204,300        255,400        306,400        357,000
    700,000       165,000        220,000        275,000        330,000        365,000
    750,000       176,800        235,700        294,600        353,600        412,500
    800,000       188,600        251,400        314,300        377,100        440,000
    850,000       200,400        267,100        333,900        400,700        467,500
    900,000       212,100        282,900        353,600        424,300        495,000
    950,000       223,900        298,600        373,200        447,900        522,500
  1,000,000       235,700        314,300        392,900        471,400        550,000

  The benefits set forth above are computed as a straight life annuity and are based on years of credited participation in the Retirement Plan and the employee's average base salary during the final five years of credited participation in the Plan; such benefits are not subject to any deduction for Social Security or other offset amounts.

CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has established a severance plan for the benefit of certain employees and officers whose position is terminated under certain circumstances following a change in control of the Company. Under the severance plan, key executives of the rank of Senior Vice President and above would receive three times their annual compensation and the average of their incentive and special awards over the last three years if they are terminated within two years of a change in control. Certain other key employees would receive two times their annual salaries and the average of their incentive and special awards over the last three years if they are terminated within two years of a change in control. The Transaction is not deemed to constitute a "change in control" for purposes of the plan.

COMPENSATION OF DIRECTORS

  Following the Shipbuilding Distribution, all directors who are not also officers of the Company will each be paid a director's fee of $25,000 per annum, one-half in cash and one-half in restricted shares of NNS Common Stock, and each will be paid an attendance fee of $1,000 plus expenses for each meeting of the NNS Board and each meeting of a committee of the NNS Board attended. Each director who serves as chairman of a committee of the NNS Board will be paid an additional fee of $3,000 per chairmanship. Payment of all or a portion of such fees, as adjusted by hypothetical investment performance, may be deferred at the election of the director.

  Directors who are not also officers of the Company will each receive an initial grant of 2,000 stock options and 1,000 stock options annually. Directors who are not also officers of the Company will each receive a one-time grant of 1,000 shares of restricted stock.

BENEFIT PLANS FOLLOWING THE SHIPBUILDING DISTRIBUTION

  The Company will adopt two plans qualified under Section 401(a) of the Code: a defined benefit pension plan and an employee stock ownership plan which will also provide for 401(k) salary reduction contributions. It is anticipated that the Company will adopt non-qualified plans designed to provide covered individuals with benefits which they would receive under the qualified defined benefit pension absent legal limitations.

  Prior to the consummation of the Shipbuilding Distribution, the Company will adopt the Company Stock Ownership Plan, which will be approved by Tenneco as the sole stockholder of the Company. The Company Stock Ownership Plan will be substantially similar to the Tenneco Inc. 1994 Stock Ownership Plan and will provide for the grant of stock options, restricted stock, performance shares and other forms of awards. The Company will adopt, and Tenneco will approve as its sole stockholder, an employee stock purchase plan which will be substantially similar to the Tenneco employee stock purchase plan.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  Prior to the Distribution Date, the NNS Board and Tenneco, as sole stockholder of NNS, will approve and adopt the Restated Certificate of Incorporation ("Certificate"), and Tenneco, as sole stockholder of NNS, will approve and adopt the Amended and Restated By-laws ("By-laws"). Under the Certificate, NNS' authorized capital stock will consist of 70,000,000 shares of NNS Common Stock, and 10,000,000 shares of Preferred Stock, par value $.01 per share ("NNS Preferred Stock"). In addition, it is anticipated that the NNS Board will adopt resolutions pursuant to the Certificate designating 700,000 shares of NNS Preferred Stock as Series A Participating Junior Preferred Stock, par value $.01 per share, of NNS ("NNS Junior Preferred Stock") and reserving shares of NNS Junior Preferred Stock for issuance in connection with the Rights to be issued in connection with the Shipbuilding Distribution. No NNS Preferred Stock will be issued in the Shipbuilding Distribution. Based on the number of shares of Tenneco outstanding on September 30, 1996 up to approximately 34,151,115 shares of the NNS Common Stock will be issued in the Shipbuilding Distribution.

NNS COMMON STOCK

  The holders of NNS Common Stock will be entitled to one vote for each share on all matters on which stockholders generally are entitled to vote, and except as otherwise required by law or provided in any resolution adopted by the NNS Board with respect to any series of Preferred Stock, the holders of the NNS Common Stock will possess 100% of the voting power. The Certificate does not provide for cumulative voting.

  Subject to the preferential rights of any outstanding NNS Preferred Stock which may be created by the NNS Board under the Certificate, the holders of NNS Common Stock will be entitled to such dividends as may be declared from time to time by the NNS Board and paid from funds legally available therefor, and the holders of NNS Common Stock will be entitled to receive pro rata all assets of NNS available for distribution upon liquidation. All shares of NNS Common Stock received in the Shipbuilding Distribution will be fully paid and nonassessable, and the holders thereof will not have any preemptive rights.

  There is no established public trading market for NNS Common Stock, although a "when issued" market is expected to develop prior to the Distribution Date. The NYSE has approved the listing of NNS Common Stock upon notice of issuance.

  The declaration of dividends on NNS Common Stock will be at the discretion of the NNS Board. The NNS Board has not adopted a dividend policy as such. Subject to legal and contractual restrictions, its decisions regarding dividends will be based on all considerations that in its business judgment are relevant at the time, including past and projected earnings, cash flows, economic, business and securities market conditions and anticipated developments concerning the Company's business and operations. For additional information concerning the payment of dividends by NNS, see "Risk Factors --
 Dividends" and "Financing."

  NNS' cash flow and the consequent ability of NNS to pay any dividends on NNS Common Stock will be substantially dependent upon the earnings and cash flow of NNS' subsidiaries available after its debt service and the availability of such earnings to NNS by way of dividends, distributions, loans and other advances. The agreements relating to Senior Credit Facility and Notes contain provisions that limit the amount of dividends that may be paid on NNS Common Stock. See "Financing."

  Under the DGCL, dividends may be paid by NNS out of "surplus" (as defined under Section 154 of the DGCL) or, if there is no surplus, out of net profits for the fiscal year in which the dividends are declared and/or the preceding fiscal year. On a pro forma basis, at June 30, 1996, the Company had surplus of approximately $194 million (on a book value basis) for the payment of dividends, and NNS will also be able to pay dividends out of any net profits for the current and/or prior fiscal year, if any.

NNS PREFERRED STOCK

  Under the Certificate, the NNS Board is authorized to issue NNS Preferred Stock, in one or more series, and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. See "Antitakeover Effects of Certain Provisions."

                  ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS

  The Certificate, the By-laws, the Rights and Delaware statutory law contain certain provisions that could make the acquisition of the Company by means of a tender offer, a proxy contest or otherwise more difficult. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate, the By-laws and the Rights Agreement which are attached as exhibits to NNS's Registration Statement on Form 10 under the Exchange Act relating to NNS Common Stock.

CLASSIFIED BOARD OF DIRECTORS

  The Certificate provides that the NNS Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The NNS Board consists of the persons referred to in "Management-- Board of Directors" above. The Certificate provides that, of the initial directors of NNS, approximately one-third will continue to serve until the first succeeding annual meeting of NNS' stockholders, approximately one-third will continue to serve until the second succeeding annual meeting of NNS's stockholders and approximately one-third will continue to serve until the third succeeding annual meeting of NNS' stockholders. Of the initial directors, Mr. Fricks will serve until the first succeeding annual meeting of NNS' stockholders, Mr. Sisco will serve until the second succeeding annual meeting of NNS' stockholders and Mr. Mead will serve until the third succeeding annual meeting of NNS' stockholders. At each annual meeting of NNS' stockholders, one class of directors will be elected for a term expiring at the third succeeding annual meeting of stockholders.

  The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the NNS Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the members of the NNS Board. Such a delay may help ensure that NNS' directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the NNS Board would be beneficial to NNS and its stockholders and whether or not a majority of NNS' stockholders believe that such a change would be desirable.

  The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of NNS, even though such an attempt might be beneficial to NNS and its stockholders. The classification of the NNS Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of NNS' stock by purchasers whose objective is to take control of the Company and remove a majority of the members of the NNS Board, the classification of the NNS Board could tend to reduce the likelihood of fluctuations in the market price of NNS Common Stock that might result from accumulations of large blocks for such a purpose. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of NNS Common Stock at a higher market price than might otherwise be the case.

  Notwithstanding the foregoing, the Certificate provides that whenever the holders of any one or more series of NNS Preferred Stock have the right, voting separately as a class or series, to elect directors, such directors will not be classified, unless expressly provided by the terms of such series of NNS Preferred Stock.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

  The Certificate provides that the business and affairs of the Company will be managed by or under the direction of a Board of Directors, consisting of not less than three nor more than sixteen directors, the exact number thereof to be determined from time to time by affirmative vote of a majority of the entire Board of Directors. In addition, the Certificate provides that any vacancy on the NNS Board that results from an increase in the number of directors may be filled by a majority of the NNS Board then in office, provided that a quorum is present, and any other vacancy occurring in the NNS Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

  Under the DGCL, unless otherwise provided in the Certificate, directors serving on a classified board may only be removed by the stockholders for cause. The Certificate does not provide that directors may be removed without cause.

  Notwithstanding the foregoing, the Certificate provides that whenever the holders of any one or more series of NNS Preferred Stock have the right, voting separately as a class or series, to elect directors, the election, removal, term of office, filling of vacancies and other features of such directorships will be governed by the terms of the Certificate applicable thereto.

SPECIAL MEETINGS

  The By-laws provide that special meetings of stockholders will be called by the NNS Board. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purposes specified in the notice of meeting given by NNS.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
PROPOSALS

  The By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of directors, or to bring other business before an annual meeting of stockholders of NNS (the "Stockholder Notice Procedure").

  The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the NNS Board, or by a stockholder who has given timely written notice to the Secretary of NNS prior to the meeting at which directors are to be elected, will be eligible for election as directors of NNS. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the NNS Board or by a stockholder who has given timely written notice to the Secretary of NNS of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for stockholder notice in respect of the annual meeting of NNS' stockholders to be timely, such notice must be delivered to the Secretary of the NNS not less than 50 days nor more than 75 days prior to the annual meeting; provided, however, that in the event that less than 65 days' notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public announcement was made, whichever first occurs.

  Under the Stockholder Notice Procedure, a stockholder's notice to NNS proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of NNS which are beneficially owned by such stockholder, and as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence of the person,
(ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of NNS which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14A under the Exchange Act. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of NNS beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at any such meeting, as the case may be.

  By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the NNS Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the NNS Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the NNS Board, will provide the NNS Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the NNS Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the By-laws do not give the NNS Board any power to approve or disapprove stockholder nominations for the election of directors or proper stockholder proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to NNS and its stockholders.

RECORD DATE PROCEDURE FOR STOCKHOLDER ACTION BY WRITTEN CONSENT

  The By-laws establish a procedure for the fixing of a record date in respect of action proposed to be taken by NNS' stockholders by written consent in lieu of a meeting. The By-laws provide that any person seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall by written notice addressed to the Secretary and delivered to NNS, request that a record date be fixed for such purpose. The By-laws state that the NNS Board may fix a record date for such purpose which shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the NNS Board and shall not precede the date such resolution is adopted. If the NNS Board fails within 10 days after NNS receives such notice to fix a record date for such purpose, the By-laws provide that the record date shall be the day on which the first written consent is delivered to NNS unless prior action by the NNS Board is required under the DGCL, in which event the record date shall be at the close of business on the day on which the NNS Board adopts the resolution taking such prior action. The By-laws also provide that the Secretary of NNS or, under certain circumstances, two inspectors designated by the Secretary shall promptly conduct such ministerial review of the sufficiency of any written consents of stockholders duly delivered to NNS and of the validity of the action to be taken by stockholder consent as he deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the written consents have given consent.

STOCKHOLDER MEETINGS

  The By-laws provide that the NNS Board and the chairman of a meeting may adopt rules for the conduct of stockholder meetings and specify the types of rules that may be adopted (including the establishment of an agenda, rules relating to presence at the meeting of persons other than stockholders, restrictions on entry at the meeting after commencement thereof and the imposition of time limitations for questions by participants at the meeting).

NNS PREFERRED STOCK

  The Certificate authorizes the NNS Board to provide for series of NNS Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

  Tenneco and the Company believe that the ability of the NNS Board to issue one or more series of NNS Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of NNS Preferred Stock, as well as shares of NNS Common Stock, will be available for issuance without further action by NNS' stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in a 20% increase in the number of shares of common stock outstanding or in the amount of voting securities outstanding. If the approval of NNS' stockholders is not required for the issuance of shares of NNS Preferred Stock or NNS Common Stock, the NNS Board may determine not to seek stockholder approval.

  Although the NNS Board has no intention at the present time of doing so, it could issue a series of NNS Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The NNS Board will make any determination to issue such shares based on its judgment as to the best interests of NNS and its stockholders. The NNS Board, in so acting, could issue NNS Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the NNS Board, including a tender offer or other transaction that some, or a majority, of NNS' stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

RIGHTS

  The NNS Board will adopt a stockholder rights plan and cause to be issued, with each share of NNS Common Stock to be distributed in the Shipbuilding Distribution, one preferred share purchase right (a "Right"). Each Right will entitle the registered holder to purchase from NNS a unit consisting of one one-hundredth of a share (a "Unit") of NNS Junior Preferred Stock, at a price of $50 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), between NNS and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

  Initially, the Rights will be represented by NNS Common Stock certificates, and no separate certificates representing the Rights ("Rights Certificates") will be distributed. The Rights will separate from the NNS Common Stock and a distribution date (a "Rights Distribution Date") will occur upon the earlier of (i) 10 business days following the first date of public announcement (the "Stock Acquisition Date") that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of NNS Common Stock, (ii) 10 business days (or such later date as may be determined by the NNS Board) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of NNS Common Stock or (iii) 10 business days after the NNS Board determines that any person, alone or together with its affiliates and associates, has become the Beneficial Owner of an amount of NNS Common Stock which the NNS Board determines to be substantial (which amount shall in no event be less than 10% of the shares of NNS Common Stock outstanding) and at least a majority of the NNS Board who are not officers of the Company, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, shall determine that (a) such beneficial ownership by such person is intended to cause NNS to repurchase the NNS Common Stock beneficially owned by such person or to cause pressure on NNS to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the NNS Board determines that the best long-term interests of NNS and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to maintain its competitive position) on the business or prospects of the Company (any such person being referred to herein and in the Rights Agreement as an "Adverse Person").

  Until the Rights Distribution Date, (i) the Rights will be evidenced by NNS Common Stock certificates and will be transferred with and only with such NNS Common Stock certificates, (ii) NNS Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for NNS Common Stock outstanding will also constitute the transfer of the Rights associated with NNS Common Stock represented by such certificate.

  The Rights will not be exercisable until the Rights Distribution Date and will expire at the close of business on June 10, 1998 (the "Final Expiration Date"), unless (i) earlier redeemed by NNS as described below or (ii) the Rights Agreement is extended (with stockholder approval) as discussed below. The Final Expiration Date is the same date on which the stockholder rights issued under the current Tenneco's stockholder's rights plan would have terminated, but for the Merger.

  As soon as practicable after the Rights Distribution Date, Rights Certificates will be mailed to holders of record of the NNS Common Stock as of the close of business on the Rights Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the NNS Board, only shares of NNS Common Stock issued prior to the Rights Distribution Date will be issued with Rights.

  In the event that (i) any person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of NNS Common Stock that the independent directors determine to be fair to and otherwise in the best interests of NNS and its stockholders) or (ii) the NNS Board determines that a person is an Adverse Person, each holder of a Right will thereafter have the right to receive, upon exercise, NNS Common Stock (or, in certain circumstances, cash, property or other securities of NNS) having a value equal to two times the exercise price of the Right. Upon the occurrence of either of the events set forth in the preceding sentence, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by the Acquiring Person or Adverse Person (or certain related parties) will be null and void. Rights will not be exercisable following the occurrence of either of such events until such time as the Rights are no longer redeemable by NNS as set forth below.

  For example, at an exercise price of $50 per Right, each Right not owned by an Acquiring Person or by an Adverse Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $100 worth of NNS Common Stock (or other consideration, as noted above) for $50. Assuming that NNS Common Stock had a per share value of $20 at such time, the holder of each valid Right would be entitled to purchase
5.0 shares of NNS Common Stock for $50.

  In the event that, at any time following the Stock Acquisition Date, (i) NNS is acquired in a merger or other business combination transaction (other than a merger meeting prescribed terms and conditions that follows an offer described in the second preceding paragraph) or (ii) more than 50% of NNS' assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  The Purchase Price payable, and the number of Units of NNS Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, NNS Junior Preferred Stock, (ii) if holders of NNS Junior Preferred Stock are granted certain rights or warrants to subscribe for NNS Junior Preferred Stock or convertible securities at less than the current market price of NNS Junior Preferred Stock or (iii) upon the distribution to holders of the NNS Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of NNS Junior Preferred Stock on the last trading date prior to the date of exercise.

  In general, at any time until 10 business days following the Stock Acquisition Date, NNS may redeem the Rights in whole, but not in part, at a price of $.02 per Right. NNS may not redeem the Rights if the NNS Board has previously declared a person to be an Adverse Person. Immediately upon the action of the NNS Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.02 redemption price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of NNS, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to NNS, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights became exercisable for NNS Common Stock (or other consideration) of NNS or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the duration of the Rights Agreement and the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the NNS Board prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the NNS Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable. Notwithstanding the foregoing, unless approved by a vote of the stockholders of NNS, the Rights Agreement may not be supplemented or amended to alter the redemption price, the Final Expiration Date, the Purchase Price or the number of Units for which a Right is exercisable.

  The Rights Agreement is designed to protect the stockholders of NNS in the event of unsolicited offers to acquire NNS and other coercive takeover tactics which, in the opinion of the NNS Board, could impair its ability to represent stockholder interests. The provisions of the Rights Agreement may render an unsolicited takeover of NNS more difficult or less likely to occur, even though such takeover may offer NNS' stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of NNS' stockholders.

  THE FOREGOING SUMMARY OF THE TERMS OF THE RIGHTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RIGHTS AGREEMENT, A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO NNS' REGISTRATION STATEMENT ON FORM 10 UNDER THE EXCHANGE ACT RELATING TO NNS COMMON STOCK. THE RIGHTS ARE BEING REGISTERED UNDER THE EXCHANGE ACT, TOGETHER WITH NNS COMMON STOCK, PURSUANT TO SUCH REGISTRATION STATEMENT. IN THE EVENT

THAT THE RIGHTS BECOME EXERCISABLE, NNS WILL REGISTER THE SHARES OF NNS JUNIOR PREFERRED STOCK FOR WHICH THE RIGHTS MAY BE EXERCISED, IN ACCORDANCE WITH APPLICABLE LAW.

ANTITAKEOVER LEGISLATION

  Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Section 203 of the DGCL generally defines an "interested stockholder" to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. Section 203 of the DGCL generally defines a "business combination" to include (1) mergers and sales or other dispositions of 10% or more of the assets of the corporation with or to an interested stockholder, (2) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (3) certain transactions which would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder and (4) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges, or other financial benefits.

  Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the certificate of incorporation or stockholder-adopted by-laws may exclude a corporation from the restrictions imposed thereunder. Neither the Certificate nor the By-laws exclude NNS from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring NNS to negotiate in advance with the NNS Board since the stockholder approval requirement would be avoided if the NNS Board approves, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

COMPARISON WITH RIGHTS OF HOLDERS OF TENNECO COMMON STOCK

  Except as otherwise described herein, the provisions of the Certificate and the By-laws (including the provisions thereof relating to the classification of directors, the calling of special meetings of stockholders, the advance notice requirements for stockholder nominations and proposals and the setting of a record date for actions by written consent of stockholders in lieu of a meeting) are substantially identical to the provisions of the Tenneco Certificate of Incorporation (the "Tenneco Certificate") and the Tenneco By-laws (the "Tenneco By-laws").

Capitalization

  Tenneco's authorized capital stock consists of 350,000,000 shares of Tenneco Common Stock, 15,000,000 shares of Preferred Stock, without par value ("Tenneco Preferred Stock"), and 50,000,000 shares of Junior Preferred Stock, without par value ("Tenneco Junior Preferred Stock"). NNS's authorized capital stock consists of 70,000,000 shares of NNS Common Stock and 10,000,000 shares of NNS Preferred Stock.

  The Tenneco Board is generally authorized to issue Tenneco Preferred Stock and Tenneco Junior Preferred Stock in series and to fix the terms of such series, but such authority is subject to numerous requirements and/or limitations relating to, among other things, the voting rights of such series and the ability of Tenneco to pay dividends and acquire its capital stock. The NNS Board is authorized to issue NNS Preferred Stock in series and to fix the terms of such series, without limitation (other than as provided in the DGCL).

  All series of Tenneco Preferred Stock (but not Tenneco Junior Preferred Stock) must rank on a parity with respect to the payment of dividends. Any of the terms of a series of NNS Preferred Stock may differ from those of any other series.

Business Combinations

  The Tenneco Certificate prohibits certain "Business Combinations" with "Interested Stockholders" without supermajority stockholder approval unless
(i) approved by a majority of the "Continuing Directors," or (ii) certain detailed requirements as to, among other things, the value and type of consideration to be paid to the Tenneco stockholders, the maintenance of Tenneco's dividend policy, the public disclosure of the Business Combination and the absence of any major change in Tenneco's business or equity capital structure without the approval of a majority of Continuing Directors, have been satisfied. The Certificate contains no such restrictions on Business Combinations.

Charter Amendments

  Under the Tenneco Certificate, a majority in voting power of the outstanding shares of voting stock is generally required to effect a charter amendment, other than an amendment of the provisions relating to Business Combinations. Under the Certificate, a majority in voting power of the outstanding shares of voting stock is generally required to effect a charter amendment.

Class Voting

  Under the Tenneco Certificate, approval of 66 2/3% of the outstanding shares of Tenneco Preferred Stock or Tenneco Junior Preferred Stock, or of a series thereof, is required for any charter amendment which adversely affects the rights, powers or preferences of the Tenneco Preferred Stock or Tenneco Junior Preferred Stock, or of a series thereof, as the case may be. Under the Certificate, there is no such two-thirds approval requirement; however, the DGCL generally requires any charter amendment that so adversely affects a particular class or series of stock be approved by a majority of the outstanding shares of such class or series, as the case may be.

  The Tenneco Certificate requires separate class votes of Tenneco Preferred Stock and of Tenneco Junior Preferred Stock (i) to create a class of stock ranking senior thereto, (ii) to sell, lease, transfer or convey all or substantially all of Tenneco's assets or (iii) to merge with another corporation (unless Tenneco survives). No such class votes are required under the Certificate.

Stockholder Meetings

  The By-laws provide that the NNS Board and the chairman of a meeting may adopt rules for the conduct of stockholder meetings and specify the types of rules that may be adopted (including the establishment of an agenda, rules relating to presence at the meeting of persons other than stockholders, restrictions on entry at the meeting after commencement thereof and the imposition of time limitations for questions by participants at the meeting). Such issues are not expressly addressed by the Tenneco By-laws.

Number of Directors

  Under the Tenneco By-laws, the number of directors constituting the whole Tenneco Board is required to be not less than 8, nor more than 16, and determined from time to time, within such limits, by the Tenneco Board. The Certificate provides for the number of directors to be not less than 3, nor more than 16, and determined from time to time, within such limits, by the NNS Board. The NNS Board currently consists of 3 directors.

Stockholder Rights Plans

  Tenneco adopted a stockholder rights plan on May 24, 1988, which was amended and restated on October 1, 1989 (the "Tenneco Rights Plan"). Pursuant to and in accordance with such plan, one preferred share purchase right (a "Tenneco Right") is attached to each share of Tenneco Common Stock. Each Tenneco Right entitles the registered holder thereof to, among other things, purchase, under certain circumstances, from Tenneco a unit consisting of one one-hundredth of a share of Tenneco Series A Junior Preferred Stock. Tenneco has amended the Tenneco Rights Plan to exempt El Paso and El Paso Merger Company from becoming an "acquiring person" thereunder, or otherwise triggering the Tenneco Rights, solely by reason of the execution of the Merger Agreement and consummation of the transactions contemplated thereby, and to cause the Tenneco Rights to expire at the Merger Effective Time.

  The Company will adopt the Rights Agreement. The Rights Agreement is, in all material respects, the same as the Tenneco Rights Plan except that the Redemption Price (as defined therein), the Final Expiration Date, the Purchase Price and the number of one one-hundredths of a share of NNS Junior Preferred Stock for which a Right is exercisable (which under the Tenneco Rights Plan may not be supplemented or amended) may be supplemented or amended with stockholder approval.

Indemnification

  The Tenneco By-laws provide for mandatory indemnification for directors and officers of Tenneco and for directors and officers of Tenneco serving as directors and officers of other entities at the request of Tenneco to the fullest extent permitted by the DGCL. The By-laws provide similar mandatory indemnification except (i) such indemnification includes directors and officers of NNS serving as directors, officers, employees or agents of another entity at the request of NNS and (ii) suits (or parts thereof) instituted by any such indemnitee without NNS Board approval are excluded from such mandatory indemnification.

  The By-laws also provide for mandatory advancement of expenses in defending any proceeding for which mandatory indemnification may be available. The Tenneco By-laws do not provide for such mandatory advancement of expenses.

  Under the By-laws, persons claiming indemnification or advancement may file suit in respect thereof if NNS does not pay such a claim within 30 days after receipt of a written claim therefor and, if successful in whole or in part, are entitled to be paid the expense of prosecuting such claim. The By-laws provide that in any such action, NNS has the burden of proving that the indemnitee is not entitled to the requested indemnification or advancement. Such issues are not expressly addressed by the Tenneco By-laws.

Director Exculpation

  Pursuant to Section 102(b)(7) of the DGCL, the Tenneco Certificate provides that a director thereof shall not be liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Tenneco or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Certificate provides that a director of NNS shall not be liable to NNS or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may thereafter be amended. The Certificate, therefore, affords directors of NNS the benefit of any subsequent broadening of director exculpation permitted by the DGCL without the need for a further charter amendment.

Ratification

  The Tenneco Certificate provides that a director of Tenneco shall not be disqualified by his or her office from dealing or contracting with Tenneco either as a vendor, purchaser or otherwise, nor shall any transaction or contract of Tenneco be void or voidable by reason of the fact that any director or any firm of which any director is a member, or any corporation of which any director is a shareholder, officer or director, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved either (i) by a vote of a majority of a quorum of the Tenneco Board or of the Executive Committee of Tenneco, without counting in such majority or quorum any director so interested or a member of a firm so interested, or a stockholder, officer or director of a corporation so interested, or (ii) by the written consent, or by the vote at any stockholders' meeting, of the holders of record of a majority of all the outstanding shares of stock of Tenneco entitled to vote, nor shall any director be liable to account to Tenneco for any profits realized by or from or through any such transaction or contract of Tenneco authorized, ratified or approved as aforesaid by reason of the fact that he, or any firm of which he is a member or any corporation of which he or she is a stockholder, officer or director was interested in such transaction or contract.

  The Tenneco By-laws provide that any transaction questioned in any stockholders derivative suit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, nondisclosure, miscomputation, or the application of improper principles or practices of accounting may be ratified before or after judgment, by the Tenneco Board or by Tenneco's stockholders. The Tenneco By-laws also provide that, if so ratified, the transaction shall have the same force and effect as if it had been originally duly authorized, and said ratification shall be binding upon Tenneco and shall continue as a bar to any claim or execution of any judgment in respect of such questioned transaction.

  Such issues are not expressly addressed by either the Certificate or the By-laws. However, Section 144 of the DGCL provides, in relevant part, that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorized the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Contracts

  The By-laws provide that, except as otherwise required by law, the Certificate or the By-laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Company by such officer or officers of the Company as the NNS Board may from time to time direct. The By-laws state that such authority may be general or confined to specific instances as the NNS Board may determine. The By-laws also provide that (i) the Chairman of the NNS Board, the President or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Company, and (ii) subject to any restrictions imposed by the Board, the Chairman of the NNS Board, the President or any Vice President of NNS may delegate contractual powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power. Such issues are not expressly addressed by the Tenneco By-laws.

Proxies

  The By-laws provide that unless otherwise provided by resolution adopted by the NNS Board, the Chairman of the NNS Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of NNS, in the name and on behalf of NNS, to cast the votes which NNS may be entitled to cast as the holders of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by NNS, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of NNS as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of NNS and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises. Such issues are not expressly addressed by the Tenneco By-laws.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

ELIMINATION OF LIABILITY OF DIRECTORS

  The Certificate provides that a director of NNS will not be liable to NNS or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may thereafter be amended. Based on the DGCL as presently in effect, a director of NNS will not be personally liable to NNS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to NNS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or
(iv) for any transactions from which the director derived an improper personal benefit.

  While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of NNS only if he or she is a director of NNS and is acting in his or her capacity as director, and do not apply to officers of NNS who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The By-laws provide that NNS will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, she, or a person for whom he or she is the legal representative, is or was a director or officer of NNS or, while a director or officer of NNS, is or was serving at the request of NNS as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. The By-laws also provide that, notwithstanding the foregoing, but except as described in the second following paragraph, NNS will be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or past thereof) by the Indemnitee was authorized by the NNS Board.

  The By-laws further provide that NNS will pay the expenses (including attorneys' fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under the relevant section of the By-laws or otherwise.

  Pursuant to the By-laws, if a claim for indemnification or payment of expenses thereunder is not paid in full within 30 days after a written claim therefor by the Indemnitee has been received by NNS, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. The By-laws provide that, in any such action, NNS will have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

  The By-laws also provide (i) that the rights conferred on any Indemnitee thereby are not exclusive of any other rights which such Indemnitee may have or thereafter acquire under any statute, provision of the Certificate, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise,
(ii) that NNS' obligation,
if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another company, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other company, partnership, joint venture, trust, enterprise or nonprofit enterprise, and (iii) that any repeal or modification of the relevant provisions of the By-laws will not adversely affect any right or protection thereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

  The By-laws also expressly state that the provisions thereof will not limit the right of NNS, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

              INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE

                                                                           PAGE
                                                                           ----
THE BUSINESSES OF NEWPORT NEWS
  Report of Independent Public Accountants................................ F-2
  Combined Statements of Earnings for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996 and 1995............................................................... F-3
  Combined Balance Sheets--December 31, 1995 and 1994 and June 30, 1996... F-4
  Combined Statements of Cash Flows for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996 and 1995............................................................... F-5
  Statements of Changes in Combined Equity for each of the three years in the period ended December 31, 1995 and the six months ended June 30,
   1996 and 1995.......................................................... F-6
  Notes to Combined Financial Statements.................................. F-7
FINANCIAL STATEMENT SCHEDULE
  Valuation and Qualifying Accounts....................................... S-1

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tenneco Inc.:

We have audited the accompanying combined balance sheets of the businesses of Newport News (see Note 1) as of December 31, 1995 and 1994, and the related combined statements of earnings, cash flows and changes in combined equity for each of the three years in the period ended December 31, 1995. These combined financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the businesses of Newport News as of December 31, 1995 and 1994, and the results of its combined operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the combined financial statements, effective January 1, 1994, the businesses of Newport News changed its method of accounting for postemployment benefits.

Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplemental schedule listed in the index to the combined financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements of the businesses of Newport News taken as a whole.

                                                  ARTHUR ANDERSEN LLP

Washington, D.C.,
October 1, 1996

                         THE BUSINESSES OF NEWPORT NEWS

                        COMBINED STATEMENTS OF EARNINGS

                                                                   SIX MONTHS
                                           YEARS ENDED DECEMBER       ENDED
                                                   31,              JUNE 30,
                                           ----------------------  ------------
(MILLIONS)                                  1995    1994    1993   1996   1995
----------                                 ------  ------  ------  -----  -----
                                                                   (UNAUDITED)
NET SALES................................  $1,756  $1,753  $1,861  $ 915  $ 845
OPERATING COSTS AND EXPENSES.............   1,599   1,552   1,651    834    755
                                           ------  ------  ------  -----  -----
OPERATING EARNINGS.......................     157     201     210     81     90
Interest Expense, net of interest
 capitalized.............................     (29)    (30)    (36)   (17)   (20)
Gain on Sale of Business.................      --      --      15     --     --
Other Income (Expense), net..............       3      (1)     --     --     --
                                           ------  ------  ------  -----  -----
EARNINGS BEFORE INCOME TAXES AND
 CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE....................     131     170     189     64     70
Provision for Income Taxes...............      58      75      78     27     29
                                           ------  ------  ------  -----  -----
EARNINGS BEFORE CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLE..........      73      95     111     37     41
Cumulative Effect of Change in Accounting
Principle, net of tax....................      --      (4)     --     --     --
                                           ------  ------  ------  -----  -----
NET EARNINGS.............................  $   73  $   91  $  111  $  37  $  41
                                           ======  ======  ======  =====  =====


  The accompanying notes are an integral part of these combined statements of earnings.

                         THE BUSINESSES OF NEWPORT NEWS

                            COMBINED BALANCE SHEETS

                                                       DECEMBER 31,
                                                       -------------
                                                                      JUNE 30,
(MILLIONS)                                              1995   1994     1996
----------                                             ------ ------ -----------
                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents............................. $    2 $    1   $    1
Accounts Receivable, net..............................     67     89      125
Contracts in Process..................................    263    184      282
Inventory.............................................     54     45       49
Notes Receivable......................................     18     --       --
Other Current Assets..................................     15     11       16
                                                       ------ ------   ------
Total Current Assets..................................    419    330      473
                                                       ------ ------   ------
NONCURRENT ASSETS
Property, Plant and Equipment, net....................    820    796      824
Other Assets..........................................    141    137      155
                                                       ------ ------   ------
Total Noncurrent Assets...............................    961    933      979
                                                       ------ ------   ------
                                                       $1,380 $1,263   $1,452
                                                       ====== ======   ======
LIABILITIES AND COMBINED EQUITY
CURRENT LIABILITIES
Trade Accounts Payable................................ $   99 $   63   $  104
Accounts Payable to Tenneco...........................     67    117       73
Short-Term Debt.......................................     68     30       95
Deferred Income Taxes.................................     39     38        5
Other Accrued Liabilities.............................    165    157      155
                                                       ------ ------   ------
Total Current Liabilities.............................    438    405      432
                                                       ------ ------   ------
NONCURRENT LIABILITIES
Long-Term Debt........................................    292    287      282
Postretirement Benefits...............................    101    104      103
Deferred Income Taxes.................................    138    141      140
Other Long-Term Liabilities...........................    139    127      146
Commitments and Contingencies (See Note 13)
                                                       ------ ------   ------
Total Noncurrent Liabilities..........................    670    659      671
                                                       ------ ------   ------
COMBINED EQUITY (SEE NOTE 4)..........................    272    199      349
                                                       ------ ------   ------
                                                       $1,380 $1,263   $1,452
                                                       ====== ======   ======

 The accompanying notes are an integral part of these combined balance sheets.

                         THE BUSINESSES OF NEWPORT NEWS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 SIX MONTHS
                                                YEARS ENDED         ENDED
                                                DECEMBER 31,      JUNE 30,
                                               ----------------  -------------
(MILLIONS)                                     1995  1994  1993  1996    1995
----------                                     ----  ----  ----  -----   -----
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings.................................  $ 73  $ 91  $111  $  37   $  41
Cumulative Effect of Change in Accounting
 Principle...................................    --    (4)   --     --      --
Adjustments to Reconcile Net Earnings Before
 Accounting Changes to Net Cash (Used)
 Provided by Operating Activities--
  Depreciation...............................    67    70    72     32      33
  Deferred Income Taxes......................    (2)  (46)   30    (32)     --
  Gain on Sale of Business...................    --    --   (15)    --      --
  Allocated Corporate Interest, net of tax...    18    17    22     12      12
  Changes in Components of Working Capital--
   Decrease(Increase) in--
    Accounts Receivable, net.................    22   (15)  (22)   (58)     18
    Contracts in Process.....................   (95)  (20)   76    (19)    (94)
    Inventory................................    (9)   (1)   --      5     (12)
    Other Current Assets.....................    (4)   (6)   --     (1)     (2)
   Increase(Decrease) in--
    Trade Accounts Payable...................    36    (1)  (17)     5       4
    Accounts Payable to Tenneco..............   (50)   58   (69)     6     (70)
    Other Accrued Liabilities................     8    29    15    (10)     36
  Other, net.................................    (1)   10    12     22      16
                                               ----  ----  ----  -----   -----
Net Cash (Used) Provided by Operating
 Activities..................................    63   182   215     (1)    (18)
                                               ----  ----  ----  -----   -----
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sale of Business...............    --    --    56     --      --
Capital Expenditures.........................   (77)  (29)  (35)   (36)    (29)
Other........................................   (10)   --    --     (9)     --
                                               ----  ----  ----  -----   -----
Net Cash (Used) Provided by Investing
 Activities..................................   (87)  (29)   21    (45)    (29)
                                               ----  ----  ----  -----   -----
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash Transfers (to) from Tenneco.............    25  (154) (241)    45      47
                                               ----  ----  ----  -----   -----
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.................................     1    (1)   (5)    (1)     --
Effect of Exchange Rate Changes on Cash and
 Cash Equivalents............................    --    --    --     --      --
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD......................................     1     2     7      2       1
                                               ----  ----  ----  -----   -----
CASH AND CASH EQUIVALENTS AT END OF PERIOD...  $  2  $  1  $  2  $   1   $   1
                                               ====  ====  ====  =====   =====
CASH PAID DURING THE PERIOD FOR INCOME TAXES
 (SEE NOTE 3)................................  $122  $ 53  $120  $   9   $  16
                                               ====  ====  ====  =====   =====
CASH PAID DURING THE PERIOD FOR INTEREST (SEE
NOTE 4)......................................  $ --  $ --  $ --  $  --   $  --
                                               ====  ====  ====  =====   =====

  The accompanying notes are an integral part of these combined statements of cash flows.

                         THE BUSINESSES OF NEWPORT NEWS

                    STATEMENTS OF CHANGES IN COMBINED EQUITY

                                                                   SIX MONTHS
                                                 YEARS ENDED          ENDED
                                                DECEMBER 31,        JUNE 30,
                                              -------------------  ------------
                                              1995  1994    1993   1996   1995
                                              ----  -----  ------  -----  -----
(MILLIONS)
----------                                                         (UNAUDITED)
Combined Equity, beginning of period......... $199  $ 105  $ (173) $ 272  $ 199
Net Earnings.................................   73     91     111     37     41
Net Cash Transfers (To) From Tenneco.........   25   (154)   (241)    45     47
Non-Cash Transactions With Tenneco
  Net Change in Allocated Corporate Debt.....  (43)   140     386    (17)   (63)
  Allocated Corporate Interest, net of tax...   18     17      22     12     12
                                              ----  -----  ------  -----  -----
Combined Equity, end of period............... $272  $ 199   $ 105  $ 349  $ 236
                                              ====  =====  ======  =====  =====



  The accompanying notes are an integral part of these combined statements of changes in combined equity.

                        THE BUSINESSES OF NEWPORT NEWS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

 Basis of Presentation

  The accompanying combined financial statements represent the financial position, results of operations and cash flows for all shipbuilding operations owned directly or indirectly by Tenneco Inc. ("Tenneco") and its subsidiaries (see "Control" below).

  Unless the context otherwise requires, as used herein, the term "Company" refers: (i) for periods prior to the Shipbuilding Distribution (as defined below), to Newport News Shipbuilding and Dry Dock Company ("Newport News") and certain other consolidated subsidiaries through which Tenneco conducted its shipbuilding business (the "Shipbuilding Business") during such period, and
(ii) for periods after the Shipbuilding Distribution, to Newport News Shipbuilding Inc. ("NNS," formerly Tenneco InterAmerica Inc.) and its consolidated subsidiaries, including Newport News.

  Investments in 20% to 50% owned companies where the Company has the ability to exert significant influence over operating and financial policies are carried at cost plus equity in undistributed earnings since the date of acquisition. Earnings recognized and distributions received from equity method investees was not significant during any of the periods presented in the accompanying combined financial statements. All significant transactions and balances among combined businesses have been eliminated.

 Description of Business

  The Company is in the business of designing, constructing, repairing, overhauling and refueling ships, primarily for the United States Government. Prior to November 1993, the Company was also involved in the manufacture of advanced electronics for maritime and other applications (see Note 5).

  Except with respect to its interest in Abu Dhabi Ship Building Company, the Company does not have significant operations or assets outside the U.S. The largest single customer of the Company is the U.S. Government. Contract revenues from the U.S. Government were $1,697 million (97%), $1,700 million (97%) and $1,771 million (95%) in 1995, 1994, and 1993, respectively.

2. THE SHIPBUILDING DISTRIBUTION

  On June 19, 1996, Tenneco and El Paso Natural Gas Company ("El Paso") entered into a merger agreement pursuant to which a subsidiary of El Paso will be merged into Tenneco (the "Merger"). The Merger is part of a larger Tenneco reorganization (the "Transaction") which includes the distribution of the common stock of the Company (the "Shipbuilding Distribution") and New Tenneco Inc. ("New Tenneco"), a newly formed subsidiary of Tenneco which will hold substantially all of the assets, liabilities and operations of Tenneco's current automotive and packaging businesses and its administrative services business (the "Industrial Distribution") (collectively the "Distributions"), to the holders of Tenneco common stock. Upon completion of the Transaction, holders of Tenneco common stock will receive equity securities of the Company, New Tenneco and El Paso.

  Prior to the Transaction, Tenneco intends to initiate a realignment of its existing indebtedness. As part of the debt realignment, certain New Tenneco debt will be offered in exchange for certain issues of Tenneco debt. Tenneco will initiate tender offers for other Tenneco debt, and certain debt issues may be defeased. These tender offers and defeasances will be financed by a combination of new lines of credit of Tenneco, New Tenneco (which may declare and pay a dividend to Tenneco) and the Company (which will declare and pay a dividend of approximately $600 million to Tenneco). Upon completion of the debt realignment, Tenneco will have responsibility for $2.65 billion of debt, subject to certain adjustments, the Company will have responsibility for the borrowings under its credit lines, and New Tenneco will have responsibility for the remaining debt.

                        THE BUSINESSES OF NEWPORT NEWS

  The Transaction is subject to certain conditions, including receipt of a favorable ruling from the Internal Revenue Service to the effect that the Distributions and certain internal spin-off transactions will be tax-free for federal income tax purposes and approval by Tenneco stockholders.

  In order to assist in the orderly transition of the Company into a separate, publicly held company, Tenneco intends to modify, amend or enter into certain contractual agreements with the Company. Such agreements include a tax sharing agreement between Tenneco and its subsidiaries (see "Income taxes" in Note 3), an employee benefits agreement, an insurance agreement, an administrative services agreement and other ancillary agreements. These agreements will provide, among other things, that (i) New Tenneco will become the sole sponsor of the Tenneco Inc. Retirement Plan, the Tenneco Inc. Thrift Plan, and various Tenneco welfare plans, while the Company will establish new plans for its employees subsequent to the Shipbuilding Distribution, (ii) the Company will retain specific insurance policies which relate to its businesses and will retain continuing rights and obligations for certain parent-company insurance policies of Tenneco, and (iii) the Company will receive certain corporate services, such as mainframe data processing and product purchasing services, from New Tenneco for a specified period of time.

3. SUMMARY OF ACCOUNTING POLICIES

 Control

  All of the outstanding common stock of the Company is owned directly or indirectly by Tenneco. Thus, the Company is under the control of Tenneco.

 Unaudited Interim Information

  The unaudited interim combined financial statements as of June 30, 1996 and for each of the six month periods ended June 30, 1996 and 1995, included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim combined financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The interim financial results are not necessarily indicative of operating results for an entire year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of the Company's assets, liabilities, revenues and expenses. Reference is made to the "Revenue Recognition" section of this footnote and Notes 11, 12 and 13 for additional information on certain estimates included in the Company's combined financial statements.

 Revenue Recognition

  The Company reports profits on its long-term contracts using the percentage-of-completion method of accounting, determined on the basis of total costs incurred to date to estimated final total costs. Losses on contracts, including allocable general and administrative expenses, are reported when first estimated. The performance of contracts usually extends over several years, requiring periodic reviews and revisions of estimated final contract prices and costs during the term of the contracts. The effect of these revisions to estimates is included in earnings in the period the revisions are made. Revenue arising from the claims process is not recognized either as income or as an offset against a potential loss until it can be reliably estimated and its realization is probable.

 General and Administrative Expenses

  General and administrative expenses of $254 million, $271 million and $249 million in 1995, 1994, and 1993, respectively, are included in the "Operating Costs and Expenses" caption in the Combined Statements of

                        THE BUSINESSES OF NEWPORT NEWS

Earnings. Of the total general and administrative expenses for 1995, 1994, and 1993, $12 million, $13 million and $13 million, respectively, represent the Company's share of Tenneco's corporate general and administrative costs for legal, financial, communication and other administrative services. The allocation of Tenneco's corporate general and administrative expenses to the Company has been based on estimated levels of effort devoted to the Company's operations and the relative size of the Company based on revenues, gross property and payroll. The Company's management believes the method for allocating corporate general and administrative expenses is reasonable and that the general and administrative expenses reflected in the accompanying combined financial statements are generally representative of the total general and administrative costs the Company would have incurred as a separate public entity.

 Income Taxes

  The Company utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the combined financial statements. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. No deferred tax valuation allowances were recorded by the Company as of December 31, 1995 and 1994.

  The Company and Tenneco, together with certain of their respective subsidiaries which are owned 80% or more, have entered into an agreement to file a consolidated U.S. federal income tax return. Such agreement provides, among other things, that (i) each company in a taxable income position will be currently charged with an amount equivalent to its federal income tax computed on a separate return basis and (ii) each company in a tax loss position will be reimbursed currently to the extent its deductions, including general business credits, are utilized in the consolidated return. The income tax amounts reflected in the combined financial statements of the Company under the provisions of the tax sharing arrangement are not materially different from the income taxes which would have been provided had the Company filed a separate tax return. Under the tax sharing agreement, Tenneco pays all federal taxes directly and bills or refunds, as applicable, its subsidiaries, including the Company, for the applicable portion of the total tax payments. Thus, the majority of payments made by the Company for taxes included in the Combined Statements of Cash Flows represent payments to Tenneco.

  In connection with the Distributions the current tax sharing agreement will be cancelled and the Company will enter into a new tax sharing agreement with Tenneco, New Tenneco and El Paso. The new tax sharing agreement will provide, among other things, for the allocation of tax liabilities arising prior to, as a result of, and subsequent to the Distributions. Generally, the Company will be liable for taxes imposed on the Company and its affiliates engaged in the shipbuilding business. In the case of federal income taxes imposed on the combined activities of the Tenneco consolidated group, the Company and New Tenneco will be liable to Tenneco for federal income taxes attributable to their activities, and each will be allocated an agreed-upon share of estimated tax payments made by the Tenneco consolidated group.

 Cash and Cash Equivalents

  The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

 Accounts Receivable, net and Contracts In Process

  Only amounts billed and currently due from customers are included in the "Accounts Receivable, net" caption in the accompanying Combined Balance Sheets. Recoverable costs and accrued earnings related to long-term contracts on which revenue has been recognized, but billings have not been made to the customer, are included in the "Contracts in Process" caption (See Note 6).

  Accounts receivable are presented net of an allowance for doubtful accounts. As of December 31, 1995 and 1994, the allowance for doubtful accounts receivable was none and $8 million, respectively.

                        THE BUSINESSES OF NEWPORT NEWS

 Inventory

  Inventory principally consists of raw materials and supplies which have not been allocated to specific contracts. Inventory is stated at the lower of cost or market. Substantially all inventory is costed using the "last-in, first-out" method. If the first-in, first-out or average cost method of inventory accounting had been used by the Company for all inventory, inventory would have been approximately $8 million higher at both December 31, 1995 and 1994.

 Property, Plant and Equipment, net

  Property, plant and equipment is carried at cost, net of accumulated depreciation. The Company provides for depreciation on a straight-line basis in amounts which, in the opinion of management, are adequate to allocate the cost of depreciable assets over their estimated useful lives. Estimated useful lives for significant classes of assets are as follows.

      Buildings................................................  30 to 60 years
      Machinery and equipment..................................   8 to 45 years

  Total depreciation expense was $67 million, $70 million and $72 million, for 1995, 1994 and 1993, respectively. Depreciation expense is included as a component of "Operating Costs and Expenses" in the Combined Statements of Earnings.

  Interest capitalized on constructed assets during the years ended December 31, 1995, 1994 and 1993 was $2 million, $1 million and $1 million, respectively.

 Changes in Accounting Principles

  The Company adopted Statement of Financial Accounting Standards ("FAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard did not have any impact on the Company's combined financial position or results of operations.

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." This new accounting rule requires employers to account for postemployment benefits for former or inactive employees, after employment but before retirement, on the accrual versus cash basis of accounting. The Company recorded an after-tax charge of $4 million, which was reported as a cumulative effect of change in accounting principle.

 Research and Development Costs

  Research and development costs are charged to "Operating Costs and Expenses" as incurred. The amounts charged to operations during the years ended December 31, 1995, 1994 and 1993 were $20 million, $14 million and $15 million, respectively.

 Risk Management Activities

  The Company periodically utilizes foreign currency contracts to hedge its exposure to changes in foreign currency exchange rates for firm purchase commitments. Net gains and losses on these contracts are deferred and recognized when the offsetting gains or losses are recognized on the hedged items. In the Combined Statements of Cash Flows, cash receipts or payments related to these financial instruments are classified consistent with the cash flows from the transactions being hedged.

                        THE BUSINESSES OF NEWPORT NEWS

 Foreign Currency Translation

  Financial statements of equity investments in international entities are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the weighted-average exchange rate for each applicable period for amounts included in the Combined Statements of Earnings. The amount of cumulative translation adjustments is not significant and is included in the balance sheet caption "Combined Equity."

 Classification

  The Company's contracts range in duration up to a period of 8 years from the signing of the contract until delivery. Because of the varying nature of the Company's operating cycle, and consistent with industry practice, assets and liabilities relating to long-term contracts are classified as current, although a portion of these amounts is not expected to be realized or paid within one year (see Note 6).

4. TRANSACTIONS WITH TENNECO

 Combined Equity

  The "Combined Equity" caption in the accompanying combined financial statements represents Tenneco's cumulative net investment in the combined businesses of the Company. Changes in the "Combined Equity" caption represent the net earnings of the Company, net cash transfers (to) from Tenneco, cumulative translation adjustments, changes in allocated corporate debt, and allocated corporate interest, net of tax. Reference is made to the Statements of Changes in Combined Equity for an analysis of the activity in the "Combined Equity" caption for the three years ended December 31, 1995 and six months ended June 30, 1996 and 1995.

 Corporate Debt and Interest Allocation

  Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense have been allocated to the Company based on the portion of Tenneco's investment in the Company which is deemed to be debt, generally based upon the ratio of the Company's net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.7%, 8.3% and 7.4% for 1995, 1994, and 1993, respectively. Total pre-tax interest expense allocated to the Company in 1995, 1994 and 1993 was $28 million, $26 million and $34 million, respectively. The Company has also been allocated tax benefits approximating 35% of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to the Company for financial reporting on a historical basis, the Company has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest have been included as a component of the Company's Combined Equity. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of the Company's debt upon completion of the Debt Realignment nor debt and interest that will be incurred by the Company as a separate public entity.

 Notes and Advances Receivable from Tenneco

  "Cash transfers (to) from Tenneco" in the Statements of Changes in Combined Equity consist of net cash changes in notes and advances receivable with Tenneco which have been included in Combined Equity. Historically, Tenneco has utilized notes and advances to centrally manage cash funding requirements for its consolidated group.

                        THE BUSINESSES OF NEWPORT NEWS

  At December 31, 1995 and 1994, the Company had a non-interest bearing note receivable from Tenneco totaling $965 million and $991 million, respectively, which is payable on demand and is included as a component of the Company's Combined Equity.

 Accounts Payable to Tenneco

  Certain costs are incurred by Tenneco and allocated to the Company. The Accounts Payable to Tenneco balance consists of unpaid billings for these allocated costs and other services. Reference is made to Note 3 for a discussion of the types of such costs allocated to the Company.

 Employee Benefits

  Certain employees of the Company participate in the Tenneco employee stock option and employee stock purchase plans. The Tenneco employee stock option plan provides for the grant of Tenneco common stock options and other stock awards at a price not greater than market value at the date of grant. The Tenneco employee stock purchase plan allows employees to purchase Tenneco common stock at a 15% discount subject to certain thresholds. The Company expects to establish similar plans for its employees after the Shipbuilding Distribution. In connection with the Shipbuilding Distribution, outstanding options on Tenneco common stock held by Company employees will be converted into options of the Company so as to preserve the aggregate value of the options held prior to the Shipbuilding Distribution.

  Employees of the Company also participate in certain Tenneco postretirement and pension plans. Reference is made in Notes 11 and 12 for a further discussion of these plans.

5. DISPOSITION OF SPERRY MARINE BUSINESS

  During November 1993, the Company disposed of its Sperry Marine business ("Sperry"), which was part of its shipbuilding segment. Sperry was involved in the domestic and international design and manufacture of advanced electronics for maritime and other applications. The financial amounts related to Sperry are included in the accompanying Combined Financial Statements through the date of disposition. The accompanying Combined Financial Statements for the year ended December 31, 1993, also include $56 million of the total cash proceeds of $61 million from the sale of Sperry. The remaining portion of the cash proceeds was realized by other Tenneco entities. In addition to the cash proceeds from the sale of Sperry, the Company received $17 million in preferred stock of the purchaser and recognized a pre-tax gain on the total sale of $15 million. The preferred stock of the purchaser received in the Sperry sale was subsequently sold in late 1995 for proceeds of $18 million, which was reflected as a short-term note receivable at December 31, 1995. The short-term note receivable was collected in 1996.

6. CONTRACTS IN PROCESS

  Contracts in process include production costs and related overhead, including allocable general and administrative expenses, net of progress payments of $3,023 million and $5,053 million as of December 31, 1995 and 1994, respectively. Approximately $24 million and $79 million of retainages included in contracts in process, as of December 31, 1995 and 1994, respectively, are not expected to be billed and collected within one year.

  Under the contractual arrangements by which progress payments are received, the U.S. Government asserts that it has a security interest in the contracts in process identified with the related contracts.

                        THE BUSINESSES OF NEWPORT NEWS

7. PROPERTY, PLANT AND EQUIPMENT, NET

  The major classes of property, plant and equipment (at cost) are as follows:

      DECEMBER 31 (MILLIONS)                                      1995    1994
      ----------------------                                     ------  ------
      Land and improvements..................................... $   26  $   26
      Buildings and improvements................................  1,150   1,081
      Machinery and equipment...................................    376     387
                                                                 ------  ------
                                                                  1,552   1,494
      Less accumulated depreciation.............................   (732)   (698)
                                                                 ------  ------
                                                                 $  820  $  796
                                                                 ======  ======

8. DETAIL OF OTHER ACCRUED LIABILITIES

  Other accrued liabilities consist of the following:

                                                                      1995 1994
                                                                      ---- ----
      DECEMBER 31 (MILLIONS)
      ----------------------
      Accrued vacation............................................... $ 43 $ 48
      Employee payroll and benefits..................................   40   34
      Current postretirement benefits................................   16   13
      Current postemployment benefits................................    7    7
      Accrued taxes..................................................   18   26
      Other..........................................................   41   29
                                                                      ---- ----
                                                                      $165 $157
                                                                      ==== ====

9. FINANCIAL INSTRUMENTS

  The carrying amount and estimated fair values of the Company's financial instruments by class are as follows:

                                                       1995            1994
                                                  --------------  --------------
                                                  CARRYING FAIR   CARRYING FAIR
                                                   AMOUNT  VALUE   AMOUNT  VALUE
                                                  -------- -----  -------- -----
      DECEMBER 31 (MILLIONS)                           ASSETS (LIABILITIES)
      ----------------------
      Asset and liability instruments
        Accounts receivable, net.................   $ 67   $ 67     $ 89   $ 89
        Notes receivable.........................     18     18       --     --
        Preferred stock investment...............     --     --       17     18
        Accounts payable (trade and to Tenneco)..   (166)  (166)    (180)  (180)
      Instruments with off-balance sheet risk....
        Foreign currency contracts...............     --     --       --     --

  The fair value of accounts receivable, notes receivable, and accounts payable in the above table was considered to be the same as or was not determined to be materially different from the carrying amount. The short-term and long-term debt reflected in the Combined Balance Sheets represents corporate debt allocated to the Company for financial reporting purposes by Tenneco. As such, an estimate of fair value has not been provided.

  Preferred stock investment--The fair value of the preferred stock received as part of the Sperry sale (see Note 5) was determined based on the proceeds from the sale of such stock that were received in 1996.

                        THE BUSINESSES OF NEWPORT NEWS

  Foreign currency contracts--The Company periodically utilizes foreign currency contracts to hedge certain specific foreign currency transactions, principally the purchase of raw materials and machinery denominated in a foreign currency. Such contracts generally mature in one year or less and the cost of replacing these contracts in the event of nonperformance by counterparties is not significant. At December 31, 1995 and 1994, the Company had no significant foreign currency contracts outstanding.

10. INCOME TAXES

  The Company's income before income taxes was principally domestic for all years presented in the accompanying Combined Financial Statements. Following is a comparative analysis of the components of the provision for income taxes:

      YEARS ENDED DECEMBER 31 (MILLIONS)                        1995  1994  1993
      ----------------------------------                        ----  ----  ----
      Current--
        Federal................................................ $51   $101  $40
        State..................................................   9     20    8
                                                                ---   ----  ---
                                                                 60    121   48
                                                                ---   ----  ---
      Deferred--
        Federal................................................  (2)   (46)  30
                                                                ---   ----  ---
                                                                $58   $ 75  $78
                                                                ===   ====  ===

  Current Federal tax expense for the years ended December 31, 1995, 1994 and 1993, include tax benefits of $10 million, $9 million and $12 million, respectively, related to the allocation of corporate interest expense to the Company from Tenneco. See Note 4.

  The following is a reconciliation of income taxes computed using the statutory U.S. federal income tax rate (35% for all years presented) to the provision for income taxes reflected in the Combined Statements of Earnings:

      YEARS ENDED DECEMBER 31 (MILLIONS)                         1995 1994 1993
      ----------------------------------                         ---- ---- ----
      Tax expense computed at the statutory U.S. Federal income
       tax rate................................................. $46  $60  $66
      State and local taxes on income, net of Federal benefit...   6   14    5
      U.S. Federal income tax rate change.......................  --   --    5
      Other.....................................................   6    1    2
                                                                 ---  ---  ---
                                                                 $58  $75  $78
                                                                 ===  ===  ===

                        THE BUSINESSES OF NEWPORT NEWS

  The components of the Company's net deferred tax liability are as follows:

      DECEMBER 31 (MILLIONS)                                          1995 1994
      ----------------------                                          ---- ----
      Deferred tax assets--
        Postretirement benefits...................................... $ 36 $ 36
        Postemployment benefits......................................   14   15
        Accrued vacation.............................................   13   14
        Other........................................................   13    7
                                                                      ---- ----
          Total deferred tax assets..................................   76   72
                                                                      ---- ----
      Deferred tax liabilities--
        Tax over book depreciation...................................  179  183
        Long-term shipbuilding contracts.............................   62   55
        Other........................................................   12   13
                                                                      ---- ----
          Total deferred tax liabilities.............................  253  251
                                                                      ---- ----
                                                                      $177 $179
                                                                      ==== ====

11. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

 Postretirement Benefits

  The Company has postretirement health care and life insurance plans which cover its employees who meet certain eligibility requirements. For salaried employees, the plans cover employees retiring from the Company on or after attaining age 55 who have had at least 10 years service with the Company after attaining age 45. For hourly employees, the postretirement benefit plans generally cover employees who retire pursuant to one of the Company's hourly employee retirement plans. All of these benefits may be subject to deductibles, copayment provisions and other limitations, and the Company has reserved the right to modify these benefits. The Company's postretirement benefit plans are funded on a pay-as-you-go basis.

  Generally, the Company, will retain liabilities with respect to the welfare benefits of its current and former employees and their dependents.

  The funded status of the postretirement benefit plans reconciles with amounts recognized in the accompanying Combined Balance Sheets as follows:

(MILLIONS)                                                        1995   1994
----------                                                        -----  -----
Actuarial present value of accumulated postretirement benefit obligation at September 30:
  Retirees....................................................... $ 109  $ 112
  Fully eligible active plan participants........................    24     22
  Other active plan participants.................................    28     30
                                                                  -----  -----
Total accumulated postretirement benefit obligation..............   161    164
Plan assets at fair value at September 30........................    --     --
                                                                  -----  -----
Accumulated postretirement benefit obligation in excess of plan assets at September 30..........................................  (161)  (164)
Claims paid during the fourth quarter............................     4      3
Unrecognized reduction of prior service obligations resulting
 from plan amendments............................................   (20)   (11)
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions........................................    60     55
                                                                  -----  -----
Accrued postretirement benefit cost at December 31............... $(117) $(117)
                                                                  =====  =====

                        THE BUSINESSES OF NEWPORT NEWS

  The accrued postretirement benefit cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

  The net periodic postretirement benefit cost consists of the following components:

      YEARS ENDED DECEMBER 31 (MILLIONS)                         1995 1994 1993
      ----------------------------------                         ---- ---- ----
      Service cost for benefits earned during the year.......... $ 3  $ 3  $ 3
      Interest cost on accumulated postretirement benefit
       obligation...............................................  13   11   12
      Net amortization of unrecognized amounts..................   1   --   --
                                                                 ---  ---  ---
      Net periodic postretirement benefit cost.................. $17  $14  $15
                                                                 ===  ===  ===

  The initial weighted average assumed health care cost trend rate used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligation was 7%, 8% and 9%, respectively, declining to 5% in 1997 and remaining at that level thereafter.

  Increasing the assumed health care cost trend rate by one percentage-point in each year would increase the 1995, 1994 and 1993 accumulated postretirement benefit obligations by approximately $10 million each year and would increase the aggregate of the service cost and interest cost components of the net postretirement benefit cost for 1995, 1994 and 1993 by approximately $1 million, $1 million, and $2 million, respectively.

  The discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligations were 7.75%, 8.25% and 7.50%, respectively.

 Postemployment Benefits

  The Company adopted FAS No. 112 "Employers' Accounting for Postemployment Benefits," in the first quarter of 1994. This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual versus cash basis of accounting. The postemployment benefit liability, which is based on actuarial estimates, is recorded at its discounted present value, using discount rates similar to those used for postretirement liabilities. Implementation of this new rule reduced 1994 net income by $4 million, net of tax benefits of $2 million, which was reported as the cumulative effect of a change in accounting principle.

12. PENSION PLANS

  The Company has various defined benefit plans which cover substantially all of its employees. Benefits are based on years of service and, for most salaried employees, on final average compensation. The Company's funding policies are to contribute to the plans amounts necessary to satisfy the funding requirements of federal laws and regulations. Plan assets consist principally of listed equity and fixed income securities. Certain employees of the Company participate in the Tenneco Inc. Retirement Plan ("TRP").

  New Tenneco will become the sole sponsor of the TRP after the Distributions, and the Company will establish benefit plans for its employees. The benefits accrued by Company employees in the TRP will be frozen as of the last day of the calendar month including the Distributions, and New Tenneco will amend the TRP to provide that all benefits accrued through that day by Company employees are fully vested and non-forfeitable.

                        THE BUSINESSES OF NEWPORT NEWS

  The funded status of the plans reconcile with amounts recognized on the Combined Balance Sheet at December 31, 1995 and 1994, as follows:

                                                                   ALL PLANS
                                                                   ----------
(MILLIONS)                                                         1995  1994
----------                                                         ----  ----
Actuarial present value of benefits based on service to date and present pay levels at September 30:
  Vested benefit obligation....................................... $570  $514
  Non-vested benefit obligation...................................   43    44
                                                                   ----  ----
  Accumulated benefit obligation..................................  613   558
Additional amounts related to projected salary increases..........  104    92
                                                                   ----  ----
Total projected benefit obligation at September 30................  717   650
Plan assets at fair value at September 30.........................  767   666
                                                                   ----  ----
Plan assets in excess of total projected benefit obligation at
 September 30.....................................................   50    16
Contributions during the fourth quarter...........................   --    --
Unrecognized net loss resulting from plan experience and changes
 in actuarial assumptions.........................................    4    45
Unrecognized prior service obligations resulting from plan
 amendments.......................................................    7     7
Remaining unrecognized net asset at initial application...........  (49)  (55)
                                                                   ----  ----
Prepaid pension cost at December 31............................... $ 12  $ 13
                                                                   ====  ====

  Assets of one plan may not be utilized to pay benefits of other plans. Additionally, the prepaid pension cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

  The Company measures pension cost according to independent actuarial valuations. The projected unit credit actuarial cost method is used to determine pension cost for financial accounting purposes consistent with the provisions of FAS No. 87, "Employers' Accounting for Pensions." Net periodic pension costs for the years ended December 31, 1995, 1994 and 1993 consist of the following components:

(MILLIONS)                                         1995      1994      1993
----------                                       ---------  --------  --------
Service cost--benefits earned during the year...       $23       $27       $27
Interest on prior year's projected benefit
 obligation.....................................        52        50        48
Expected return on plan assets--
  Actual (return) loss.......................... (132)        9       (95)
  Unrecognized excess (deficiency) of actual
   return over expected return..................   65       (76)       32
                                                 ----       ---       ---
                                                       (67)      (67)      (63)
Net amortization of unrecognized amounts........        (6)       (5)       (6)
                                                       ---       ---       ---
Net pension costs...............................       $ 2       $ 5       $ 6
                                                       ===       ===       ===

  The weighted average discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 actuarial present value of the benefit obligations were 7.75%, 8.25% and 7.50%. The rate of increase in future compensation was 4.9% in 1995, 1994, and 1993. The weighted average expected long-term

                        THE BUSINESSES OF NEWPORT NEWS
rate of return on plan assets was 10.0% in 1995, 1994 and 1993. Unrecognized prior service obligations are being amortized on a straight-line basis over the average remaining estimated service period of employees expected to receive benefits under the plans.

13. COMMITMENTS AND CONTINGENCIES

 Government Contracting

  More than 90% of the Company's business involves contracting with the U.S. Government. These contracts are subject to possible termination for the convenience of the U.S. Government, to audit and to possible adjustments affecting both cost-type and fixed price type contracts. Like many government contractors, the Company has received audit reports which recommend that certain contract prices be reduced, or costs allocated to government contracts be disallowed, to comply with various government regulations. Some of these audit reports involve substantial amounts. The Company has made adjustments to its contract prices and the costs allocated to government contracts in those cases it believes such adjustments are appropriate.

  Tenneco and the Company have received letters from the Defense Contract Audit Agency (the "DCAA"), inquiring about certain aspects of the Distributions, including the disposition of the Tenneco Inc. Retirement Plan (the "TRP"), which covers salaried employees of the Company and other Tenneco divisions. The DCAA has been advised that (i) the TRP will retain the liability for all benefits accrued by the Company's employees through the date of the Distributions (the "Distribution Date"), (ii) the Company's employees will not accrue additional benefits under the TRP after the Distribution Date and (iii) no liabilities or assets of the TRP will be transferred from the TRP to any plan maintained by the Company. A determination of the ratio of assets to liabilities of the TRP attributable to the Company will be based on facts, assumptions and legal issues which are complicated and uncertain; however, it is likely that the Government will assert a claim against the Company with respect to the amount, if any, by which the assets of the TRP attributable to the Company's employees are alleged to exceed the liabilities. New Tenneco, with the full cooperation of the Company, will defend against any claim by the Government, and in the event there is a determination that an amount is due to the Government, New Tenneco and the Company will share its obligation for such amount plus the amount of related defense expenses, in the ratio of 80% and 20%, respectively. Pending a final determination of any such claim, the Government may, absent an agreement with the Company to defer the payment of the amounts claimed, withhold all or a portion of all future progress payments due the Company under its government contracts until it has recovered its alleged share of the claimed amount plus interest. In the event of a claim by the Government, the Company will diligently seek a deferral agreement with the Government; however, there can be no assurance that the Company will be able to arrange such an agreement and thus avoid an offset against future progress payments pending a final determination. At this preliminary stage it is impossible to predict with certainty any eventual outcome regarding this matter, however, the Company does not believe that this matter will have a material adverse effect on its financial condition or results of operations.

  In March 1995, the DCAA informed the Company that it would conduct a post-award audit of the contract to build the aircraft carrier Reagan (CVN-76). The audit concerns the Company's submission to the U.S. Navy of current, accurate and complete data relating to labor and overhead costs submitted in connection with the proposals and negotiations relating to the CVN-76 contract. The audit is ongoing and the DCAA has not issued its audit report. In discussions with the DCAA auditors, however, the DCAA auditors have indicated to Company management that the $2.5 billion CVN-76 contract should be reduced by approximately $122 million based on an alleged submission of defective cost and pricing data. In addition, in May 1996, the Company received a subpoena from the Inspector General of the Department of Defense requesting documents in connection with a joint inquiry being conducted by the Department of Defense, the Department of Justice, the U.S. Attorney's Office for the Eastern District of Virginia, and the Naval Criminal Investigative Service. Like the DCAA audit,

                        THE BUSINESSES OF NEWPORT NEWS
the investigation appears to focus on whether data relating to labor and overhead costs that the Company supplied in connection with the proposals and negotiations relating to the CVN-76 contract were current, accurate and complete. The Government has not asserted any formal claims against the Company related to these CVN-76 contract matters. Based on the Company's present understanding of the focus of the inquiries, it is the Company's opinion that it has substantial defenses to claims that the government might potentially assert that the Company submitted cost or pricing data that was not current, accurate and complete for the CVN-76 contract. It is the Company's intention to vigorously assert these defenses in the event that the Government should assert such claims. Although the ultimate outcome cannot be predicted, based on the Company's present understanding of the claims the Government might assert, together with defenses the Company believes are available to it, management is of the opinion that the ultimate resolution of this matter will not have a material adverse effect on the financial condition or results of operations of the Company.

  In addition, various government agencies may at any time be conducting other various investigations or making specific inquiries concerning the Company. The Company believes that the outcome of such other investigations and inquiries will not have a material adverse effect on the Company's financial condition or results of operations.

 Significant Estimates

  In 1994 and 1995, the Company entered into fixed price contracts (which shift the risks of construction costs that exceed the contract price to the Company) to construct four Double Eagle product tankers for affiliates of Eletson Corporation at a price of $36 million per ship. Construction of the first tanker is substantially complete; construction has begun on the second tanker; and a substantial portion of the materials needed for the construction of the three uncompleted tankers has been ordered. The Company presently estimates that these ships will be constructed over the period ending in February, 1998. In connection with the construction of these four tankers, the Company has incurred or estimates it will incur costs of approximately $90 million in excess of the fixed contract prices. As of September 30, 1996, the full amount of these excess costs has been reserved for by a charge against income; $56.6 million in 1996 ($26.2 million through June 30), $29.7 million in 1995 and $5.0 million in 1994. Disagreements have arisen with the purchasers during the course of construction as to whether the first and second ships were and are being constructed in compliance with the specifications set forth in the contracts, and the purchasers sent letters to the Company purporting to invoke the procedures set forth in the contracts for resolution of this situation and requested that the Company in the interim stop construction on the ships. The Company saw no reason to stop construction on the ships because of its confidence that the ships will be in compliance with all contract and classification society requirements. The purchasers have withdrawn both their invocation of the dispute resolution procedures under the contracts and their request that the Company cease further construction of the ships. Discussions between the Company and the purchasers to date have resulted in the resolution of a significant number of these disagreements, although some remain unresolved and are the subject of further discussions. No assurances can be given as to the effect the resolution of these remaining disagreements will have on the Company (although the Company does not believe such resolution will materially and adversely affect it) or the extent to which the remaining work on these contracts can be completed without further disagreements with the purchasers or the incurrence of additional losses in excess of current estimates. These estimates are based on the use of new robotic technology and the utilization of a different building strategy going forward. The Company believes that these factors, as well as the experience gained in the construction of the first ship, will result in a very significant reduction in the man-hours necessary to construct each of the remaining vessels. There can be no assurance that these factors will produce this result. The Company intends to review this situation at the end of each quarter and, accordingly, there can be no assurance that the estimate of costs to be incurred on these contracts will not be revised at that time based on the facts then known to the Company.

                        THE BUSINESSES OF NEWPORT NEWS

  In 1995, the Company entered into fixed price contracts with limited liability companies comprised principally of Hvide Partners, L.P. and an affiliate of Van Ommeren International BV to construct an additional five Double Eagle product tankers having a somewhat different design for the domestic Jones Act market at a current average price of $43.4 million per ship. The Company is in the process of completing its design work on these ships and expects to begin construction in the first half of 1997. These ships are scheduled for delivery in 1998. The Company presently estimates that it will break even on these ships on a aggregate basis, but there can be no assurance that the costs incurred in constructing these ships will not exceed the contract prices for them for the reasons described in the immediately preceding paragraph.

  Contracting with the U.S. Government can also result in the Company filing a Request for Equitable Adjustment ("REA") in connection with a contract. REAs represent claims against the U.S. Government for changes in the original contract specifications and resulting delays and disruption in contract performance. All major REAs filed by the Company in connection with its contracts, have been settled as of June 1996 for approximately the same amount recorded previously by the Company. Through 1995, costs of $18 million had been recognized on the Sealift REA in excess of the adjudicated REA price. Cost growth of $36 million that was not recoverable through that REA has been recognized in the first half of 1996. Due to uncertainties inherent in the estimation process these contract completion costs could be increased in the future by $0 to $10 million. The first of two Sealift ships was delivered in August 1996. Management expects this contract to be substantially complete by the end of the first quarter of 1997.

 Litigation

  The Company is also a defendant in other matters of varying nature. In the opinion of management, the outcome of these proceedings should not have a material adverse effect on the financial position or results of operations of the Company.

 Capital Commitments

  The Company estimates that expenditures aggregating approximately $90 million will be required after December 31, 1995, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith.

 Lease Commitments

  The Company holds certain equipment under long-term operating leases. Future minimum lease payments under existing operating leases as of December 31, 1995, are $1 million for 1996.

  Rent expense recognized for the years ended December 31, 1995, 1994 and 1993, was $14 million, $14 million and $16 million, respectively.

                        THE BUSINESSES OF NEWPORT NEWS

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                   EARNINGS
                                                    BEFORE
                                                    INCOME    EARNINGS
                                                   TAXES &     BEFORE
                                                  CUMULATIVE CUMULATIVE
                                                  EFFECT OF  EFFECT OF
                                                  CHANGE IN  CHANGE IN
                                  NET   OPERATING ACCOUNTING ACCOUNTING   NET
(MILLIONS)                       SALES  EARNINGS  PRINCIPLE  PRINCIPLE  EARNINGS
----------                       ------ --------- ---------- ---------- --------
1996
1st Quarter..................... $  476   $ 41       $ 32       $19       $19
2nd Quarter.....................    439     40         32        18        18
                                 ------   ----       ----       ---       ---
                                 $  915   $ 81       $ 64       $37       $37
                                 ======   ====       ====       ===       ===
1995
1st Quarter..................... $  421   $ 44       $ 37       $20       $20
2nd Quarter.....................    424     46         33        21        21
3rd Quarter.....................    445     35         29        17        17
4th Quarter.....................    466     32         32        15        15
                                 ------   ----       ----       ---       ---
                                 $1,756   $157       $131       $73       $73
                                 ======   ====       ====       ===       ===
1994
1st Quarter..................... $  403   $ 48       $ 41       $23       $19
2nd Quarter.....................    464     53         46        28        28
3rd Quarter.....................    424     52         44        25        25
4th Quarter.....................    462     48         39        19        19
                                 ------   ----       ----       ---       ---
                                 $1,753   $201       $170       $95       $91
                                 ======   ====       ====       ===       ===

Reference is made to the Notes 1, 2 and 3 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Information Statement for items affecting quarterly results.

                                                                     SCHEDULE II

                         THE BUSINESSES OF NEWPORT NEWS

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                   (MILLIONS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

COLUMN A                   COLUMN B        COLUMN C         COLUMN D  COLUMN E
------------------------------------------------------------------------------
                                           ADDITIONS
                                     ---------------------
                          BALANCE AT CHARGED TO CHARGED TO            BALANCE
                          BEGINNING  COSTS AND    OTHER    DEDUCTIONS  AT END
DESCRIPTION                OF YEAR    EXPENSES   ACCOUNTS    (NOTE)   OF YEAR
------------------------------------------------------------------------------
Allowance for Doubtful
 Accounts Deducted from
 Assets to Which it
 Applies:
  Year Ended December 31,
   1995..................     $8        $--        $--        $ 8       $--
                             ===        ===        ===        ===       ===
  Year Ended December 31,
   1994..................     $2        $ 6        $--        $--       $ 8
                             ===        ===        ===        ===       ===
  Year Ended December 31,
   1993..................     $3        $ 2        $--        $ 3       $ 2
                             ===        ===        ===        ===       ===

Note: Includes uncollectible accounts, net of recoveries, on accounts previously written-off.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                          Newport News Shipbuilding Inc.

                                                 /s/ David J. Anderson
                                          By: _________________________________
                                                     David J. Anderson
                                                 Senior Vice President and
                                                  Chief Financial Officer

Dated: November 6, 1996

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  2      Distribution Agreement, dated as of November 1, 1996, by and among
         Tenneco Inc., New Tenneco Inc. and the Company
  3.1    Certificate of Incorporation as currently in effect
  3.2    Form of Restated Certificate of Incorporation
  3.3    By-laws as currently in effect
  3.4    Form of Amended and Restated By-laws
  4.1    Form of Specimen Stock Certificate of NNS Common Stock
  4.2    Form of Rights Agreement by and between First Chicago Trust Company of
         New York and the Company
 10.1    Form of Debt and Cash Allocation Agreement by and among Tenneco Inc.,
         New Tenneco Inc. and the Company
 10.2    Form of Benefits Agreement by and among Tenneco Inc., New Tenneco Inc.
         and the Company
 10.3    Form of Insurance Agreement by and among Tenneco Inc., New Tenneco
         Inc. and the Company
 10.4    Form of Tax Sharing Agreement by and among Tenneco Inc., the Company,
         New Tenneco Inc. and El Paso Natural Gas Company
 10.5    Form of the Company's Trademark Transition License Agreement by and
         between New Tenneco Inc. and the Company
 10.6    Form of Newport News Shipbuilding Inc. Change-in-Control Severance
         Benefit Plan for Key Executives
 10.7    Form of Newport News Shipbuilding Inc. Stock Ownership Plan
 10.8    Award/Contract N0024-95-C-2106, issued by Naval Sea Systems Command to
         Newport News Shipbuilding for Aircraft Carrier CVN-76
 10.9    Professional Services Agreement, dated August 22, 1996, by and between
         Tenneco Business Services Inc. and Newport News Shipbuilding Inc.
 12      Statement re computation of ratio of earnings to fixed charges
 21      List of Subsidiaries of Newport News Shipbuilding Inc.
 27(a)   Financial Data Schedule
 27(b)   Financial Data Schedule

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